Exhibit 4.1

INDENTURE

Dated as of June 4, 2024

Among

GATES CORPORATION, as the Issuer,

the Guarantors from time to time party hereto

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

$500,000,000 6.875% SENIOR NOTES DUE 2029

TABLE OF CONTENTS

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EXHIBITS

Exhibit A	FORM OF NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D	FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED BY SUBSEQUENT GUARANTORS

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INDENTURE, dated as of June 4, 2024, among Gates Corporation, a Delaware corporation (the “Issuer”), the Guarantors (as defined herein) listed on the signature pages hereto, and U.S. Bank Trust Company, National Association, as Trustee.

W I T N E S S E T H

WHEREAS, the Issuer has duly authorized the creation of an issue of $500,000,000 aggregate principal amount of the Issuer’s 6.875% Senior Notes due 2029 (the “Initial Notes”); and

WHEREAS, the Issuer and each of the Guarantors has duly authorized the execution and delivery of this Indenture (as defined herein).

NOW, THEREFORE, the Issuer, each of the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein).

ARTICLE 1
Definitions and Incorporation by Reference

Section 1.01.          Definitions.

“144A Global Note” means a Global Note, substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of Notes sold in reliance on Rule 144A.

“Accounting Change” has the meaning set forth in the definition of “GAAP.”

“Acquired Indebtedness” means, with respect to any specified Person,

(a)           Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred or assumed in connection with, or in contemplation of, such other Person merging, consolidating or amalgamating with or into or becoming a Restricted Subsidiary of such specified Person, and

(b)           Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Notes” means any additional Notes (other than the Initial Notes) issued from time to time under this Indenture in accordance with Section 2.01, Section 2.02 and Section 4.09 hereof.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. No person shall be an “Affiliate” of the Parent Guarantor or any Subsidiary solely because it is an unrelated portfolio operating company of an Investor. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliated Holder” means, at any time, any Holder that is a direct or indirect holding company of an Investor (including portfolio companies of the Investors notwithstanding the exclusion in the definition of “Investors” but other than the Parent Guarantor, the Issuer or any of their Subsidiaries and other than any Debt Fund Affiliate) to the extent that such Investor is an Affiliate of the Parent Guarantor at such time, or a Non-Debt Fund Affiliate of an Investor at such time.

“Agent” means any Registrar, Transfer Agent, Paying Agent or Authentication Agent.

“Applicable Asset Sale Percentage” means (1) 100.0%, if the Consolidated First Lien Debt Ratio of the Parent Guarantor and its Restricted Subsidiaries shall be greater than 1.50 to 1.00 for the Parent Guarantor’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of the applicable Asset Sale, (2) 50.0%, if the Consolidated First Lien Debt Ratio of the Parent Guarantor and its Restricted Subsidiaries shall be less than or equal to 1.50 to 1.00 and greater than 1.00 to 1.00 for the Parent Guarantor’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of the applicable Asset Sale and (3) 0.0%, if the Consolidated First Lien Debt Ratio of the Parent Guarantor and its Restricted Subsidiaries shall be less than or equal to 1.00 to 1.00 for the Parent Guarantor’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of the applicable Asset Sale and in each case calculated after giving pro forma effect to such Asset Sale and any related prepayment; provided, that, for the avoidance of doubt, if, after giving effect to such Asset Sale and related prepayment, more than one of the preceding subclauses would be applicable, the subclause with the lowest percentage shall apply.

“Applicable Indebtedness” has the meaning set forth in the definition of “Weighted Average Life to Maturity.”

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of: (1) 1.0% of the principal amount of such Note, and (2) the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Note at July 1, 2026 (such redemption price being set forth in the table in Section 3.07(c) hereof), plus (ii) all required remaining scheduled interest payments due on such Note through July 1, 2026 (excluding accrued but unpaid interest to, but excluding, the Redemption Date), computed using a discount rate equal to the Applicable Treasury Rate as of such Redemption Date plus 50 basis points, over (b) the then outstanding principal amount of such Note. The Issuer shall calculate, or cause the calculation of, the Applicable Premium, and the Trustee and Agents shall have no duty to calculate, or verify the Issuer’s calculations of, the Applicable Premium.

“Applicable Procedures” means, with respect to any transfer or exchange of or for, redemption of, or notice with respect to beneficial interests in any Global Note or the redemption or repurchase of any Global Note, the rules and procedures of DTC, the Depositary, Euroclear and/or Clearstream that apply to such transfer, exchange, redemption or repurchase.

“Applicable Treasury Rate” means, at the time of computation, the weekly average (for the most recently completed week for which such information is available as of the date that is two Business Days prior to the date of the notice of redemption) of the yield to maturity of United States Treasury securities with a constant maturity (as compiled and published in Federal Reserve Statistical Release H.15 with respect to each applicable day during such week or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the period from the date of such redemption notice to July 1, 2026; provided, however, that if the period from the date of such redemption notice to July 1, 2026 is not equal to the constant maturity of a United States Treasury security for which a yield is given, the Applicable Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the date of such redemption notice to July 1, 2026 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Approved Commercial Bank” means a commercial bank with a consolidated combined capital and surplus of at least $5,000,000,000.

“Asian JV” means Gates Unitta Asia Company (organized under the laws of Japan), Gates Unitta Asia Trading Company Pte Ltd (organized under the laws of Singapore), Gates Unitta India Company Private Limited (organized under the laws of India), Gates Unitta Korea Co., Ltd. (organized under the laws of Korea), Gates Nitta Belt Company, LLC (organized under the laws of Delaware) and Gates Unitta (Thailand) Co., Ltd. (organized under the laws of Thailand), or wholly-owned subsidiaries thereof and any successor entities of the foregoing.

“Asset Sale” means:

(a)           the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions (including by way of a Sale and Lease-Back Transaction), of property or assets of the Parent Guarantor or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(b)           the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock or Disqualified Stock of Restricted Subsidiaries issued in compliance with, or in a manner not prohibited by, Section 4.09 hereof), whether in a single transaction or a series of related transactions;

in each case, other than:

(i)             (A) any disposition of Cash Equivalents or Investment Grade Securities or obsolete, non-core, surplus, damaged, unnecessary, uneconomic, no longer commercially desirable, unsuitable or worn out equipment, inventory or other property or any disposition of inventory, goods or other assets held for sale or no longer used or useful, or economically practical to maintain in the conduct of the business of the Parent Guarantor or any of its Restricted Subsidiaries and (B) write-off or write-down of any unrecoupable loans or advances;

(ii)            (A) the disposition of all or substantially all of the assets of the Parent Guarantor or any Restricted Subsidiary in a manner permitted pursuant to or not prohibited by Section 5.01 or (B) any disposition that constitutes, or in the case of a Permitted Change of Control, is made in connection with, a Change of Control or a Permitted Change of Control pursuant to this Indenture;

(iii)           (A) any Permitted Investment and the making of any Restricted Payment that is permitted to be made, and is made, under Section 4.07 hereof or (B) any disposition the proceeds of which are used to fund a Permitted Investment or the making of a Restricted Payment that is permitted to be made, and is made, under Section 4.07 hereof;

(iv)          any disposition of property or assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with a fair market value not to exceed the greater of (A) $115.0 million and (B) 15.0% of LTM EBITDA;

(v)           any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Parent Guarantor or by the Parent Guarantor or a Restricted Subsidiary to a Restricted Subsidiary, including pursuant to any Intercompany License Agreement;

(vi)          any swap or exchange of like property for use in a Similar Business;

(vii)         (A) the lease, assignment, sublease, license, sub-license or cross-license of any real or personal property in the ordinary course of business or consistent with industry practices or (B) any dispositions and/or terminations of leases, subleases, licenses or sub-licenses (including the provision of software under an open source license), which (x) do not materially interfere with the business of the Parent Guarantor and its Subsidiaries (taken as a whole) or (y) relate to closed facilities or the discontinuation of any product or service line;

(viii)         any issuance, disposition or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary (or a Restricted Subsidiary which owns an Unrestricted Subsidiary so long as such Restricted Subsidiary owns no assets other than the Equity Interests of such Unrestricted Subsidiary);

(ix)           foreclosures, condemnation, expropriation, forced dispositions, eminent domain or any similar action with respect to assets or the granting of Liens not prohibited by this Indenture, and transfers of any property that have been subject to a casualty to the respective insurer of such property as part of an insurance settlement or upon receipt of the net proceeds of such casualty event;

(x)            dispositions of (A) accounts receivable, or participations therein, or Securitization Assets (including any discount and/or forgiveness thereof and sales to factors or similar third parties) or in connection with the collection or compromise thereof and (B) receivables, or participations therein, or Securitization Assets and related assets (or the Equity Interests in a Subsidiary, all or substantially all of the assets of which are receivables, or participations therein, or Securitization Assets and related assets) pursuant to or in connection with any Qualified Securitization Facility;

(xi)           any financing transaction with respect to property built or acquired by the Parent Guarantor or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations permitted by this Indenture;

(xii)          the sale, discount or other disposition of inventory, accounts receivable, notes receivable, equipment or other assets in the ordinary course of business or consistent with past practice or the conversion of accounts receivable to notes receivable;

(xiii)         the conveyance, sale, transfer, assignment, lease, sublease, licensing, sub-licensing or cross-licensing of intellectual property or other general intangibles in the ordinary course of business or consistent with industry practices;

(xiv)         any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business or consistent with industry practices;

(xv)          the unwinding or termination of any Hedging Obligations;

(xvi)         sales, transfers and other dispositions of Investments in joint ventures or non-Wholly Owned Subsidiaries to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(xvii)        the lapse, cancellation or abandonment of intellectual property rights, which in the reasonable good faith determination of the Parent Guarantor are not material to the conduct of the business of the Parent Guarantor and its Restricted Subsidiaries taken as a whole, or are no longer used or useful or economically practicable or commercially reasonable to maintain;

(xviii)       the granting of a Lien that is permitted under Section 4.12 hereof;

(xix)         the issuance of directors’ qualifying shares and shares issued to foreign nationals or other third parties as required by applicable law;

(xx)          Permitted Intercompany Activities and related transactions;

(xxi)         transfers of property subject to Casualty Events upon receipt of the Net Proceeds of such Casualty Event; provided that any net Cash Equivalents received by the Parent Guarantor or any of its Restricted Subsidiaries in respect of such Casualty Event shall be deemed to be Net Proceeds of an Asset Sale, and such Net Proceeds shall be applied in accordance with Section 4.10 hereof;

(xxii)         any disposition to a Captive Insurance Subsidiary;

(xxiii)        any sale of property or assets, if the acquisition of such property or assets was financed with Excluded Contributions and the proceeds of such sale are used to make a Restricted Payment pursuant to Section 4.07(b)(x)(b);

(xxiv)       the disposition of any assets (including Equity Interests) (i) acquired in a transaction after the Issue Date, which assets are not used or useful in the core or principal business of the Parent Guarantor and its Restricted Subsidiaries or (ii) made in connection with the approval of any applicable antitrust or other regulatory authority or otherwise necessary or advisable in the good faith determination of the Parent Guarantor to consummate any acquisition;

(xxv)        any disposition of non-revenue producing assets to a Person who is providing services related to such assets, the provision of which have been or are to be outsourced by the Parent Guarantor or any Restricted Subsidiary to such Person;

(xxvi)       any sale, transfer or other disposition to effect the formation of any Subsidiary that has been formed upon the consummation of a Division; provided that any disposition or other allocation of assets (including any Equity Interests of such Subsidiary) in connection therewith is otherwise not prohibited by this Indenture;

(xxvii)      dispositions of real estate assets and related assets in the ordinary course of business or consistent with past practice in connection with relocation activities for employees, directors, officers, managers, members, partners, independent contractors or consultants of the Parent Guarantor, any direct or indirect parent company or Subsidiary;

 (xxviii)    any dispositions of assets in connection with the closing or sale of an office in the ordinary course of business of the Parent Guarantor and its Subsidiaries, which consist of leasehold interests in the premises of such office, the equipment and fixtures located at such premises and the books and records relating exclusively and directly to the operations of such office;

(xxix)       the sale of motor vehicles and information technology equipment purchased at the end of an operating lease and resold thereafter;

(xxx)        dispositions in connection with any Permitted Intercompany Activities and related transactions;

(xxxi)       dispositions pursuant to any Sale and Lease-Back Transactions or lease-leaseback transactions;

(xxxii)      dispositions of assets received by the Parent Guarantor or any Restricted Subsidiary upon the foreclosure on a Lien;

(xxxiii)      nominal issuances of Equity Interests of Foreign Subsidiaries in an aggregate amount not to exceed 2.00% of all issued and outstanding Equity Interests of such Foreign Subsidiary on a fully diluted basis;

(xxxiv)     sales or dispositions of Equity Interests of any Foreign Subsidiary in order to qualify members of the governing body of such Subsidiary if required by applicable law;

(xxxv)      de minimis amounts of equipment provided to employees;

(xxxvi)     to the extent allowable under Section 1031 of the Code or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(xxxvii)     dispositions of any asset between or among the Parent Guarantor and/or Restricted Subsidiaries as a substantially concurrent interim Disposition in connection with a Disposition otherwise permitted pursuant to clauses (i) through (xxxvi) above;

(xxxviii)   any disposition of property or assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value per fiscal year not to exceed the greater of (A) $150.0 million and (B) 20.0% of LTM EBITDA; provided that 100% of the unused amount of dispositions, issuances or sales permitted pursuant to this clause (xxxviii) in any fiscal year may be carried forward to the succeeding fiscal year and utilized to make dispositions, issuances or sales pursuant to this clause (xxxviii); and

(xxxix)      any other disposition of property or assets or any issuance or sale of Equity Interests of any Restricted Subsidiary so long as, after giving pro forma effect to such transaction, the Consolidated Total Debt Ratio shall be no greater than 5.50 to 1.00 or the Consolidated Total Debt Ratio is equal to or less than immediately prior to such disposition.

In the event that a transaction (or a portion thereof) meets the criteria of a permitted Asset Sale and would also be a permitted Restricted Payment or Permitted Investment, the Issuer, in its sole discretion, will be entitled to divide and classify such transaction (or a portion thereof) as an Asset Sale and/or one or more of the types of permitted Restricted Payments or Permitted Investments.

In the event that a transaction (or a portion thereof) meets the criteria of more than one of the categories of permitted Asset Sale described in clauses (i) through (xxxix) above or the Net Proceeds of which are being applied in accordance with Section 4.10 hereof, the Issuer, in its sole discretion, may divide or classify, and may from time to time redivide and reclassify, such permitted Asset Sale (or any portion thereof) and will only be required to include the amount and type of such permitted Asset Sale in one or more of the above clauses or to apply the Net Proceeds of which in accordance with Section 4.10 hereof.

“Available RP Capacity Amount” means (a) the amount of Restricted Payments that may be made at the time of determination pursuant to clause (B) of Section 4.07(a) hereof and clauses (iv), (ix), (x) and (xi) of Section 4.07(b) hereof minus (b) the sum of the amount of the Available RP Capacity Amount utilized by the Parent Guarantor or any Restricted Subsidiary to (i) make Restricted Payments in reliance on clause (B) of Section 4.07(a) hereof and clauses (iv), (ix), (x) and (xi)(A) of Section 4.07(b) hereof, (ii) incur Indebtedness pursuant to clause (xxix) of Section 4.09(b) hereof and (iii) make Permitted Investments in reliance on clause (jj) of the definition thereof, plus (c) the aggregate principal amount of Indebtedness prepaid prior to or substantially concurrently at such time, solely to the extent such Indebtedness was incurred pursuant to clause (xxix) of Section 4.09(b) hereof (it being understood that the amount under this clause (c) shall only be available for use pursuant to clause (xxix) of Section 4.09(b) hereof).

“Bank Products” means any facilities or services related to cash management, including treasury, depository, overdraft, credit or debit card, purchase card, automatic clearinghouse transfer transactions, controlled disbursements, foreign exchange facilities, stored value cards, merchant services, electronic funds transfer and other cash management or similar arrangements.

“Bankruptcy Code” means Title 11, U.S. Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code or any similar federal, state or applicable non-U.S. law for the relief of debtors.

“Blackstone Funds” means, individually or collectively, Blackstone Inc. and its Affiliates and any investment fund, partnership, co-investment vehicle and/or other similar vehicles or accounts, in each case managed, advised or controlled by Blackstone Inc. or one or more of its Affiliates, or any successors of any of the foregoing.

“Board” with respect to a Person means the board of directors, board of managers, sole member or managing member or other governing body of such Person, or if such Person is owned or managed by a single entity or has a general partner, the board of directors, board of managers, sole member or managing member or other governing body of such entity or general partner, or in each case, any duly authorized committee thereof, and the term “director” means a member of the applicable Board.

“Borrowing Base” means, as of the date of determination, an amount equal to the sum, without duplication of (1) 85.0% of the aggregate book value of the Parent Guarantor’s and its Restricted Subsidiaries’ accounts receivable and (2) 85.0% of the net orderly liquidation value of the Parent Guarantor’s and its Restricted Subsidiaries’ inventories. Book value shall be determined in accordance with GAAP and shall be calculated using amounts reflected on the balance sheet as of the Parent Guarantor’s most recently ended fiscal quarter for which internal financial statements are available at the time (it being understood that the accounts receivable and inventories of an acquired or to be acquired business may be included if such acquisition has been completed or is to be completed substantially concurrently with the date of determination).

“Business Day” means each day which is not a Legal Holiday.

“Business Expansion” means (a) each facility which is either a new facility, branch, store or office or an expansion, relocation, remodeling or substantial modernization of an existing facility, branch, store or office owned by the Parent Guarantor or a Restricted Subsidiary and (b) each creation or expansion into new markets (in one or a series of related transactions) of a business unit to the extent such business unit commences operations or each expansion (in one or a series of related transactions) of business into a new market.

“Capital Stock” means:

(a)            in the case of a corporation, corporate stock or shares in the capital of such corporation;

(b)            in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c)            in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(d)            any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Captive Insurance Subsidiary” means (i) any Subsidiary of the Parent Guarantor operating for the purpose of (a) insuring the businesses, operations or properties owned or operated by the Parent Guarantor or any of its Subsidiaries, including their future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants, and related benefits and/or (b) conducting any activities or business incidental thereto (it being understood and agreed that activities which are relevant or appropriate to qualify as an insurance company for U.S. federal or state tax purposes or other national, regional or local tax purposes shall be considered “activities or business incidental thereto”) or (ii) any Subsidiary of any such insurance subsidiary operating for the same purpose described in clause (i) above.

“Cash Equivalents” means:

(a)            United States dollars;

(b)           (i) Canadian dollars, (ii) pounds sterling, yen, euros or any national currency of any participating member state of the EMU or (iii) cash in such other currencies held by the Parent Guarantor or any Restricted Subsidiary from time to time in the ordinary course of business or consistent with past practice or industry norm;

(c)            securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(d)            certificates of deposit, time deposits and eurodollar time deposits with maturities of 24 months or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding 24 months and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $100 million (or the foreign currency equivalent as of the date of determination);

(e)            repurchase obligations for underlying securities of the types described in clauses (c) and (d) above and clauses (g) and (h) below entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (d) above;

(f)            commercial paper and variable or fixed rate notes rated at least P-2 by Moody’s, at least A-2 by S&P or at least F-2 by Fitch (or, if at any time none of Moody’s, S&P or Fitch shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(g)            marketable short-term money market and similar funds having a rating of at least P-2, A-2 or F-2 from Moody’s, S&P or Fitch, respectively (or, if at any time none of Moody’s, S&P or Fitch shall be rating such obligations, an equivalent rating from another Rating Agency);

(h)            readily marketable direct obligations issued by, or unconditionally guaranteed by, any state, commonwealth or territory of the United States or any political subdivision, public instrumentality or taxing authority thereof with maturities of 24 months or less from the date of acquisition;

(i)             readily marketable direct obligations issued by, or unconditionally guaranteed by, any foreign government or any political subdivision, public instrumentality or taxing authority thereof, in each case (other than in the case of such obligations issued or guaranteed by any participating member state of the EMU) having an Investment Grade Rating from Moody’s, S&P or Fitch (or, if at any time none of Moody’s, S&P or Fitch shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(j)             Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated A (or the equivalent thereof) or better by S&P, A2 (or the equivalent thereof) or better by Moody’s or F-2 (or the equivalent thereof) or better by Fitch (or, if at any time none of Moody’s, S&P or Fitch shall be rating such obligations, an equivalent rating from another Rating Agency);

(k)            securities with maturities of 24 months or less from the date of acquisition backed by standby letters of credit issued by any financial institution or recognized securities dealer meeting the qualifications specified in clause (d) above;

(l)             Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P, “A2” or higher from Moody’s or “F-2” or higher from Fitch with maturities of 24 months or less from the date of acquisition; and

(m)           investment funds investing at least 90% of their assets in currencies, instruments or securities of the types described in clauses (a) through (l) above.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (a) through (h) and clauses (j), (k), (l) and (m) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (m) and in this paragraph.

In addition, in the case of Investments by any Captive Insurance Subsidiary, Cash Equivalents shall also include (a) such Investments with average maturities of 12 months or less from the date of acquisition in issuers rated BBB- (or the equivalent thereof) or better by S&P or Baa3 (or the equivalent thereof) or better by Moody’s, in each case at the time of such Investment and (b) any Investment with a maturity of more than 12 months that would otherwise constitute Cash Equivalents of the kind described in any of clauses (a) through (m) of this definition or clause (a) above, if the maturity of such Investment was 12 months or less; provided that the effective maturity of such Investment does not exceed 15 years.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (a) and (b) above, provided that such amounts are converted into any currency listed in clauses (a) and (b) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents for all purposes under this Indenture regardless of the treatment of such items under GAAP.

“Casualty Event” means any event that gives rise to the receipt by the Parent Guarantor or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change of Control” means the occurrence of any of the following after the Issue Date:

(a)            the sale, lease, transfer, conveyance or other disposition in one or a series of related transactions (other than by merger, consolidation or amalgamation), of all or substantially all of the assets of the Parent Guarantor and its Subsidiaries, taken as a whole, to any Person other than any Permitted Holder, the Issuer or any Guarantor; provided that such sale, lease, transfer, conveyance or other disposition shall not constitute a Change of Control unless any Person (other than any Permitted Holder or a Holding Company) or Persons (other than any Permitted Holders or a Holding Company) that are together a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act as in effect on the Issue Date), including any such group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act as in effect on the Issue Date), becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act as in effect on the Issue Date), directly or indirectly, of more than 50.0%, on a fully diluted basis, of the total voting power of the Voting Stock of the transferee Person in such sale, lease, transfer, conveyance or other disposition of assets, as the case may be; or

(b)           the Parent Guarantor becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by (A) any Person (other than any Permitted Holder) or (B) Persons (other than any Permitted Holders) that are together a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act as in effect on the Issue Date), including any such group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act as in effect on the Issue Date), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act as in effect on the Issue Date) of more than 50.0%, on a fully diluted basis, of the total voting power of the Voting Stock of the Parent Guarantor directly or indirectly through any of its direct or indirect parent holding companies, unless the Permitted Holders otherwise have the right (pursuant to contract, proxy or otherwise), directly or indirectly, to designate, nominate or appoint at least 50% of directors (or similar position) on the Board of the Parent Guarantor or any parent entity, in each case, other than in connection with any transaction or series of transactions in which the Parent Guarantor shall become a Subsidiary of a Holding Company.

Notwithstanding the preceding or any provision of Rule 13d-3 or 13d-5 of the Exchange Act, (i) a Person or group shall not be deemed to beneficially own Voting Stock (x) to be acquired by such Person or group pursuant to an equity or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement or (y) solely as a result of veto or approval rights in any joint venture agreement, shareholder agreement, investor rights agreement or other similar agreement, (ii) if any group (other than a Permitted Holder) includes one or more Permitted Holders, the issued and outstanding Voting Stock of the Parent Guarantor owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of determining whether a Change of Control has occurred, (iii) a Person or group (other than Permitted Holders) will not be deemed to beneficially own the Voting Stock of another Person as a result of its ownership of Voting Stock or other securities of such other Person’s direct or indirect parent holding companies (or related contractual rights) unless it owns more than 50.0% of the total voting power of the Voting Stock of such Person’s direct or indirect parent holding companies and (iv) the right to acquire Voting Stock (so long as such Person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock will not cause a party to be a beneficial owner.

“Change of Control Triggering Event” means a Change of Control unless the Consolidated Total Debt Ratio is not greater than 5.0 to 1.00 after giving pro forma effect to such Change of Control; provided that, notwithstanding anything herein to the contrary, when calculating the Consolidated Total Debt Ratio for purposes of this definition, the Issuer shall be entitled at its option to make such calculations as it would if making calculations of baskets or ratios in connection with a Limited Condition Transaction.

“Clearstream” means Clearstream Banking, a société anonyme as currently in effect or any successor securities clearing agency.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“COLI Loan” means those certain loans borrowed from time to time by Gates Corporation against group life insurance policies from Mass Mutual (or any successor thereto) and the associated group life insurance policies.

“consolidated, ” unless otherwise specifically indicated, when used with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense and capitalized fees, including, without limitation, the amortization of capitalized fees or costs related to any Qualified Securitization Facility of such Person and the amortization of media development costs, intangible assets, content databases, internal labor costs, deferred financing fees or costs, debt issuance costs, commissions, fees and expenses and Capitalized Software Expenditures of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated First Lien Debt Ratio” means, as of any date of determination, the ratio of (1) (a) Consolidated First Lien Net Debt minus Cash Equivalents that would be stated on the balance sheet of the Parent Guarantor and its Restricted Subsidiaries as of such date of determination, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio and as determined in good faith by the Issuer plus (b) in connection with the incurrence of any Indebtedness pursuant to Section 4.09(a) or Section 4.09(b) hereof or the creation or incurrence of any Lien pursuant to the definition of “Permitted Liens,” the Reserved Indebtedness Amount relating to Consolidated First Lien Net Debt as of such date of determination, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio and as determined in good faith by the Issuer to (2) LTM EBITDA.

“Consolidated First Lien Net Debt” means Consolidated Total Indebtedness of the Parent Guarantor and its Restricted Subsidiaries (other than any subordinated Indebtedness) minus the sum of (i) the portion of Indebtedness of the Parent Guarantor and its Restricted Subsidiaries included in Consolidated Total Indebtedness that is not secured, in whole or in part, by any Lien and (ii) the portion of Indebtedness of the Parent Guarantor and its Restricted Subsidiaries included in Consolidated Total Indebtedness that is expressly subordinated in right of payment to, or that is secured on a junior lien basis to the Liens securing, the Obligations under the Senior Secured Credit Facilities.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(a)            consolidated cash interest expense of such Person and its Restricted Subsidiaries for such period with respect to all outstanding Indebtedness to the extent included in the calculation of Consolidated Total Indebtedness, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (iii) [reserved], (iv) the interest component of Financing Lease Obligations, and (v) net payments, if any made (less net payments, if any, received), pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (o) annual agency or similar fees paid to the administrative agents, collateral agents and other agents under any Credit Facilities, (p) any additional interest with respect to failure to comply with any registration rights agreement owing with respect to any securities, (q) costs associated with obtaining Hedging Obligations, (r) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase or acquisition accounting in connection with any acquisition or other transaction, (s) penalties and interest relating to taxes, (t) any “additional interest” or “liquidated damages” with respect to other securities for failure to timely comply with registration rights obligations, (u) amortization or expensing of deferred financing fees, amendment and consent fees, debt issuance costs, commissions, fees, expenses and discounted liabilities and any other amounts of non-cash interest, (v) any expensing of bridge, commitment and other financing fees and any other fees related to any acquisition or other transaction, (w) Securitization Fees, commissions, discounts, yield, make-whole premium and other fees and charges (including any interest expense) incurred in connection with any Qualified Securitization Facility, (x) any accretion of accrued interest on discounted liabilities and any prepayment, make-whole or breakage premium, penalty or cost, (y) interest expense attributable to a parent entity resulting from push-down accounting, (z) any lease, rental or other expense in connection with a Non-Financing Lease Obligation and (aa) the interest component associated with COLI Loans); plus

(b)           consolidated cash interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(c)           interest income of such Person and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Financing Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Financing Lease Obligation in accordance with GAAP (or, if not implicit, as otherwise determined in accordance with GAAP).

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided that, without duplication:

(a)            any extraordinary, exceptional, one-time, infrequent, non-operating, unusual or non-recurring gains, losses or expenses (including all fees and expenses relating thereto) (including any extraordinary, exceptional, one-time, infrequent, non-operating, unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives and any accruals or reserves in respect of any extraordinary, exceptional, infrequent, unusual or non-recurring items, charges or expenses (including relating to any multi-year strategic initiatives)), costs associated with preparations for, and implementation of, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and other Public Company Costs, Permitted Change of Control Costs, restructuring and duplicative running costs, restructuring charges or reserves (including any restructuring charge related to any Permitted Tax Restructuring), earn-out payments or other consideration paid or payable in connection with an acquisition to the extent recorded as cash compensation expense, relocation costs, start-up or initial costs for any project or new production line, division or new line of business, integration and facilities opening costs, facility consolidation and closing costs, severance costs and expenses, one-time charges (including compensation charges), payments made pursuant to the terms of change in control agreements that the Parent Guarantor or a Subsidiary or a parent entity of the Parent Guarantor had entered into with any future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants of the Parent Guarantor, a Subsidiary or a parent entity of the Parent Guarantor, pre-opening, opening, consolidation, discontinuation, re-configuration, integration, ramp-up costs, moving and closing costs and expenses for locations, facilities and stores, losses, costs or cost inefficiencies related to facility or property disruptions or shutdowns, signing, retention and completion bonuses, recruiting costs, costs incurred in connection with any strategic initiatives, transition costs, litigation and arbitration fees (whether or not recurring), charges, fees and expenses (including settlements), expenses in connection with one-time rate changes, costs incurred in connection with acquisitions, investments and dispositions, travel and out-of-pocket costs, professional fees for legal, accounting and other services, human resources costs (including relocation bonuses), litigation and arbitration costs (whether or not recurring), charges, fees and expenses (including related judgments and settlements), management transition costs, advertising costs, losses associated with temporary decreases in business volume and expenses related to maintaining underutilized personnel, non-recurring product and intellectual property development, other business optimization expenses or reserves (including costs and expenses relating to business optimization programs and new systems design and costs or reserves associated with improvements to IT and accounting functions, retention charges (including charges or expenses in respect of incentive plans), system establishment costs and implementation costs) and costs, charges or expenses attributable to the implementation of cost-savings initiatives or operating expense reductions, product margin synergies and other synergies and similar initiatives and other expenses relating to the realization of synergies, and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded;

(b)           at the election of the Issuer with respect to any quarterly period, the cumulative after-tax effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies (including, but not limited to, the impact of Accounting Standards Update 2016-12 Revenue from Contracts with Customers (Topic 606) or similar revenue recognition policies promulgated or that become effective) during any such period shall be excluded;

(c)           any net after-tax effect of gains or losses on (i) disposal, abandonment or discontinuance of disposed, abandoned or discontinued operations, as applicable, and any accretion or accrual of discontinued liabilities on the disposal of such disposed, abandoned and discontinued operation and (ii) facilities or distribution centers that have been closed during such period, shall be excluded;

(d)           any net after-tax effect of gains or losses (less all fees, expenses and charges relating thereto) attributable to (i) asset dispositions (including dispositions of books of business, client lists, or related goodwill in connection with the departure of related employees or producers or bulk subscriber contract sales) or abandonments or the sale or other disposition of any Capital Stock of any Person or (ii) returned surplus assets of any pension plan, in each case other than in the ordinary course of business shall be excluded;

(e)           the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting shall be excluded; provided that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments (other than Excluded Contributions pursuant to clause (b) of the definition of “Excluded Contributions”) that are actually paid in Cash Equivalents (or to the extent converted, or having the ability to be converted, into Cash Equivalents), or that could, in the reasonable determination of the Parent Guarantor, have been distributed, to such Person or a Restricted Subsidiary thereof in respect of such period;

(f)            solely for the purpose of determining the amount available for Restricted Payments under Section 4.07(a)(B)(1) hereof, the Net Income for such period of any Restricted Subsidiary (other than the Issuer or any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders (other than restrictions in the Notes or this Indenture), unless such restriction with respect to the payment of dividends or similar distributions has been legally waived or released (or such Person reasonably believes such restriction could be waived or released and is using commercially reasonable efforts to pursue such waiver or release) or such restriction is not prohibited pursuant to Section 4.08; provided that Consolidated Net Income of such Person will be increased by the amount of dividends or other distributions or other payments actually paid in Cash Equivalents (or to the extent converted, or having the ability to be converted, into Cash Equivalents) to such Person or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(g)           effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) in such Person’s consolidated financial statements pursuant to GAAP (including in the inventory (including any impact of changes to inventory valuation policy methods, including changes in capitalization of variances), property and equipment, software, loans and leases, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) resulting from the application of recapitalization accounting or purchase or acquisition accounting, as the case may be, in relation to any Permitted Change of Control, consummated acquisition, joint venture investment or other transaction or the amortization or write-off or write-down of any amounts thereof, net of taxes, shall be excluded;

(h)           any after-tax effect of income (loss) from the extinguishment or conversion of (i) Indebtedness, (ii) Hedging Obligations or (iii) other derivative instruments shall be excluded;

(i)            any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to goodwill, intangible assets, long-lived assets, investments in debt and equity securities and investments recorded using the equity method or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(j)            any equity-based or non-cash compensation or similar charge or expense or reduction of revenue including any such charge, expense or amount arising from grants of stock appreciation or similar rights, stock options, restricted stock, profits interests or other rights or equity- or equity-based incentive programs (“equity incentives”), any other management or employee benefit plan or agreement, pension plan or other long-term or post-employment plan, any one-time cash charges associated with the equity incentives or other long-term incentive compensation plans (including under deferred compensation arrangements of the Parent Guarantor or any of its direct or indirect parent entities or subsidiaries), roll-over, acceleration, or payout of Equity Interests by future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants or business partners of the Parent Guarantor or any of its direct or indirect parent entities or subsidiaries, and any cash awards granted to future, present or former employees, directors, officers, managers, members, partners, independent contractors, consultants or business partners of the Parent Guarantor and its Subsidiaries or any of its direct or indirect parent entities in replacement for forfeited equity awards, shall be excluded;

(k)           any fees, costs, expenses, premiums or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, recapitalization, Investment, Asset Sale, disposition, option buyout, incurrence or repayment of Indebtedness (including such fees, expenses, premiums or charges related to (A) the offering and issuance of the Notes and other securities and the syndication and incurrence of any Credit Facilities and (B) the rating of the Notes, other securities or any Credit Facilities by Moody’s, S&P, Fitch or any other Rating Agency), issuance of Equity Interests of the Parent Guarantor or its direct or indirect parent entities, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of the Notes and other securities and any Credit Facilities) or other transaction and including, in each case, any such transaction consummated on or prior to the Issue Date and any such transaction undertaken but not completed, any Public Company Costs and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful or consummated (including, for the avoidance of doubt the effects of expensing all transaction related expenses in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic No. 805, Business Combinations), shall be excluded;

(l)            accruals and reserves that are established or adjusted in connection with the closing of any acquisition or other Investment or transaction that are so required to be established or adjusted as a result of such acquisition or transaction in accordance with GAAP or changes as a result of modifications of accounting policies shall be excluded;

(m)          any expenses, charges or losses to the extent covered by insurance or indemnity and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact reimbursed within 365 days of the date of the insurable or indemnifiable event (net of any amount so added back in any prior period to the extent not so reimbursed within the applicable 365-day period), shall be excluded;

(n)           any noncash compensation expense resulting from the application of Accounting Standards Codification Topic No. 718, Compensation — Stock Compensation or any other applicable accounting principle relating to the expensing of equity-related compensation, shall be excluded;

(o)           any net pension or post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of Statement of Financial Accounting Standards No. 87, 106 and 112; and any other items of a similar nature, shall be excluded;

(p)           income or expense related to changes in the fair value of contingent liabilities recorded in connection with any acquisition or other Investment shall be excluded;

(q)           all discounts, commissions, fees and other charges (including interest expense) associated with any Qualified Securitization Facility shall be excluded;

(r)            the effects of adjustments to accruals and reserves during a period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks (including government program rebates) shall be excluded;

(s)           any accruals or obligations accrued related to workers’ compensation programs to the extent that expenses deducted in the calculation of net income exceed the net amounts paid in cash related to workers’ compensation programs in that period shall be excluded;

(t)           the amount of any cash tax benefits related to the tax amortization of intangible assets in such period shall be included;

(u)           the following items shall be excluded:

(i)           any realized or unrealized net gain or loss (after any offset) resulting in such period from Hedging Obligations and the application of Accounting Standards Codification Topic No. 815, Derivatives and Hedging or any other comparable applicable accounting standard;

(ii)          any realized or unrealized net gain or loss (after any offset) resulting in such period from currency translation or transaction gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency exchange risk and those resulting from intercompany Indebtedness) and any other foreign currency translation or transactions gains and losses to the extent such gains or losses are non-cash items;

(iii)         any adjustments resulting for the application of Accounting Standards Codification Topic No. 460, Guarantees, or any comparable accounting standard or regulation;

(iv)         at the election of the Issuer with respect to any quarterly period, effects of adjustments to accruals and reserves during a prior period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks;

(v)          earn-out, non-compete and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price or valuation adjustments; and

(vi)         the impact of capitalized, accrued or accredited or pay-in-kind interest, and

(v)           if such Person is treated as a disregarded entity or partnership for U.S. federal, state and/or local income tax purposes for such period or any portion thereof, the amount of distributions actually made to any direct or indirect parent company of such Person in respect of such period in accordance with clause (xx) of Section 4.07(b) hereof shall be included in calculating Consolidated Net Income as though such amounts had been paid as taxes directly by such Person for such period.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received or due from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Indenture.

Notwithstanding the foregoing, for the purpose of Section 4.07 hereof only (other than Section 4.07(a)(B)(4) hereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Parent Guarantor and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Parent Guarantor and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Parent Guarantor or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under Section 4.07 hereof pursuant to Section 4.07(a)(B)(4) hereof.

“Consolidated Secured Debt Ratio” means, as of any date of determination, the ratio of (1) (a) Consolidated Secured Net Debt minus Cash Equivalents that would be stated on the balance sheet of the Parent Guarantor and its Restricted Subsidiaries as of such date of determination, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio and as determined in good faith by the Issuer plus (b) in connection with the incurrence of any Indebtedness pursuant to Section 4.09(a) or Section 4.09(b) hereof or the creation or incurrence of any Lien pursuant to the definition of “Permitted Liens,” the Reserved Indebtedness Amount relating to Consolidated Secured Net Debt as of such date of determination, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio and as determined in good faith by the Parent Guarantor to (2) LTM EBITDA.

“Consolidated Secured Net Debt” means Consolidated Total Indebtedness of the Parent Guarantor and its Restricted Subsidiaries (other than any subordinated Indebtedness) minus the sum of (i) the portion of Indebtedness of the Parent Guarantor and its Restricted Subsidiaries included in Consolidated Total Indebtedness that is not secured, in whole or in part, by any Liens and (ii) the portion of Indebtedness of the Parent Guarantor and its Restricted Subsidiaries included in Consolidated Total Indebtedness that is subordinated in right of payment to the Obligations (whether or not secured).

“Consolidated Total Debt Ratio” means, as of any date of determination, the ratio of (1) (a) Consolidated Total Indebtedness of the Parent Guarantor and its Restricted Subsidiaries as of such date of determination minus Cash Equivalents that would be stated on the balance sheet of the Parent Guarantor and its Restricted Subsidiaries as of such date of determination, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio and as determined in good faith by the Parent Guarantor plus (b) in connection with the incurrence of any Indebtedness pursuant to Section 4.09(a) or Section 4.09(b) hereof, the Reserved Indebtedness Amount of the Parent Guarantor and its Restricted Subsidiaries as of such date of determination, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio and as determined in good faith by the Issuer to (2) LTM EBITDA.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to the aggregate amount of all outstanding Senior Indebtedness of the Parent Guarantor and its Restricted Subsidiaries (other than any subordinated Indebtedness) on a consolidated basis consisting of Senior Indebtedness for borrowed money, Obligations in respect of Financing Lease Obligations and debt obligations evidenced by bonds, notes, debentures, promissory notes and similar instruments, as determined in accordance with GAAP (including discounts for any original issue discount in connection with such Indebtedness but excluding for the avoidance of doubt all undrawn amounts under revolving credit facilities and letters of credit, and all obligations relating to Qualified Securitization Facilities and Non-Financing Lease Obligations and excluding the effects of any discounting of Indebtedness resulting from the application of repurchase or purchase or acquisition accounting in connection with any acquisition or other transaction); provided, that Consolidated Total Indebtedness shall not include Indebtedness in respect of (A) any letter of credit, except to the extent of unreimbursed amounts under standby letters of credit, provided that any unreimbursed amounts under commercial letters of credit shall not be counted as Consolidated Total Indebtedness until five Business Days after such amount is drawn and (B) Hedging Obligations. The U.S. Dollar Equivalent principal amount of any Indebtedness denominated in a foreign currency will reflect the currency translation effects, determined in accordance with GAAP, of Hedging Obligations for currency exchange risks with respect to the applicable currency in effect on the date of determination of the U.S. Dollar Equivalent principal amount of such Indebtedness.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(a)           to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(b)           to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(c)           to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Controlled Investment Affiliate” means, as to any Person, any other Person, other than any Investor, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Parent Guarantor and/or other companies.

“Corporate Trust Office” means the office of the Trustee at which any time its corporate trust business related to this Indenture shall be administered, which office at the date hereof is CityPlace I, 185 Asylum Street, 27th Floor, Hartford, Connecticut 06103, or such other address as the Trustee may designate from time to time by notice to the Holders and the Issuer, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Issuer).

“Credit Facilities” means, with respect to the Parent Guarantor or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Secured Credit Facilities, or other financing arrangements (including, without limitation, commercial paper facilities, agreements or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof, in whole or in part, and any indentures, agreements, credit facilities or commercial paper facilities that replace, refund, supplement, extend, amend, restate or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding, supplemental, extending, amended, restating or refinancing facility, arrangement, agreement or indenture that increases the amount permitted to be borrowed or issued thereunder or alters the maturity thereof (provided that such increase in borrowings or issuances is permitted under Section 4.09 hereof) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders or other holders or investors.

“Cumulative Retained Asset Sale Proceeds” means the cumulative portion (since the Issue Date) of the net proceeds of Asset Sales or any disposition that does not constitute an “Asset Sale” not applied or not required to be applied pursuant to Section 4.10(b) hereof and the Net Proceeds of any disposition not otherwise prohibited by Section 4.10 hereof, including those Net Proceeds not required to be applied pursuant to Section 4.10(b) hereof due to the Applicable Asset Sale Percentage being less than 100%.

“Custodian” means the Trustee, as custodian with respect to the Notes, each in global form, or any successor entity thereto.

“Customary Bridge Loans” means customary bridge loans with a maturity date of no longer than one year; provided that, subject to customary conditions, such bridge loans would either be converted into or required to be exchanged for permanent financing in the form of a loan, note, security or other Indebtedness (a) the Weighted Average Life to Maturity of which is not shorter than the Weighted Average Life to Maturity of the Notes and (b) the final maturity date of which is not earlier than the maturity date of the Notes, in each case, on the date of the incurrence of such bridge loans.

“Debt Fund Affiliate” means (i) any fund or client managed by, or under common management with Blackstone Alternative Credit Advisors, Blackstone Real Estate Special Situations Advisors L.L.C. and Blackstone Tactical Opportunities Fund L.P., (ii) any fund or client managed by an adviser within the credit focused division of Blackstone Inc. or Blackstone ISG-I Advisors L.L.C., (iii) The Blackstone Strategic Opportunity Funds (including masters, feeders, on-shore, offshore and parallel funds), (iv) funds and accounts managed by Blackstone Alternative Solutions, L.L.C. or its Affiliates and (v) any other Affiliate of the Permitted Holders or the Parent Guarantor that is a bona fide debt fund or an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured or waived prior to becoming an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06(d) hereof, substantially in the form of Exhibit A hereto, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, any Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Derivative Instrument” means, with respect to a Person, any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Notes (other than a Regulated Bank or Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the Notes and/or the creditworthiness of the Issuer and/or any one or more of the Guarantors (the “Performance References”).

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Parent Guarantor or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale, redemption, conversion or repurchase of or collection or payment on such Designated Non-cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in exchange for consideration in the form of Cash Equivalents in compliance with Section 4.10 hereof.

“Designated Preferred Stock” means Preferred Stock of the Parent Guarantor or any direct or indirect parent company thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Parent Guarantor or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in Section 4.07(a)(B) hereof.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Capital Stock of such Person or any direct or indirect parent entity thereof that would not otherwise constitute Disqualified Stock, and other than solely as a result of a change of control, asset sale, casualty, condemnation or eminent domain) pursuant to a sinking fund obligation or otherwise, or is redeemable or exchangeable at the option of the holder thereof (other than solely for Capital Stock of such Person or as a result of a change of control, asset sale, casualty, condemnation or eminent domain), in whole or in part, in each case prior to the date that is 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided that if such Capital Stock is issued pursuant to any plan for the benefit of future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants of the Parent Guarantor or its Subsidiaries or by any such plan to such future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Parent Guarantor or its Subsidiaries or a direct or indirect parent entity of the Parent Guarantor in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability or otherwise in accordance with any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement; provided further that any Capital Stock held by any future, current or former employee, director, officer, member, partner, manager, consultant or independent contractor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Parent Guarantor, any of its Subsidiaries, any of its direct or indirect parent companies or any other entity in which the Parent Guarantor or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of the Parent Guarantor or any direct or indirect parent of the Parent Guarantor (or the compensation committee thereof), in each case pursuant to any equity option or equity appreciation rights plan, any management, director and/or employee equity ownership or incentive plan, equity subscription plan or subscription agreement, employment termination agreement or any other employment agreement or equity holders’ agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Parent Guarantor or its Subsidiaries or any direct or indirect parent of the Parent Guarantor or in order to satisfy applicable statutory or regulatory obligations; and provided further, however, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Domestic Subsidiary” means, with respect to any Person, any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(a)           increased (without duplication) by the following, in each case (other than with respect to clauses (vi), (viii), (xi) and (xiii) and the applicable pro forma adjustments in clause (xv)) to the extent deducted (and not added back) in determining Consolidated Net Income for such period:

(i)           (A) provision for taxes based on income, profits or capital gains, including, without limitation, federal, state, municipal, foreign, franchise and similar taxes and sales taxes (such as the Delaware franchise tax, the Pennsylvania capital tax, Texas margin tax and provincial capital taxes paid in Canada) and withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations), (B) if such Person is treated as a disregarded entity or partnership for U.S. federal, state and/or local income tax purposes for such period or any portion thereof, the amount of distributions actually made to any direct or indirect parent company of such Person in respect of such period in accordance with clause (xx) under Section 4.07(b) hereof and (C) the net tax expense associated with any adjustments made pursuant to clauses (a) through (v) of the definition of “Consolidated Net Income”; plus

(ii)          Fixed Charges of such Person for such period (including (w) non-cash rent expense, (x) net losses or any obligations on Hedging Obligations or other derivative instruments, (y) bank fees, letter of credit fees and other financing fees and (z) costs of surety bonds in connection with financing activities, plus amounts excluded from Consolidated Interest Expense as set forth in clauses (a)(o) through (z) in the definition thereof); plus

(iii)         Consolidated Depreciation and Amortization Expense of such Person for such period; plus

(iv)         the amount of any restructuring charges or reserves, equity-based or non-cash compensation charges or expenses, including any such charges or expenses arising from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, retention charges (including charges or expenses in respect of incentive plans), start-up or initial costs for any project or new production line, division or new line of business or other business optimization expenses or reserves including, without limitation, costs or reserves associated with improvements to IT and accounting functions, integration and facilities opening costs or any one-time costs incurred in connection with acquisitions and investments and costs related to the closure and/or consolidation of facilities; plus

(v)          any other non-cash charges, expenses or losses, including non-cash losses on the sale of assets, impairments and any write-offs or write-downs reducing Consolidated Net Income for such period and any non-cash expense relating to the vesting of warrants (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (A) the Issuer may elect not to add back such non-cash charge in the current period and (B) to the extent the Issuer elects to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent), and excluding amortization of a prepaid cash item that was paid in a prior period; plus

(vi)         the amount of any non-controlling interest or minority interest expense or any expense or deduction attributable to non-controlling or minority equity interests of third parties in any non-Wholly Owned Subsidiary; plus

(vii)        the amount of (x) Board fees, management, monitoring, consulting, transaction, advisory and other fees (including termination fees) and indemnities, costs and expenses paid or accrued in such period to the Permitted Holders or otherwise to any member of the Board of the Parent Guarantor, any Subsidiary of the Parent Guarantor or any direct or indirect parent of the Parent Guarantor, any Permitted Holder or any Affiliate of a Permitted Holder, (y) payments made to option holders of the Parent Guarantor or any of its direct or indirect parent companies in connection with, or as a result of, any distribution being made to shareholders of such Person or its direct or indirect parent companies, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution, including any cash consideration for any repurchase of equity, in each case to the extent permitted in this Indenture and (z) any fees and other compensation paid to the members of the Board of the Parent Guarantor or any of its parent entities; plus

(viii)      the amount of pro forma adjustments, including pro forma “run rate” cost savings (including sourcing), operating expense reductions, operating improvements (including the entry into new or revised contracts and arrangements) and cost synergies, product margin and other synergies (collectively, “Run Rate Benefits”) related to mergers, amalgamations and other business combinations, acquisitions, investments, dispositions, divestitures, restructurings, operating improvements and expense reductions, cost savings initiatives, new or revised contracts, discontinued operations, operational changes, Business Expansions, any Permitted Tax Restructuring and other similar transactions or initiatives (including the modification and renegotiation of contracts and other arrangements and the entry into new contracts and arrangements) and including EBITDA pursuant to contracted pricing (at the highest contracted rate) (any such operating improvement, restructuring, cost savings initiative, contract or other transaction, action or initiative, a “Run Rate Initiative”) that are reasonably identifiable and projected by the Issuer in good faith to result from or relating to actions that have been taken or initiated, or have been committed to be taken or initiated, with respect to which substantial steps have been taken or initiated (in each case, including from any steps or actions taken or initiated in whole or in part prior to the Issue Date or the applicable consummation date of such Run Rate Initiative) or are expected to be taken or initiated (in the good faith determination of the Issuer) within 36 months after any such Run Rate Initiative is consummated or entered into, net of the amount of actual benefits realized during such period from such actions, in each case, calculated on a pro forma basis as though such cost savings, operating improvements and expense reductions, product margin and other synergies and EBITDA improvements based on contracted pricing (at the highest contracted rate) and similar arrangements had been realized on the first day of such period for which EBITDA is being determined and as if such cost savings, operating improvements and expense reductions, product margin and other synergies and EBITDA were realized on the first day of the applicable period for the entirety of such period; provided that no cost savings, operating improvements and expense reductions, product margin and other synergies and EBITDA shall be added pursuant to this clause (viii) to the extent duplicative of any expenses or charges otherwise added to EBITDA, whether through a pro forma adjustment or otherwise, for such period; plus

(ix)          (A) the amount of any fee, loss, charge, expense, cost, accrual or reserve of any kind incurred or accrued in connection with sales of receivables and related assets in connection with any Qualified Securitization Facility and (B) Securitization Fees and the amount of loss on sale of receivables and related assets to the Securitization Subsidiary in connection with a Securitization Facility; plus

(x)           any costs or expense incurred by the Parent Guarantor or a Restricted Subsidiary or a direct or indirect parent entity of the Parent Guarantor to the extent paid by the Parent Guarantor or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any severance agreement or any stock subscription or shareholder agreement; plus

(xi)          cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of EBITDA pursuant to clause (b) below for any previous period and not added back; plus

(xii)         any net losses, charges, expenses, costs or other payments (including all fees, expenses or charges related thereto) (i) from disposed, abandoned or discontinued operations, (ii) in respect of facilities no longer used or useful in the conduct of the business of the Parent Guarantor or its Restricted Subsidiaries, abandoned, closed, disposed or discontinued operations and any losses on disposal of abandoned, closed or discontinued operations and (iii) attributable to business dispositions or asset dispositions (other than in the ordinary course of business) as determined in good faith by the Parent Guarantor; plus

(xiii)        at the option of the Issuer with respect to any quarterly period, an amount equal to the net change in deferred revenue at the end of such period from the deferred revenue at the end of the previous period; plus

(xiv)       (A) compensation expense attributable to positive investment income with respect to funded deferred compensation account balances and (B) any non-cash long-term incentive payments relating to compensation arrangements or non-cash accruals related to long-term incentive plans; plus

(xv)        adjustments, exclusions and add-backs (but not including, for the avoidance of doubt, any deductions) (x) used in connection with or reflected in the calculation of “Adjusted EBITDA” as set forth in footnote (1) of “Summary — Summary Historical Consolidated Financial Information” contained in the Offering Memorandum to the extent such adjustments continue to be applicable during the period in which EBITDA is being calculated and other adjustments, exclusions and add-backs of a similar nature to the foregoing, in each case applied in good faith by the Issuer and (y) identified or set forth in any quality of earnings report or analysis prepared by independent registered public accountants of recognized national or international standing or any other accounting or valuation firm in connection with any acquisition, merger, consolidation, Investment or other transaction not prohibited by this Indenture; plus

(xvi)       the amount of any gains or losses arising from embedded derivatives in the customer contracts of the Parent Guarantor or a Restricted Subsidiary and any gain or loss attributable to mark-to-market adjustments in the valuation of pension liabilities, including actuarial gain or loss on pension and post-retirement plans, curtailments and settlements; plus

(xvii)      charges, expenses or losses incurred in connection with any Permitted Tax Restructuring; plus

(xviii)     charges relating to the sale of products in new locations, including start-up costs, initial testing and registration costs in new markets, the cost of feasibility studies, travel costs for employees engaged in activities relating to any or all of the foregoing and the allocation of general and administrative support in connection with any or all of the foregoing; plus

(xix)        costs related to the implementation of operational and reporting systems and technology initiatives and Public Company Costs; plus

(xx)         charges associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and charges relating to compliance with the provisions of the Securities Act and the Exchange Act, as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, employees’, consultants’, directors’ or managers’ compensation, fees and expense reimbursement, charges relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees and listing fees;

(b)           decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(i)           non-cash gains (including non-cash gains on the sale of assets) increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase EBITDA in such prior period; plus

(ii)          any net income from disposed, abandoned, closed or discontinued operations or attributable to business dispositions or asset dispositions (other than in the ordinary course of business) as determined in good faith by the Issuer; plus

(iii)         the reduction in compensation expense attributable to investment loss with respect to funded deferred compensation account balances; plus

(iv)         claims paid by the Parent Guarantor or any Captive Insurance Subsidiary and administrative expenses paid to any Captive Insurance Subsidiary; and

(c)            increased or decreased (without duplication) by, as applicable, any non-cash adjustments resulting from the application of FASB Interpretation No. 45 Guarantees, or any comparable applicable accounting standard.

“EMU” means the economic and monetary union as contemplated in the Treaty on European Union.

“Equityholding Vehicle” means any direct or indirect parent entity of the Parent Guarantor and any equityholder thereof through which future, present or former employees, directors, officers, managers, members or partners of the Parent Guarantor or any of its Subsidiaries or direct or indirect parent entities hold Capital Stock of the Parent Guarantor or such parent entity.

“equity incentives” has the meaning set forth in the definition of “Consolidated Net Income.”

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale or issuance of Capital Stock or Preferred Stock (excluding Disqualified Stock) of the Parent Guarantor or any of its direct or indirect parent companies, other than:

(a)           public offerings with respect to the Parent Guarantor’s or any direct or indirect parent company’s common equity registered on Form S-8;

(b)           issuances to any Subsidiary of the Parent Guarantor; and

(c)           any such public or private sale or issuance that constitutes an Excluded Contribution.

“euro” means the single currency of participating member states of the EMU.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system, or any successor securities clearing agency.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder (and with respect to the definitions of “Change of Control” and “Permitted Holders” only, as in effect on the Issue Date).

“Excluded Contribution” means Net Cash Proceeds, marketable securities or Qualified Proceeds received by the Parent Guarantor after the Original Issue Date from:

(a)            contributions to its common equity capital;

(b)           dividends, distributions, fees and other payments from any Unrestricted Subsidiaries or joint ventures or Investments in entities that are not Restricted Subsidiaries; and

(c)           the sale (other than to a Subsidiary of the Parent Guarantor or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Parent Guarantor) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Parent Guarantor or any direct or indirect parent entity to the extent contributed as common equity capital to the Parent Guarantor, in each case designated as Excluded Contributions pursuant to an Officer’s Certificate, which are (or were) excluded from the calculation set forth in Section 4.07(a)(B) hereof.

“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Parent Guarantor in good faith.

“Financing Lease Obligation” means an obligation that is required to be accounted for as a financing or capital lease (and, for the avoidance of doubt, not a straight-line or operating lease) on both the balance sheet and income statement for financial reporting purposes in accordance with GAAP. At the time any determination thereof is to be made, the amount of the liability in respect of a financing or capital lease would be the amount required to be reflected as a liability on such balance sheet (excluding the footnotes thereto) in accordance with GAAP; provided that any obligations of the Parent Guarantor or its Restricted Subsidiaries either existing on the Issue Date or created prior to any re-characterization described below (i) that were not included on the consolidated balance sheet of the Parent Guarantor as financing or capital lease obligations and (ii) that are subsequently re-characterized as financing or capital lease obligations or indebtedness due to a change in accounting treatment or otherwise, shall for all purposes under this Indenture (including, without limitation, the calculation of Consolidated Net Income and EBITDA) not be treated as financing or capital lease obligations, Financing Lease Obligations or Indebtedness. Notwithstanding the foregoing, at any time on or following the Issue Date, the Parent Guarantor may elect that “GAAP” as used in this definition shall mean U.S. GAAP as in effect on January 1, 2015 or (if the Issuer’s financial statements are at such time prepared in accordance with IFRS) IFRS as in effect on January 1, 2018. For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not be treated as an incurrence of Indebtedness.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that such Person or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit, working capital or letter of credit facility) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or substantially concurrently with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock (in each case, including a pro forma application of the net proceeds therefrom), as if the same had occurred at the beginning of the applicable four-quarter period, subject, for the avoidance of doubt, to the paragraphs contained in Section 1.07 hereof; provided, however, that the pro forma calculation of Fixed Charges for purposes of Section 4.09(a) hereof (and for the purposes of other provisions of this Indenture that refer to Section 4.09(a) hereof) shall not give effect to any Indebtedness being incurred on such date (or on such other subsequent date which would otherwise require pro forma effect to be given to such incurrence) pursuant to Section 4.09(b) hereof (other than Secured Indebtedness incurred pursuant to Section 4.09(b)(xiv)(B) hereof).

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations (as determined in accordance with GAAP), operational changes, Business Expansions, new or revised contracts and other transactions that have been made by or involving the Parent Guarantor or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or substantially concurrently with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations, operational changes, Business Expansions, new or revised contracts and other transactions (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period; provided that at the election of the Parent Guarantor, such pro forma adjustments shall not be required to be determined to the extent the aggregate consideration paid in connection with such acquisition or other transaction was less than the greater of (i) $75.0 million and (ii) 10.0% of LTM EBITDA. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Parent Guarantor or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation, operational change, Business Expansion or other transaction that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation, operational change, Business Expansion, new or revised contract or other transaction had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation, operational change, Business Expansion, new or revised contract or other transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Parent Guarantor or its Restricted Subsidiaries (and may include, for the avoidance of doubt, cost savings, operating expense reductions and product margin and other synergies resulting from such Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation, operational change, Business Expansion, new or revised contract or other transaction which is being given pro forma effect) calculated in accordance with and permitted by clause (a)(viii) or (a)(xv) of the definition of “EBITDA.” If any Indebtedness bears a floating or formula rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Financing Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Parent Guarantor to be the rate of interest implicit in such Financing Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Parent Guarantor may designate.

“Fixed Charge Coverage Ratio Calculation Date” has the meaning set forth in the definition of “Fixed Charge Coverage Ratio.”

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication:

(a)           Consolidated Interest Expense of such Person for such period (including for purposes of clause (b) of the definition of “EBITDA” only, any non-cash interest expense);

(b)           all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(c)           all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Subsidiary” means (i) any Subsidiary of the Parent Guarantor that is not a Domestic Subsidiary and (ii) any direct or indirect Domestic Subsidiary that is a direct or indirect Subsidiary of a direct or indirect Foreign Subsidiary that is a CFC.

“FSHCO Subsidiary” means any Subsidiary substantially all of the assets of which consist of Equity Interests and/or Indebtedness of one or more Foreign Subsidiaries that are CFCs, Domestic Subsidiaries of a direct or indirect Foreign Subsidiary that is a CFC, or Subsidiaries that are FSHCO Subsidiaries, and any other assets incidental thereto.

“GAAP” means, at the election of the Parent Guarantor, (1) the accounting standards and interpretations adopted by the International Accounting Standard Board, as in effect from time to time (“IFRS”) if the Parent Guarantor’s financial statements are at such time prepared in accordance with IFRS or (2) generally accepted accounting principles in the United States of America, as in effect from time to time (“U.S. GAAP”) if the Parent Guarantor’s financial statements are at such time prepared in accordance with U.S. GAAP, it being understood that, for purposes of this Indenture, (a) all references to codified accounting standards specifically named in this Indenture shall be deemed to include any successor, replacement, amendment or updated accounting standard under IFRS or U.S. GAAP, as applicable, (b) neither IFRS nor U.S. GAAP shall include the policies, rules and regulations of the SEC, the American Institute of Certified Public Accountants, the International Accounting Standards Board or any other applicable regulatory or governing body applicable only to public companies, (c) any calculation or determination in this Indenture that requires the application of GAAP across multiple quarters need not be calculated or determined using the same accounting standard for each constituent quarter, (d) all calculations or determinations in this Indenture shall be made without giving effect to any election under FASB Accounting Standards Topic 825, Financial Instruments, or any successor thereto or comparable accounting principle, to value any Indebtedness or other liabilities at “fair value” (as defined therein) and (e) in the event that the Parent Guarantor makes an election referred to in the definition of “Financing Lease Obligations,” the accounting for operating leases and financing or capital leases under U.S. GAAP as in effect on January 1, 2015 (including, without limitation, Accounting Standards Codification 840) or IFRS as in effect on January 1, 2018 (such that the impact of IFRS 16 (Leases) shall be disregarded) shall apply for the purpose of determining compliance with the provisions of this Indenture, including the definition of Financing Lease Obligation. For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not (1) be treated as an incurrence of Indebtedness or (2) have the effect of rendering invalid any payment, Investment or other action made prior to the date of such election pursuant to Section 4.07 hereof or any incurrence of Indebtedness incurred prior to the date of such election pursuant to Section 4.09 hereof (or any other action conditioned on the Parent Guarantor and the Restricted Subsidiaries having been able to incur $1.00 of additional Indebtedness) if such payment, Investment, incurrence or other action was valid under this Indenture on the date made, incurred or taken, as the case may be.

If there occurs a change in IFRS or U.S. GAAP, as the case may be, and such change would cause a change in the method of calculation of any term or measure used in this Indenture (an “Accounting Change”), then the Parent Guarantor may elect that such term or measure shall be calculated as if such Accounting Change had not occurred.

“Global Note Legend” means the legend set forth in Section 2.06(h)(ii) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A hereto, issued in accordance with Section 2.01, Section 2.06(a) or Section 2.06(c) hereof.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by the Parent Guarantor or any Subsidiary Guarantor of the Issuer’s Obligations under this Indenture and the Notes.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under (1) any rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar agreements or transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (2) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“Holding Company” means any Person so long as the Parent Guarantor is a direct or indirect Subsidiary of such Person, and at the time the Parent Guarantor became a Subsidiary of such Person, no Person and no group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act as in effect on the Issue Date), including any such group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act as in effect on the Issue Date) (other than any Permitted Holder), shall have beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act as in effect on the Issue Date), directly or indirectly, of more than 50.0% of the total voting power of the Voting Stock of such Person.

“IFRS” has the meaning set forth in the definition of “GAAP.”

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships), the estates of such individual and such other individuals above and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation, trust or fund that is controlled by any of the foregoing individuals or any donor-advised foundation, trust or fund of which any such individual is the donor.

“Indebtedness” means, with respect to any Person, without duplication:

(a)           any indebtedness of such Person, whether or not contingent:

(i)           representing the principal in respect of borrowed money;

(ii)          representing the principal in respect of obligations evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(iii)         representing the principal component in respect of obligations to pay the deferred and unpaid balance of the purchase price of any property (including Financing Lease Obligations) which purchase price is due more than one year from the date of incurrence of the obligation in respect thereof, except (A) obligations in respect of a commercial or trade letter of credit, current trade or other ordinary course payables or liabilities or trade accounts and accrued expenses (but not any refinancings, extensions, renewals, or replacements thereof) incurred in the ordinary course of business and maturing within 365 days after the incurrence thereof, (B) any earn-out obligations or purchase price adjustments except to the extent such earn-out (x) is not paid within 60 days after such obligation becomes due and payable (and such earn-out is not being contested by the Issuer in good faith) and (y) such obligation is treated as a liability on the balance sheet (excluding the footnotes thereto), (C) accruals for payroll and other liabilities accrued in the ordinary course of business, (D) liabilities associated with customer prepayments and deposits and (E) obligations resulting from take-or-pay contracts entered into in the ordinary course of business or consistent with past practices or industry norm; or

(iv)         representing the net obligations under any Hedging Obligations,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided that Indebtedness of any direct or indirect parent of the Parent Guarantor appearing upon the balance sheet of the Parent Guarantor solely by reason of push-down accounting under GAAP shall be excluded;

(b)           to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the obligations of the type referred to in clause (a) of a third Person (whether or not such items would appear upon the balance sheet of such first Person), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(c)           to the extent not otherwise included, the obligations of the type referred to in clause (a) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person; provided that the amount of any such Indebtedness will be the lesser of (i) the fair market value of such asset at such date of determination and (ii) the amount of such Indebtedness of such third Person;

provided that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business or consistent with industry practice, (b) Non-Financing Lease Obligations, Qualified Securitization Facilities, straight-line leases, operating leases, Sale and Lease-Back Transactions or lease lease-back transactions, (c) obligations under any license, permit or other approval (or guarantees given in respect of such obligations) incurred prior to the Issue Date or in the ordinary course of business or consistent with past practice, (d) in connection with the purchase by the Parent Guarantor or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner, (e) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller, (f) any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, (g) accrued expenses and royalties, (h) Capital Stock and Disqualified Stock, (i) any obligations in respect of workers’ compensation claims, unemployment insurance, retirement, post-employment or termination obligations (including pensions and retiree medical care), pension fund obligations or contributions or similar claims, or social security or wage taxes or contributions, (j) deferred or prepaid revenues, (k) any asset retirement obligations, (l) any liability for taxes, (m) COLI Loans or (n) all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business; provided further that Indebtedness shall be calculated without giving effect to the effects of Financial Accounting Standards Board Accounting Standards Codification Topic No. 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Indenture” means this Indenture, as amended, supplemented or otherwise modified from time to time.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally or internationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” has the meaning set forth in the recitals hereto.

“Initial Purchasers” means the initial purchasers of the Notes on the Issue Date.

“Intercompany License Agreement” means any cost sharing agreement, commission or royalty agreement, license or sub-license agreement, distribution agreement, services agreement, intellectual property rights transfer agreement, any related agreements or other similar agreements, in each case where all parties to such agreement are one or more of the Parent Guarantor or a Restricted Subsidiary.

“Interest Payment Date” means January 1 and July 1 of each year to stated maturity.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or if the applicable securities are not then rated by Moody’s or S&P, an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(a)            securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(b)           debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Parent Guarantor and its Subsidiaries;

(c)            investments in any fund that invests at least 90% of its assets in investments of the type described in clauses (a) and (b) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(d)            corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution (excluding accounts receivable, trade credit, advances or extensions of credit to customers and vendors, commission, travel and similar advances to officers, directors, employees and consultants made in the ordinary course of business) to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of the Parent Guarantor and its Restricted Subsidiaries, (i) intercompany advances arising from their cash management, tax, and accounting operations, in each case, in the ordinary course of business or consistent with past practice and (ii) intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business or consistent with past practice) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of the definition of “Unrestricted Subsidiary” and Section 4.07 hereof:

(a)            “Investments” shall include the portion (proportionate to the Parent Guarantor’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Parent Guarantor at the time that such Subsidiary is designated an Unrestricted Subsidiary;

(b)            any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer; and

(c)            if the Parent Guarantor or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any investment by the Parent Guarantor or any Restricted Subsidiary in such Person remaining after giving effect thereto shall not be deemed to be an Investment at such time.

For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment but less all returns, distributions and similar amounts received on such Investment (which amounts received shall, for the avoidance of doubt, include the face amount of any Indebtedness of any Person making such Investment which is assumed by an applicable counterparty, in each case, in respect of such Investment).

“Investors” means (a) any of the Blackstone Funds and any of their Affiliates but not including, however, any of its or such Affiliate’s holding portfolio companies, and (b) concurrently with and following the consummation of any Permitted Change of Control, any Permitted Acquiror.

“Issue Date” means June 4, 2024.

“Issuer’s Order” means a written request or order signed on behalf of the Issuer by an Officer of the Issuer who must be the principal executive officer, the principal financial officer, the treasurer, the secretary, the principal accounting officer or an executive vice president of the Issuer and delivered to the Trustee.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York or at the place of payment in respect of the Notes. If a payment date is on a Legal Holiday, payment will be made on the next succeeding day that is not a Legal Holiday and no interest shall accrue on such payment for the intervening period.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall Non-Financing Lease Obligations be deemed to constitute a Lien.

“Limited Condition Transaction” means (1) any Investment or acquisition (whether by merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise and which may include, for the avoidance of doubt, a transaction that may constitute a Change of Control) or other transaction, (2) any incurrence, issuance, prepayment, redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock, (3) any Restricted Payment, including the designation of any Restricted Subsidiary or Unrestricted Subsidiary, (4) any Asset Sale or a disposition excluded from the definition of “Asset Sale” or any fundamental change, (5) a Permitted Change of Control and (6) any other transaction or plan undertaken or proposed to be undertaken in connection with any of the preceding clauses (1)-(5).

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.

“LTM EBITDA” means EBITDA of the Parent Guarantor measured for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of the Parent Guarantor are available, with such pro forma adjustments giving effect to such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations, operational changes, Business Expansions, new or revised contracts and other transactions, as applicable, since the start of such period and on or prior to or substantially concurrently with the date of determination as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio.”

“Management Stockholders” means the future, present and former members of management, employees, directors, officers, managers, members or partners (and their Controlled Investment Affiliates and Immediate Family Members) of the Parent Guarantor (or its direct or indirect parent entities) or any Restricted Subsidiary who are or become direct or indirect holders of Equity Interests of the Parent Guarantor or any direct or indirect parent companies of the Parent Guarantor, including any such future, present or former employees, directors, officers, managers, members or partners owning through an Equityholding Vehicle.

“Market Capitalization” means an amount equal to (a) the total number of issued and outstanding shares of common Equity Interests of the Parent Guarantor (or any direct or indirect parent entity) on the date of the declaration of a Restricted Payment permitted pursuant to Section 4.07(b)(ix) hereof, multiplied by (b) the arithmetic mean of the closing prices per share of such common Equity Interests on the principal securities exchange on which such common Equity Interests are traded for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“Master Agreement” has the meaning set forth in the definition of “Hedging Obligations.”

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Cash Proceeds” means the aggregate Cash Equivalents proceeds received in respect of any Equity Offering, sale of Equity Interests or other applicable transaction, in each case net of underwriting fees or discounts in respect in such Equity Offering, sale or other transaction, if applicable.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate Cash Equivalents proceeds received by the Parent Guarantor or any of its Restricted Subsidiaries in respect of any Asset Sale or Casualty Event, including any Cash Equivalents received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of (1) the costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting, consulting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable law, and brokerage and sales commissions and fees, any relocation expenses incurred as a result thereof, other fees and expenses, including survey costs, title, search and recordation expenses and title insurance premiums, (2) taxes, including tax distributions paid pursuant to clause (xx) of Section 4.07(b) hereof paid or payable as a result thereof or any transactions occurring or deemed to occur to effectuate a payment under this Indenture (including transfer taxes, deed or mortgage recording taxes and estimated taxes payable in connection with any repatriation of funds and after taking into account any available tax credits or deductions and any tax sharing arrangements), (3) amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness or amounts required to be applied to the repayment of Indebtedness secured by a Lien on such assets and required to be paid as a result of such transaction, (4) the pro rata portion of Net Proceeds thereof (calculated without regard to this clause (4)) attributable to minority interests and not available for distribution to or for the account of the Parent Guarantor and its Restricted Subsidiaries as a result thereof, (5) any costs associated with unwinding any related Hedging Obligations in connection with such transaction, (6) any deduction of appropriate amounts to be provided by the Parent Guarantor or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Parent Guarantor or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, (7) any portion of the purchase price from an Asset Sale placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Sale or otherwise in connection with such Asset Sale; provided, that upon the termination of that escrow (other than in connection with a payment in respect of any such adjustment or satisfaction of indemnities), Net Proceeds will be increased by any portion of funds in the escrow that are released to the Parent Guarantor or any of its Restricted Subsidiaries and (8) the amount of any liabilities (other than Indebtedness in respect of the Senior Secured Credit Facilities and the Notes) directly associated with such asset being sold and retained by the Parent Guarantor or any of its Restricted Subsidiaries; provided that (x) the proceeds realized in any single transaction or series of related transactions shall not constitute Net Proceeds unless the amount of such proceeds exceeds (and only to the extent in excess of) the greater of (i) $115.0 million and (ii) 15.0% of LTM EBITDA and (y) only the aggregate amount of net proceeds (excluding, for the avoidance of doubt, Net Proceeds described in the preceding clause (x)) in excess of the greater of (i) $230.0 million and (ii) 30.0% of LTM EBITDA in any fiscal year shall constitute “Net Proceeds” under this definition. Any non-cash consideration received in connection with any Asset Sale that is subsequently converted to cash shall become Net Proceeds only at such time as it is so converted. Net Proceeds denominated in a currency other than U.S. dollars shall be the U.S. Dollar Equivalent of such Net Proceeds.

“Net Short” means, with respect to a Holder or beneficial owner, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of the (x) the value of its Notes plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 ISDA Credit Derivatives Definitions) to have occurred with respect to the Issuer or any Guarantor immediately prior to such date of determination.

“Non-Debt Fund Affiliate” means any Affiliate of Parent Guarantor other than (x) Parent Guarantor, the Issuer or any of their Subsidiaries, (y) any Debt Fund Affiliates and (z) any natural person.

“Non-Financing Lease Obligation” means a lease obligation that is not required to be accounted for as a financing or capital lease on both the balance sheet and the income statement for financial reporting purposes in accordance with GAAP. For the avoidance of doubt, a straight-line or operating lease shall be considered a Non-Financing Lease Obligation.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Notes” means the Initial Notes and more particularly means any Note authenticated and delivered under this Indenture. Unless the context requires otherwise, all references to “Notes” for all purposes of this Indenture shall include any Additional Notes that are actually issued and authenticated. The Initial Notes issued by the Issuer and any Additional Notes subsequently issued under this Indenture will be treated as a single class for all purposes under this Indenture, including waivers, amendments, redemptions and offers to purchase, except for certain waivers and amendments as set forth herein.

“Obligations” means any principal, interest (including any interest accruing on or subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the offering memorandum, dated May 22, 2024, relating to the sale of the Initial Notes.

“Officer” means the Chairman of the Board, any member of the Board, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the President, any Executive Vice President, Senior Vice President, Vice President or Assistant Vice President, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Assistant Secretary of a Person or any other officer of such Person designated by any such individuals. Unless otherwise specified, reference to an “Officer” means an Officer of the Parent Guarantor.

“Officer’s Certificate” means a certificate signed on behalf of a Person by an Officer of such Person. Unless otherwise specified, reference to an “Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer.

“Opinion of Counsel” means a written opinion (which opinion may be subject to customary assumptions and exclusions) from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of, or outside counsel to, the Issuer or a Guarantor.

“Original Issue Date” means July 3, 2014.

“Parent Guarantor” means Gates Industrial Holdco Limited, if it is the direct or indirect parent of the Issuer, or, if not, an entity (or combination of entities) that directly or indirectly own 100% of the issued and outstanding Equity Interests in the Issuer and assumes all of the obligations of the “Parent Guarantor” under this Indenture pursuant to a supplemental indenture.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Acquiror” means any Person or group whose acquisition of beneficial ownership constitutes a Permitted Change of Control.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange, including as a deposit for future purchases, of Related Business Assets or a combination of Related Business Assets and Cash Equivalents between the Parent Guarantor or any of its Restricted Subsidiaries and another Person; provided that any Cash Equivalents received in excess of the value of any Cash Equivalents sold or exchanged must be applied in accordance with Section 4.10 hereof.

“Permitted Change of Control” means any Change of Control that does not constitute a Change of Control Triggering Event.

“Permitted Change of Control Costs” means all fees, costs and expenses incurred or payable by the Parent Guarantor (or any direct or indirect parent of the Parent Guarantor) or any of its Restricted Subsidiaries in connection with a Permitted Change of Control and the transactions contemplated thereby.

“Permitted Holders” means any of (i) each of the Investors, (ii) each of the Management Stockholders and any Affiliates thereof (including any Management Stockholders holding Equity Interests through an Equityholding Vehicle), (iii) any Person who is acting solely as an underwriter in connection with a public or private offering of Capital Stock of the Parent Guarantor or any of its direct or indirect parent companies, acting in such capacity, (iv) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act as in effect on the Issue Date) of which any of the foregoing, any Holding Company, Permitted Plan or any Person or group that becomes a Permitted Holder specified in the last sentence of this definition are members and any member of such group; provided that in the case of such group and without giving effect to the existence of such group or any other group, Persons referred to in subclauses (i) through (iv), collectively, have beneficial ownership of more than 50.0% of the total voting power of the Voting Stock of the Parent Guarantor or any of its direct or indirect parent companies held by such group, (v) any Holding Company and (vi) any Permitted Plan. Any Person or group whose acquisition of beneficial ownership constitutes (i) a Change of Control in respect of which a Change of Control Offer or Alternate Offer is made or waived in accordance with the requirements of this Indenture or (ii) a Permitted Change of Control, will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Intercompany Activities” means (A) any transactions between or among the Parent Guarantor and/or its Restricted Subsidiaries that are entered into in the ordinary course of business of the Parent Guarantor and its Restricted Subsidiaries and, in the good faith judgment of the Parent Guarantor are necessary or advisable in connection with the ownership or operation of the business of the Parent Guarantor and its Restricted Subsidiaries, including, but not limited to, (i) payroll, cash management, purchasing, insurance and hedging arrangements; (ii) management, technology and licensing arrangements; and (iii) customer loyalty and rewards programs; (B) any transactions between or among the Parent Guarantor, its Restricted Subsidiaries and any Captive Insurance Subsidiary or (C) any Permitted Tax Restructuring.

“Permitted Investments” means:

(a)            any Investment in the Parent Guarantor or any of its Restricted Subsidiaries;

(b)            any Investment in Cash Equivalents or Investment Grade Securities;

(c)            any Investment by the Parent Guarantor or any of its Restricted Subsidiaries in a Person (including, to the extent constituting an Investment, in assets of a Person that represent all or substantially all of its assets or a division, business unit or product line, including research and development and related assets in respect of any product or other assets) if as a result of such Investment:

(i)            such Person becomes a Restricted Subsidiary (including by means of a Division); or

(ii)            such Person, in one transaction or a series of related transactions, is amalgamated, merged or consolidated with or into, or transfers or conveys all or substantially all of its assets (or such division, business unit or product line or other assets) to, or is liquidated into, the Parent Guarantor or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, consolidation or transfer;

(d)            any Investment in securities or other assets, including earn-outs, not constituting Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to Section 4.10(a) hereof or any other disposition of assets not constituting an Asset Sale;

(e)            any Investment existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date or an Investment consisting of any extension, modification, replacement, reinvestment or renewal of any such Investment or binding commitment existing on the Issue Date; provided that the amount of any such Investment may be increased in such extension, modification, replacement, reinvestment or renewal only (i) as required by the terms of such Investment or binding commitment as in existence on the Issue Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (ii) as otherwise permitted under this Indenture;

(f)            any Investment acquired by the Parent Guarantor or any of its Restricted Subsidiaries:

(i)            consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business or consistent with past practice, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business or consistent with past practice;

(ii)            in exchange for any other Investment or accounts receivable, endorsements for collection or deposit held by the Parent Guarantor or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable (including any trade creditor, supplier or customer);

(iii)            in satisfaction of judgments against other Persons; or

(iv)            as a result of a foreclosure by the Parent Guarantor or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(g)            Hedging Obligations permitted under Section 4.09(b)(x) hereof;

(h)            any Investment in a Similar Business (including Unrestricted Subsidiaries and joint ventures) having an aggregate fair market value taken together with all other Investments made pursuant to this clause (h) that are at that time outstanding not to exceed the greater of (a) $300.0 million and (b) 40.0% of LTM EBITDA (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such investments; provided, however, that if any Investment pursuant to this clause (h) is made in any Person that is not a Restricted Subsidiary of the Parent Guarantor at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (a) above and shall cease to have been made pursuant to this clause (h);

(i)            Investments the payment for which consists of Equity Interests (other than Disqualified Stock) of the Parent Guarantor or any of its direct or indirect parent companies; provided that such Equity Interests will not increase the amount available for Restricted Payments under Section 4.07(a)(B) hereof;

(j)            guarantees of Indebtedness permitted under Section 4.09 hereof, performance guarantees and Contingent Obligations and the creation of Liens on the assets of the Parent Guarantor or any Restricted Subsidiary in compliance with Section 4.12 hereof;

(k)            any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 4.11(b) hereof (except transactions described in clauses (ii), (v), (x) and (xxiii) of Section 4.11(b) hereof);

(l)            Investments consisting of (i) purchases or other acquisitions of inventory, supplies, material or equipment, (ii) the leasing, subleasing, licensing, sub-licensing, cross-licensing or contribution of intellectual property or pursuant to joint marketing arrangements with other Persons or (iii) the contribution, assignment, licensing, cross-licensing, sub-licensing lease, sublease or other Investment of intellectual property or other general intangibles pursuant to (A) any Intercompany License Agreement and any other Investments made in connection therewith or (B) any joint research or development, joint venture, or strategic alliance arrangements with other Persons;

(m)            Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (m) that are at that time outstanding not to exceed the greater of (a) $300.0 million and (b) 40.0% of LTM EBITDA (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such investments; provided, however, that if any Investment pursuant to this clause (m) is made in any Person that is not a Restricted Subsidiary of the Parent Guarantor at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (a) above and shall cease to have been made pursuant to this clause (m);

(n)            Investments in or relating to a Securitization Subsidiary in connection with a Qualified Securitization Facility (including any contribution of replacement or substitute assets to such Subsidiary or any repurchase obligation in connection therewith);

(o)            loans and advances to, or guarantees of Indebtedness of, future, present or former employees, directors, officers, managers, members, partners, independent contractors, consultants or other service providers not in excess of the greater of (a) $40.0 million and (b) 5.0% of LTM EBITDA outstanding at any one time;

(p)            loans and advances to future, present or former employees, directors, officers, managers, members, partners, independent contractors, consultants or other service providers (i) for business-related travel or entertainment expenses, moving expenses and other similar expenses or payroll advances, in each case incurred in the ordinary course of business or consistent with industry practices or (ii) to fund such Person’s purchase of Equity Interests of the Parent Guarantor or any direct or indirect parent company thereof or in any management equity vehicle so investing in such Equity Interests;

(q)            (a) advances, loans or extensions of trade credit in the ordinary course of business or consistent with past practice or industry norm by the Parent Guarantor or any of its Restricted Subsidiaries, (b) Investments constituting deposits, prepayments and/or other credits to suppliers and (c) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client and customer contracts and loans or advances made to, and guarantees with respect to obligations of, distributors, suppliers, licensors and licensees in the ordinary course of business or consistent with past practice or industry norm;

(r)             any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business or consistent with past practice;

(s)            Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business or consistent with past practice;

(t)             Investments made in the ordinary course of business or consistent with past practice in connection with obtaining, maintaining or renewing client and customer contacts;

(u)            Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business or consistent with past practice;

(v)            repurchases of the Notes and loans or securities issued under any Credit Facilities;

(w)            Investments in the ordinary course of business or consistent with past practice consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(x)            Investments consisting of promissory notes issued by the Parent Guarantor or any Restricted Subsidiary to future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants of the Parent Guarantor or any of its Subsidiaries or their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Parent Guarantor or any direct or indirect parent thereof, to the extent the applicable Restricted Payment is permitted by Section 4.07 hereof;

(y)            Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or consistent with past practice or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(z)            any Investment by any Captive Insurance Subsidiary in connection with the provision of insurance to the Parent Guarantor or any of its Subsidiaries, which Investment is made in the ordinary course of business or consistent with past practice of such Captive Insurance Subsidiary, or by reason of applicable law, rule, regulation or order, or that is required or approved by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or its business, as applicable;

(aa)          Investments made in connection with Permitted Intercompany Activities and related transactions;

(bb)         Investments made after the Issue Date in joint ventures of the Parent Guarantor or any of its Restricted Subsidiaries existing on the Issue Date;

(cc)          Investments in joint ventures or non-Wholly Owned Subsidiaries of the Parent Guarantor or any of its Restricted Subsidiaries, taken together with all other Investments made pursuant to this clause (cc) that are at that time outstanding not to exceed the greater of (i) $230.0 million and (ii) 30.0% of LTM EBITDA (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such investments;

(dd)         Investments made from casualty insurance proceeds in connection with the replacement, substitution, restoration or repair of assets on account of a Casualty Event;

(ee)          earnest money deposits required in connection with any acquisition or Investment permitted under this Indenture (or similar transactions);

(ff)           Investments to the extent required by applicable rules under the Exchange Act or by any governmental authority, including any Investment made in order to avoid any early warning or notice requirements under such rules or requirements;

(gg)         contributions to a “rabbi” trust for the benefit of future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants or other service providers or other grantor trusts subject to claims of creditors in the case of bankruptcy of the Parent Guarantor or any of its Restricted Subsidiaries;

(hh)         (a) pension fund and other employee benefit plan obligations and liabilities and (b) Investments of assets relating to any non-qualified deferred payment plan or similar employee compensation plan in the ordinary course of business, consistent with past practice or consistent with industry norm;

(ii)            any other Investment, so long as, after giving pro forma effect to such Investment, the Consolidated Total Debt Ratio shall be no greater than 5.50 to 1.00;

(jj)            Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (jj) that are at that time outstanding not to exceed the Available RP Capacity Amount (determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such investments; provided, however, that if any Investment pursuant to this clause (jj) is made in any Person that is not a Restricted Subsidiary of the Parent Guarantor at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (a) above and shall cease to have been made pursuant to this clause (jj);

(kk)          Investments constituting COLI Loans;

(ll)            Investments made in connection with a Permitted Change of Control;

(mm)       to the extent constituting an Investment, Investments consisting of escrow deposits to secure indemnification obligations in connection with (i) a disposition or (ii) an acquisition of any business, assets or a Subsidiary not prohibited by this Indenture;

(nn)          guarantee obligations of the Parent Guarantor or any Restricted Subsidiary in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of the Parent Guarantor or any Restricted Subsidiary to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States;

(oo)          Investments solely to the extent such Investments reflect an increase in the value of Investments otherwise permitted under this definition of “Permitted Investments”;

(pp)          Investments in deposit accounts and securities accounts in the ordinary course of business or consistent with past practice or industry norm;

(qq)         deposits in the ordinary course of business or consistent with past practice or industry norm to secure the performance of Non-Financing Lease Obligations or utility contracts, or in connection with obligations in respect of tenders, statutory obligations, surety, stay and appeal bonds, bids, licenses, leases, government contracts, trade contracts, performance and return-of-money bonds, completion guarantees and other similar obligations (exclusive of obligations for the payment of borrowed money) incurred in the ordinary course of business or consistent with past practice or industry norm;

(rr)            acquisitions by the Parent Guarantor or any Restricted Subsidiary of obligations of one or more directors, officers, employees, member or management or consultants or independent contractors of the Parent Guarantor or any of its Restricted Subsidiaries, in connection with such Person’s acquisition of Equity Interests of any direct or indirect parent thereof, so long as no cash is actually advanced by the Parent Guarantor or any of its Subsidiaries to such Person in connection with the acquisition of any such obligations;

(ss)          loans and advances to customers in the ordinary course of business or consistent with past practice or industry norm in respect of the payment of insurance premiums;

(tt)           Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business or consistent with past practice or industry norm; and

(uu)          non-cash Investments made in connection with tax planning and reorganization activities.

For purposes of determining compliance with this definition, in the event that a proposed Investment (or a portion thereof) meets the criteria of clauses (a) through (uu) above, the Issuer will be entitled to divide or classify or later divide or reclassify (based on circumstances existing on the date of such reclassification) such Investment (or a portion thereof) between such clauses (a) through (uu) in any manner that otherwise complies with this definition.

“Permitted Liens” means, with respect to any Person:

(a)            pledges, deposits or security by such Person under workmen’s compensation laws, unemployment insurance, employers’ health tax, and other social security laws or similar legislation or other insurance-related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business or consistent with past practice;

(b)            Liens imposed by law, such as landlords’, carriers’, warehousemen’s, materialmen’s, repairmen’s, mechanics’ and other similar Liens, in each case for sums not yet overdue for a period of more than 60 days or, if more than 60 days overdue, that are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith by appropriate actions or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(c)            Liens for taxes, assessments or other governmental charges (including any Lien imposed by any pension authority or similar Liens) not yet overdue for a period of more than 60 days or not yet payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(d)            Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers acceptances issued, and completion guarantees provided for, in each case, issued pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice;

(e)            minor survey exceptions, minor encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph, telephone and cable television lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects and irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially interfere with the ordinary conduct of the business of the Parent Guarantor or any of its Restricted Subsidiaries, taken as a whole, and exceptions on title policies insuring Liens granted on any collateral;

(f)            Liens securing Obligations relating to any Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant to clauses (iv), (xii), (xiii), (xiv), (xxiii), (xxv), (xxix) or (xxxi) of Section 4.09(b) hereof; provided that (i) Liens securing Obligations relating to any Indebtedness, Disqualified Stock or Preferred Stock to be incurred pursuant to clause (iv) of Section 4.09(b) hereof extend only to the assets so purchased, leased, expanded, constructed, installed, replaced, repaired or improved (plus improvements, accessions, proceeds or dividends or distributions in respect thereof, or replacements of any thereof); provided further that individual financings of assets provided by one lender or group of lenders may be cross-collateralized to other financings of assets by such lender or group of lenders or their Affiliates; (ii) Liens securing Obligations relating to any Indebtedness permitted to be incurred pursuant to clause (xiii) of Section 4.09(b) hereof relate only to Obligations relating to Refinancing Indebtedness that (x) is secured by Liens on all or a portion of the same assets or the same categories or types of assets as the assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof, or replacements of any thereof) that secured the Indebtedness being refinanced; provided further that individual financings of assets provided by one lender or group of lenders may be cross-collateralized to other financings of assets by such lender or group of lenders or their Affiliates; or (y) extends, replaces, refunds, refinances, renews or defeases Indebtedness incurred or Disqualified Stock or Preferred Stock issued under clauses (iii) (solely to the extent such Indebtedness was secured by a Lien prior to such refinancing), (iv), (xii) or (xxix) of Section 4.09(b) hereof; (iii) Liens securing Indebtedness permitted to be incurred pursuant to clauses (xiv)(B) or (xxxi) of Section 4.09(b) hereof shall only be permitted if such Liens are limited to all or a part of the same property or assets, including Capital Stock acquired (plus improvements, accessions, proceeds or dividends or distributions in respect thereof, or replacements of any thereof), or of a Person acquired or merged or consolidated with or into the Parent Guarantor or any Restricted Subsidiary, in any transaction to which such Indebtedness relates; and (iv) Liens securing Indebtedness permitted to be incurred pursuant to clauses (xxiii) and (xxv) of Section 4.09(b) hereof shall only be permitted if such Liens extend only to the assets of Restricted Subsidiaries of the Parent Guarantor that are not the Issuer or a Subsidiary Guarantor (plus improvements, accessions, proceeds or dividends or distributions in respect thereof, or replacements of any thereof);

(g)            Liens existing on the Issue Date (excluding Liens securing the Senior Secured Credit Facilities), including Liens securing any Refinancing Indebtedness of any Indebtedness secured by such Liens;

(h)            Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further that such Liens may not extend to any other property or other assets owned by the Parent Guarantor or any of its Restricted Subsidiaries;

(i)            Liens on property or other assets at the time the Parent Guarantor or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of a merger, amalgamation or consolidation with or into the Parent Guarantor or any of its Restricted Subsidiaries; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, amalgamation, merger or consolidation; provided further that the Liens may not extend to any other property owned by the Parent Guarantor or any of its Restricted Subsidiaries;

(j)             Liens securing Obligations relating to any Indebtedness or other obligations of the Parent Guarantor or a Restricted Subsidiary owing to the Parent Guarantor or a Restricted Subsidiary permitted to be incurred in accordance with Section 4.09 hereof;

(k)            Liens securing (x) Hedging Obligations and (y) obligations in respect of Bank Products;

(l)             Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s accounts payable or similar trade obligations in respect of bankers’ acceptances or documentary letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(m)            leases, subleases, licenses or sub-licenses granted to others in the ordinary course of business or consistent with past practice which do not materially interfere with the ordinary conduct of the business of the Parent Guarantor or any of its Restricted Subsidiaries, taken as a whole;

(n)            Liens arising from Uniform Commercial Code (or equivalent statute) financing statement filings regarding operating leases or consignments entered into by the Parent Guarantor and its Restricted Subsidiaries in the ordinary course of business or consistent with industry practice or purported Liens evidenced by the filing of precautionary Uniform Commercial Code (or equivalent statute) financing statements or similar public filings;

(o)            Liens in favor of the Issuer or any Guarantor;

(p)            Liens on vehicles or equipment of the Parent Guarantor or any of its Restricted Subsidiaries granted in the ordinary course of business or consistent with past practice;

(q)            Liens on receivables, Securitization Assets and related assets incurred in connection with a Qualified Securitization Facility;

(r)            Liens to secure any modification, refinancing, refunding, restatement, exchange, extension, renewal or replacement (or successive refinancing, refunding, restatements, exchange, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (f), (g), (h) and (i) above, this clause (r) and clauses (mm) and (qq) below; provided that (i) such new Lien shall be limited to all or a part of the same assets or the same categories or types of assets as the assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof, or replacements of any thereof) that secured the original Lien, and (ii) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (f), (g), (h) and (i) above, this clause (r) and clauses (mm) and (qq) below at the time the original Lien became a Permitted Lien under this Indenture, and (B) an amount necessary to pay any fees and expenses (including original issue discount, upfront fees or similar fees) and premiums (including tender premiums) and accrued and unpaid interest, related to such modification, refinancing, refunding, extension, renewal or replacement;

(s)            deposits made or other security provided in the ordinary course of business or consistent with past practice to secure liability to insurance carriers;

(t)            Liens securing obligations in an aggregate principal amount outstanding which does not exceed the greater of (a) $230.0 million and (b) 30.0% of LTM EBITDA (in each case, determined as of the date of such incurrence);

(u)            security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business or consistent with past practice;

(v)            Liens (i) securing judgments, awards, attachments or decrees for the payment of money not constituting an Event of Default under clause (v) of Section 6.01(a) hereof or (ii) securing appeal or other surety bonds related to such judgments;

(w)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or consistent with past practice;

(x)            Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business or consistent with past practice, and (iii) in favor of banking or other financial institutions arising as a matter of law or under general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and which are within the general parameters customary in the banking industry;

(y)            Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 4.09 hereof;

(z)            Liens encumbering reasonable customary deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business or consistent with past practice and not for speculative purposes;

(aa)          Liens that are contractual rights of set-off or netting or rights of pledge (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Parent Guarantor or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Parent Guarantor and its Restricted Subsidiaries or consistent with past practice or (iii) relating to purchase orders and other agreements entered into with customers of the Parent Guarantor or any of its Restricted Subsidiaries in the ordinary course of business or consistent with past practice;

(bb)          Liens securing obligations owed by the Parent Guarantor or any Restricted Subsidiary to any lender under the Senior Secured Credit Facilities or any Affiliate of such a lender in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds;

(cc)          any encumbrance or restriction (including put and call arrangements, rights of first refusal, tag, drag and similar rights) with respect to Capital Stock of any joint venture, non-Wholly Owned Subsidiary or similar arrangement pursuant to any joint venture or similar agreement;

(dd)          Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Parent Guarantor or any Restricted Subsidiary in the ordinary course of business or consistent with past practice;

(ee)          Liens solely on any cash earnest money deposits made by the Parent Guarantor or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted by this Indenture;

(ff)           ground leases in respect of real property on which facilities owned or leased by the Parent Guarantor or any of its Subsidiaries are located;

(gg)         Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(hh)         Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(ii)            Liens on the assets and Equity Interests of non-guarantor Restricted Subsidiaries securing Indebtedness of such Subsidiaries that were permitted by the terms of this Indenture to be incurred;

(jj)            Liens on (i) cash advances or Cash Equivalents in favor of (x) the seller of any property to be acquired in an Investment permitted under this Indenture to be applied against the purchase price for such Investment or (y) the buyer of any property to be disposed of to secure obligations in respect of indemnification, termination fee or similar seller obligations and (ii) consisting of an agreement to dispose of any property in a disposition, in each case, solely to the extent such Investment or disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(kk)          any interest or title of a lessor, sublessor, franchisor, licensor or sub-licensor or secured by a lessor’s, sublessor’s, franchisor’s, licensor’s or sub-licensor’s interest under leases, subleases, licenses or sub-licenses entered into by the Parent Guarantor or any of its Restricted Subsidiaries in the ordinary course of business or consistent with past practice or with respect to intellectual property, software and other technology licenses that is not material to the conduct of the business of the Parent Guarantor or its Restricted Subsidiaries, taken as a whole;

(ll)            deposits of cash with the owner or lessor of premises leased and operated by the Parent Guarantor or any of its Subsidiaries in the ordinary course of business of the Parent Guarantor and such Subsidiary or consistent with past practice to secure the performance of the Parent Guarantor’s or such Subsidiary’s obligations under the terms of the lease for such premises;

(mm)         Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) permitted to be incurred pursuant to Section 4.09 hereof (including, without limitation, Indebtedness incurred under one or more Credit Facilities) so long as after giving pro forma effect to such incurrence and such Liens the Consolidated Secured Debt Ratio of the Parent Guarantor and its Restricted Subsidiaries shall be equal to or less than 6.00 to 1.00 for the Parent Guarantor’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Lien is incurred;

(nn)         Liens securing obligations in respect of (1) Indebtedness and other Obligations permitted to be incurred under one or more Credit Facilities, including any letter of credit facility relating thereto, that was permitted by the terms of this Indenture to be incurred pursuant to Section 4.09(b)(i) and (2) obligations of the Parent Guarantor or any Subsidiary in respect of any Bank Products or Hedging Obligation;

(oo)          Liens on assets deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to sell such assets if such sale is otherwise permitted under this Indenture;

(pp)         Liens on any funds or securities held in escrow accounts or similar arrangements established for the purpose of holding proceeds from issuances of debt securities or incurrences of other Indebtedness by the Parent Guarantor or any of its Restricted Subsidiaries issued after the Issue Date, together with any additional funds required in order to fund any payment of interest or premium or discount on such Indebtedness (or any costs related to the issuance or incurrence of such Indebtedness), mandatory redemption or sinking fund payment on such debt securities or other Indebtedness;

(qq)         Liens securing the Notes (other than any Additional Notes) and the related Guarantees;

(rr)            Liens on assets securing any Indebtedness owed to any Captive Insurance Subsidiary by the Parent Guarantor or any Restricted Subsidiary;

(ss)          Liens associated with COLI Loans;

(tt)           Liens on vehicles or equipment of the Parent Guarantor or any of the Restricted Subsidiaries granted in the ordinary course of business or consistent with past practice or industry norm;

(uu)          Liens granted pursuant to a security agreement between the Parent Guarantor or any Restricted Subsidiary and a licensee of intellectual property to secure the damages, if any, of such licensee resulting from the rejection of the license of such licensee in a bankruptcy, reorganization or similar proceeding with respect to the Parent Guarantor or such Restricted Subsidiary;

(vv)         Liens on cash and Cash Equivalents arising in connection with the defeasance, satisfaction, discharge or redemption of Indebtedness, so long as such defeasance, satisfaction, discharge or redemption is not prohibited by the terms of this Indenture;

(ww)       customary Liens granted in favor of a trustee to secure fees and other amounts owing to such trustee under an indenture or other agreement pursuant to which Indebtedness not prohibited by this Indenture is incurred; and

(xx)           Liens on receivables, Securitization Assets and related assets including proceeds thereof incurred in connection with (i) a Qualified Securitization Facility or (ii) being sold in factoring arrangements entered into in the ordinary course of business or consistent with past practice or industry norm.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness. In the event that a Permitted Lien meets the criteria of more than one of the types of Permitted Liens (at the time of incurrence or at a later date), the Issuer in its sole discretion may divide, classify or from time to time reclassify all or any portion of such Permitted Lien in any manner that complies with this Indenture and such Permitted Lien shall be treated as having been made pursuant only to the clause or clauses of the definition of “Permitted Lien” to which such Permitted Lien has been classified or reclassified.

“Permitted Plan” means any employee benefits plan of the Parent Guarantor or any of its Affiliates (including any Equityholding Vehicle) and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan.

“Person” means any individual, corporation, limited liability company, partnership (including a limited partnership), joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Permitted Tax Restructuring” means any reorganizations and other transactions entered into among the Parent Guarantor (or any direct or indirect parent entity thereof) and/or its Restricted Subsidiaries for tax planning (as determined by the Parent Guarantor in good faith) so long as such reorganizations and other transactions do not impair the value of the Notes and the Guarantees, taken as a whole, in any material respect.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“primary obligations” has the meaning set forth in the definition of “Contingent Obligations.”

“primary obligor” has the meaning set forth in the definition of “Contingent Obligations.”

“Private Placement Legend” means the legend set forth in Section 2.06(h)(i) hereof to be placed on all Notes issued under this Indenture, except where otherwise permitted by the provisions of this Indenture.

“Public Company Costs” means costs associated with or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, costs relating to compliance with the provisions of the Securities Act and the Exchange Act, as applicable to companies with equity or debt securities held by the public, and the rules of national securities exchanges, as applicable to companies with listed equity or debt securities, listing fees, independent directors’ compensation, fees and expense reimbursement, costs relating to investor relations (including any such costs in the form of investor relations employee compensation), shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance, legal and other professional fees and/or other costs or expenses, in each case, to the extent arising solely as a result of becoming or being a public company.

“Purchase Money Obligations” means any Indebtedness incurred to finance or refinance the acquisition, leasing, expansion, construction, development, installation, replacement, relocation, renewal, maintenance, upgrade, repair or improvement of property (real or personal), equipment or any other assets, and whether acquired through the direct acquisition of such property or assets, or otherwise (including through the purchase of Capital Stock of any Person owning such property or assets).

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Proceeds” means the fair market value of assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.

“Qualified Securitization Facility” means any Securitization Facility (i) constituting a securitization financing facility in respect of which the Board or management of the Parent Guarantor or any direct or indirect parent entity shall have determined in good faith that such Securitization Facility is in the aggregate economically fair and reasonable to the Parent Guarantor or (ii) constituting a receivables or payables financing or factoring facility.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for Moody’s or S&P or both, as the case may be.

“Record Date” means, for the interest payable on any applicable Interest Payment Date, the June 15 and December 15 (whether or not a Business Day) immediately preceding such Interest Payment Date.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as applicable.

“Regulation S Permanent Global Note” means a permanent Global Note, substantially in the form of Exhibit A, bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the applicable Restricted Period.

“Regulation S Temporary Global Note” means a temporary Global Note, substantially in the form of Exhibit A, bearing the Global Note Legend and the Private Placement Legend and the Regulation S Temporary Global Note Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903.

“Regulation S Temporary Global Note Legend” means the legend set forth in Section 2.06(h)(iii) hereof.

“Regulated Bank” means an Approved Commercial Bank that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under Section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board of Governors under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Related Business Assets” means assets (other than Cash Equivalents) used or useful in a Similar Business or any securities of a Person received by the Parent Guarantor or a Restricted Subsidiary in exchange for assets transferred by the Parent Guarantor or a Restricted Subsidiary.

“Required Holders” means the Holders of a majority in principal amount of all the then outstanding Notes; provided that to the same extent set forth under the second paragraph of Section 2.09 hereof with respect to the determination of Required Holders, the Notes held or beneficially owned by any Affiliated Holder shall in each case be excluded for purposes of making a determination of Required Holders.

“Reserved Indebtedness Amount” has the meaning set forth in Section 4.09 hereof.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any managing director, director, vice president, assistant vice president, assistant secretary, associate assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject and, in each case, who shall have direct responsibility for the administration of this Indenture.

“Restricted Definitive Notes” means a Definitive Note bearing, or that is required to bear, the Private Placement Legend.

“Restricted Global Notes” means a Global Note bearing, or that is required to bear, the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means, in respect of any Note issued under Regulation S, the 40-day distribution compliance period as defined in Regulation S applicable to such Note.

“Restricted Subsidiary” means, with respect to any Person, at any time, any direct or indirect Subsidiary of such Person (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided that upon an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.” Unless the context otherwise requires, any references to Restricted Subsidiary refer to a Restricted Subsidiary of the Parent Guarantor.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means S&P Global Ratings, a business unit of Standard & Poor’s Financial Services LLC, and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing (or similar arrangement) by the Parent Guarantor or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Parent Guarantor or such Restricted Subsidiary to a third Person in contemplation of such leasing (or similar arrangement); provided that any leasing arrangement by any entity other than the Parent Guarantor or a Restricted Subsidiary shall not constitute a Sale and Lease-Back Transaction.

“Screened Affiliate” means any Affiliate of a Holder or, if the Holder is DTC or DTC’s nominee, of a beneficial owner, (i) that makes investment decisions independently from such Holder or beneficial owner and any other Affiliate of such Holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such Holder or beneficial owner and any other Affiliate of such Holder or beneficial owner that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Parent Guarantor or its Subsidiaries, (iii) whose investment policies are not directed by such Holder or beneficial owner or any other Affiliate of such Holder or beneficial owner that is acting in concert with such Holder in connection with its investment in the Notes and (iv) whose investment decisions are not influenced by the investment decisions of such Holder or beneficial owner or any other Affiliate of such Holder or beneficial owner that is acting in concert with such Holders or beneficial owners in connection with its investment in the Notes.

“SEC” means the U.S. Securities and Exchange Commission, or any successor thereto.

“Secured Indebtedness” means any Indebtedness of the Parent Guarantor or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means the accounts receivable, royalty or other revenue streams and other rights to payment and any other assets subject to a Qualified Securitization Facility and the proceeds thereof.

“Securitization Facility” means any of one or more receivables, factoring or securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants, performance guaranties and indemnities made in connection with such facilities) to the Parent Guarantor or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) pursuant to which the Parent Guarantor or any of its Restricted Subsidiaries sells or grants a security interest in its accounts receivable, payables or Securitization Assets or assets related thereto to either (a) a Person that is not a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells its accounts receivable, payable or Securitization Assets or assets related thereto to a Person that is not a Restricted Subsidiary.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Facility.

“Securitization Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in, one or more Qualified Securitization Facilities and other activities reasonably related thereto.

“Senior Indebtedness” means:

(a)            all Indebtedness of the Issuer or any Guarantor outstanding under the Senior Secured Credit Facilities and the Notes and related guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Issuer or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of the Issuer or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(b)            all (x) Hedging Obligations (and guarantees thereof) and (y) obligations in respect of Bank Products (and guarantees thereof) owing to a lender under the Senior Secured Credit Facilities or any Affiliate of such lender (or any Person that was a lender or an Affiliate of such lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into); provided that such Hedging Obligations and obligations in respect of Bank Products, as the case may be, are permitted to be incurred under the terms of this Indenture;

(c)            any other Indebtedness of the Issuer or any Guarantor permitted to be incurred under the terms of this Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any related Guarantee; and

(d)            all Obligations with respect to the items listed in the preceding clauses (a), (b) and (c); provided that Senior Indebtedness shall not include:

(i)            any obligation of such Person to the Parent Guarantor or any of its Subsidiaries;

(ii)            any liability for federal, state, local or other taxes owed or owing by such Person;

(iii)            any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(iv)            any Indebtedness or other Obligation of such Person which is subordinate or junior in right of payment to any other Indebtedness or other Obligation of such Person; or

(v)            that portion of any Indebtedness which at the time of incurrence is incurred in violation of this Indenture.

“Senior Secured Credit Facilities” means that certain Credit Agreement, dated July 3, 2014, by and among the Issuer, Credit Suisse AG, as administrative agent, and the lenders and other parties party thereto as amended by Amendment No. 1 dated as of April 7, 2017, as amended by Amendment No. 2 dated as of November 22, 2017, as amended by Amendment No. 3 dated as of January 24, 2018, as amended by Amendment No. 4 dated as of February 24, 2021, as amended by Amendment No. 5 dated as of November 18, 2021, as amended by Amendment No. 6 dated as of November 16, 2022, as amended by Amendment No. 7 dated as of March 1, 2023, as amended by Amendment No. 8 dated as of October 10, 2023 and as amended by Amendment No. 9 dated on or around June 4, 2024, including, in each case, any amendments, supplements, modifications, extensions, renewals, restatements, refundings, refinancings or replacements thereof and any one or more indentures, agreements, credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund, supplement or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture or agreement that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 4.09 hereof) or adds the Parent Guarantor or any Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders or holders.

“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02, clauses (w)(1) or (2) of Regulation S-X promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means (a) any business conducted or proposed to be conducted by the Parent Guarantor or any of its Restricted Subsidiaries (or any Subsidiary thereof) on the Issue Date, and any reasonable extension thereof, or (b) any business or other activities that are reasonably similar, ancillary, incidental, complementary, synergistic or related to, or a reasonable extension, development or expansion of, the businesses in which the Parent Guarantor and its Restricted Subsidiaries (or any Subsidiary thereof) are engaged or propose to be engaged on the Issue Date.

“Subordinated Indebtedness” means, with respect to the Notes,

(a)            any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes; and

(b)            any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes.

“Subsidiary” means, with respect to any Person:

(a)            any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50.0% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(b)            any partnership, joint venture, limited liability company or similar entity of which:

(i)            more than 50.0% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise; and

(ii)            such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

For the avoidance of doubt, unless otherwise specified, any entity that is owned at a 50.0% or less level (as described above) shall not be a “Subsidiary” for any purpose under this Indenture, regardless of whether such entity is consolidated on the Parent Guarantor’s or any Restricted Subsidiary’s financial statements. Unless the context otherwise requires, any references to Subsidiary refer to a Subsidiary of the Parent Guarantor.

“Subsidiary Guarantor” means each Restricted Subsidiary of the Parent Guarantor, if any, that Guarantees the Notes in accordance with the terms of this Indenture; provided that upon release or discharge of such Restricted Subsidiary from its Guarantee in accordance with this Indenture, such Restricted Subsidiary ceases to be a Subsidiary Guarantor.

“Support and Services Agreement” means the management services or similar agreements or the management services provisions contained in an investor rights agreement or other equityholders’ agreement, as the case may be, between one or more of the Investors or certain of the management companies associated with one or more of the Investors or their advisors or Affiliates, if applicable, and the Issuer (and/or its direct or indirect parent companies or Subsidiaries), as in effect from time to time.

“Taxes” shall mean all present and future taxes, levies, duties, imposts, assessments or withholdings (including backup withholding) or similar charges imposed by any governmental authority or taxing authority including interest and penalties with respect thereto.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Trustee” means U.S. Bank Trust Company, National Association, as trustee, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Uniform Commercial Code” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York. References in this Indenture to specific sections of the Uniform Commercial Code are based on the Uniform Commercial Code as in effect in the State of New York on the Issue Date. In the event such Uniform Commercial Code is amended, such section reference shall be deemed to be references to the comparable section in such amended Uniform Commercial Code.

“Unrestricted Definitive Notes” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Notes” means a permanent Global Note, substantially in the form of Exhibit A hereto, bearing the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing Notes that do not bear the Private Placement Legend.

“Unrestricted Subsidiary” means:

(a)            any Subsidiary of the Parent Guarantor which at the time of determination is an Unrestricted Subsidiary (as designated by the Parent Guarantor, as provided below); and

(b)            any Subsidiary of an Unrestricted Subsidiary.

The Parent Guarantor or the Issuer may designate any Subsidiary of the Parent Guarantor (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary; provided that either (a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (b) if the Subsidiary to be so designated has total consolidated assets in excess of $1,000, such designation complies with Section 4.07 hereof. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Parent Guarantor as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.09 hereof, the Parent Guarantor will be in Default of Section 4.09 hereof.

The Parent Guarantor or the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, (i) no Default shall have occurred and be continuing and (ii) (x) any outstanding Indebtedness of such Unrestricted Subsidiary would be permitted to be incurred by a Restricted Subsidiary under Section 4.09 hereof (including pursuant to clause (xiv) of Section 4.09(b) hereof treating such redesignation as an acquisition for the purpose of such clause) and shall be deemed to be incurred thereunder and (y) all Liens encumbering the assets of such Unrestricted Subsidiary would be permitted to be incurred by a Restricted Subsidiary under Section 4.12 hereof and shall be deemed to be incurred thereunder, in each case calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period.

Any such designation by the Parent Guarantor or the Issuer shall be notified by the Parent Guarantor or the Issuer to the Trustee by promptly delivering to the Trustee a copy of the resolution of the Board of the Parent Guarantor, the Issuer or any direct or indirect parent of the Parent Guarantor giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two business days prior to such determination.

“U.S. Government Securities” means securities that are:

(a)            direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(b)            obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Securities or a specific payment of principal of or interest on any such U.S. Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Securities or the specific payment of principal of or interest on the U.S. Government Securities evidenced by such depository receipt.

“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(a)            the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(b)            the sum of all such payments;

provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being extended, replaced, refunded, refinanced, renewed or defeased (the “Applicable Indebtedness”), the effects of any amortization or prepayments made on such Applicable Indebtedness prior to the date of the applicable extension, replacement, refunding, refinancing, renewal or defeasance shall be disregarded.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Voting Stock of which (other than directors’ qualifying shares and shares issued to foreign nationals as required by applicable law) shall at the time be owned by such Person and/or by one or more Wholly Owned Subsidiaries of such Person.

Section 1.02.      Other Definitions.

Term	Defined in Section
“Acceptable Commitment”	4.10(b)
“Advance Offer”	4.10(c)
“Advance Portion”	4.10(c)
“Affiliate Transaction”	4.11(a)
“Alternate Offer”	4.14(k)
“Applicable AML Law”	12.15
“Applicable Premium Deficit”	8.04(a)
“Asset Sale Offer”	4.10(c)
“Authentication Agent”	2.02
“Authentication Order”	2.02
“Change of Control Offer”	4.14
“Change of Control Payment”	4.14
“Change of Control Payment Date”	4.14(b)
“Covenant Defeasance”	8.03
“Covenant Suspension Event”	4.16(a)
“Declined Proceeds”	4.10(c)
“Directing Holder”	6.02
“DTC”	2.03
“ERISA”	2.06(h)
“Event of Default”	6.01(a)
“Excess Proceeds”	4.10(c)
“Excess Proceeds Threshold”	4.10(c)
“Increased Amount”	4.12
“incur” and “incurrence”	4.09(a)
“LCT Election”	1.06
“LCT Test Date”	1.06
“Legal Defeasance”	8.02
“Noteholder Direction”	6.02
“Note Register”	2.03
“Non-Guarantor Disposition”	4.10(b)
“Offer Amount”	3.08(b)
“Offer Period”	3.08(b)
“Pari Passu Indebtedness”	4.10(c)
“Paying Agent”	2.03
“Position Representation”	6.02
“Purchase Date”	3.08(b)
“Redemption Date”	3.01
“Refinancing Indebtedness”	4.09(b)(xiii)
“Refunding Capital Stock”	4.07(b)(ii)
“Registrar”	2.03

Term	Defined in Section
“Reserved Indebtedness Amount”	4.09(c)(vi)
“Restricted Payments”	4.07(a)
“Reversion Date”	4.16(c)
“Second Commitment”	4.10(b)
“Subject Lien”	4.12
“Successor Company”	5.01(a)
“Successor Person”	5.01(d)
“Suspended Covenants”	4.16(a)
“Suspension Date”	4.16(a)
“Suspension Period”	4.16(c)
“Transfer Agent”	2.03
“Treasury Capital Stock”	4.07(b)(ii)
“Verification Covenant”	6.02

Section 1.03.      Rules of Construction. Unless the context otherwise requires:

(a)            a term has the meaning assigned to it;

(b)            an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)            “or” is not exclusive;

(d)            the words “including,” “includes” and similar words shall be deemed to be followed by “without limitation”;

(e)            words in the singular include the plural, and in the plural include the singular;

(f)            “shall” and “will” shall be interpreted to express a command;

(g)            provisions apply to successive events and transactions;

(h)            references to sections of, or rules under, the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(i)            unless the context otherwise requires, any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Indenture;

(j)            the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision;

(k)            the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the Issuer dated such date prepared in accordance with GAAP;

(l)            words used herein implying any gender shall apply to both genders;

(m)           in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”; and

(n)            the principal amount of any Preferred Stock at any time shall be (i) the maximum liquidation value of such Preferred Stock at such time or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock at such time, whichever is greater.

Section 1.04.      Acts of Holders.

(a)            Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Issuer. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01 hereof) conclusive in favor of the Trustee and the Issuer, if made in the manner provided in this Section 1.04.

(b)            The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c)            The ownership of Notes shall be proved by the Note Register.

(d)            Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

(e)            The Issuer may set a record date for purposes of determining the identity of Holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or take any other act, or to vote or consent to any action by vote or consent authorized or permitted to be given or taken by Holders. Unless otherwise specified, if not set by the Issuer prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 10 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation.

(f)            Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this Section 1.04(f) shall have the same effect as if given or taken by separate Holders of each such different part.

(g)            Without limiting the generality of the foregoing, a Holder, including DTC, that is a Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and any Person that is a Holder of a Global Note, including DTC, may provide its proxy or proxies to the beneficial owners of interests in any such Global Note, through such Depositary’s standing instructions and customary practices.

(h)            The Issuer may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by DTC entitled under the procedures of such Depositary to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders. If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such Persons, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be valid or effective if made, given or taken more than 120 days after such record date.

Section 1.05.      Timing of Payment. Notwithstanding anything herein to the contrary, if the date on which any payment is to be made pursuant to this Indenture or the Notes is not a Business Day, the payment otherwise payable on such date shall be payable on the next succeeding Business Day with the same force and effect as if made on such scheduled date and (provided such payment is made on such succeeding Business Day) no interest shall accrue on the amount of such payment from and after such scheduled date to the time of such payment on such next succeeding Business Day and the amount of any such payment that is an interest payment will reflect accrual only through the original payment date and not through the next succeeding Business Day.

Section 1.06.      Limited Condition Transactions. When calculating the availability under any basket, test or ratio under this Indenture or compliance with any provision of this Indenture in connection with any Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence, issuance or assumption of Indebtedness, Disqualified Stock or Preferred Stock and the use of proceeds thereof, the incurrence or assumption of Liens, repayments, Restricted Payments, the designation of any Restricted Subsidiaries or Unrestricted Subsidiaries, and Asset Sales or any disposition, issuance or other transaction excluded from the definition of “Asset Sale”), in each case, at the option of the Parent Guarantor, any of its Restricted Subsidiaries, any direct or indirect parent of the Parent Guarantor or any successor entity of any of the foregoing (including a third party) (the “Testing Party,” and the election to exercise such option, an “LCT Election”), the date of determination for availability under any such basket, test or ratio or whether any such action or transaction is permitted (or any requirement or condition therefor is complied with or satisfied (including as to the absence of any continuing Default or Event of Default)) under this Indenture shall be deemed to be the date (the “LCT Test Date”) either (a) the definitive agreements or letter of intent (or, if applicable, a binding offer, or launch of a “certain funds” tender offer) for such Limited Condition Transaction are entered into (or, if applicable, the date of delivery of a notice, declaration or making of a Restricted Payment or similar event), or (b) solely in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers or similar law or practices in other jurisdictions apply, the date on which a “Rule 2.7 announcement” of a firm intention to make an offer or similar announcement or determination in another jurisdiction subject to similar laws in respect of a target of a Limited Condition Transaction or (c) any date occurring after the occurrence of events described in either clause (a) or clause (b) and prior to the closing of such Limited Condition Transaction, and, in each case, if, after giving pro forma effect to the Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence, issuance or assumption of Indebtedness, Disqualified Stock or Preferred Stock and the use of proceeds thereof, the incurrence or assumption of Liens, repayments, Restricted Payments, the designation of any Restricted Subsidiaries or Unrestricted Subsidiaries, and Asset Sales or any disposition, issuance or other transaction excluded from the definition of “Asset Sale”) and any related pro forma adjustments (disregarding for the purposes of such pro forma calculation any borrowing under a revolving credit, working capital or letter of credit facility), as if they had occurred at the beginning of the most recently ended four full fiscal quarters ending prior to the LCT Test Date for which internal consolidated financial statements of the Parent Guarantor are available, the Parent Guarantor or any of its Restricted Subsidiaries would have been permitted to take such actions or consummate such transactions on the relevant LCT Test Date in compliance with such ratio, test or basket (and any related requirements and conditions), such ratio, test or basket (and any related requirements and conditions) shall be deemed to have been complied with (or satisfied) for all purposes (in the case of Indebtedness, for example, whether such Indebtedness is committed, issued or incurred at the LCT Test Date or at any time thereafter); provided that (a) if financial statements for one or more subsequent fiscal quarters shall have become available, the Testing Party may elect, in its sole discretion, to re-determine all such ratios, tests or baskets on the basis of such financial statements, in which case, such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date for purposes of such ratios, tests or baskets, (b) except as contemplated in the foregoing clause (a), compliance with such ratios, tests or baskets (and any related requirements and conditions) shall not be determined or tested at any time after the applicable LCT Test Date for such Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence, issuance or assumption of Indebtedness, Disqualified Stock or Preferred Stock and the use of proceeds thereof, the incurrence or assumption of Liens, repayments, Restricted Payments, the designation of any Restricted Subsidiaries or Unrestricted Subsidiaries, and Asset Sales or any disposition, issuance or other transaction excluded from the definition of “Asset Sale”) and (c) Consolidated Interest Expense for purposes of the Fixed Charge Coverage Ratio will be calculated using an assumed interest rate based on the indicative interest margin contained in any financing commitment documentation with respect to such Indebtedness or, if no such indicative interest margin exists, as reasonably determined by the Testing Party in good faith.

For the avoidance of doubt, if the Testing Party has made an LCT Election, (1) if any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would at any time after the LCT Test Date have been exceeded or otherwise failed to have been complied with, including as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in exchange rates or EBITDA or total assets of the Parent Guarantor or the Person subject to such Limited Condition Transaction at or prior to the consummation of the relevant transaction or action, such baskets, tests or ratios will not be deemed to have been exceeded or failed to have been complied with as a result of such fluctuations; provided that if such ratios, tests or baskets improve as a result of such fluctuations, such improved ratios, tests and/or baskets may be utilized; (2) if any related requirements and conditions (including as to the absence of any continuing Default or Event of Default) for which compliance or satisfaction was determined or tested as of the LCT Test Date would at any time after the LCT Test Date not have been complied with or satisfied (including due to the occurrence or continuation of a Default or an Event of Default), such requirements and conditions will not be deemed to have been failed to be complied with or satisfied (and such Default or Event of Default shall be deemed not to have occurred or be continuing); and (3) in calculating the availability under any ratio, test or basket in connection with any action or transaction unrelated to such Limited Condition Transaction (including without limitation a separate Limited Condition Transaction) following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement, the date of notice or offer or date for redemption, purchase or repayment specified in a notice for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction, any such ratio, test or basket shall be determined or tested giving pro forma effect to such Limited Condition Transaction and any actions or transactions related thereto.

In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of this Indenture which requires that no Default, Event of Default or specified Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Testing Party, be deemed satisfied, so long as no Default, Event of Default or specified Event of Default, as applicable, exists on the date of the definitive agreement, the date of notice or offer or date for redemption, purchase or repayment for such Limited Condition Transaction, as applicable. For the avoidance of doubt, if the Testing Party has exercised an LCT Election, and any Default, Event of Default or specified Event of Default occurs following the date the definitive agreements (or, if applicable, the date of delivery of a notice, declaration or making of a Restricted Payment or similar event) for the applicable Limited Condition Transaction were entered into and prior to the consummation of such Limited Condition Transaction, any such Default, Event of Default or specified Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted under this Indenture.

Section 1.07.      Certain Compliance Calculations. Notwithstanding anything to the contrary herein, in the event an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) is incurred, assumed or issued, any Lien is incurred or assumed, any Restricted Payment is made or other transaction is undertaken (including a Limited Condition Transaction) in reliance on a ratio basket based on the Fixed Charge Coverage Ratio, Consolidated First Lien Debt Ratio, Consolidated Secured Debt Ratio or Consolidated Total Debt Ratio or other ratio-based test, such ratio(s) shall be calculated with respect to such incurrence, issuance or other transaction without giving effect to amounts being utilized under any other non-ratio-based basket substantially concurrently. Each item of Indebtedness, Disqualified Stock or Preferred Stock that is incurred, assumed or issued, each Lien incurred and each other transaction undertaken will be deemed to have been incurred, assumed, issued or taken first, to the extent available, pursuant to the relevant Fixed Charge Coverage Ratio, Consolidated First Lien Debt Ratio, Consolidated Secured Debt Ratio or Consolidated Total Debt Ratio test. For the avoidance of doubt, when testing the availability under a ratio basket for purposes of making a Restricted Payment, Indebtedness (or any portion thereof) incurred, assumed or issued the proceeds of which are being utilized to make a Restricted Payment utilizing a non-ratio basket shall not be given effect.

Notwithstanding anything to the contrary herein, in the event an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) is committed, incurred, assumed or issued, any Lien is committed, incurred, assumed or issued, any Restricted Payment is made or any other transaction is undertaken (including a Limited Condition Transaction) in reliance on a ratio basket based on the Fixed Charge Coverage Ratio, Consolidated First Lien Debt Ratio, Consolidated Secured Debt Ratio or Consolidated Total Debt Ratio or other ratio-based test, such ratio(s) shall be calculated without regard to the commitment or incurrence of any Indebtedness under any revolving facility or letter of credit facility (1) immediately prior to or in connection therewith or (2) used to finance working capital needs of the Parent Guarantor and its Restricted Subsidiaries (as reasonably determined by the Parent Guarantor or the Issuer).

If a proposed action, matter, transaction or amount (or a portion thereof) meets the criteria of more than one applicable basket, permission or threshold under this Indenture, the Issuer shall be entitled to divide or classify or later divide or reclassify (based on circumstances existing on the date of such reclassification) such action, matter, transaction or amount (or a portion thereof) between such baskets, permissions or thresholds as it shall elect from time to time.

Any calculation, test or measure that is determined with reference to the Parent Guarantor’s financial statements (including, without limitation, EBITDA, Consolidated Interest Expense, Consolidated Net Income, Consolidated First Lien Debt Ratio, Consolidated Secured Debt Ratio, Consolidated Total Debt Ratio, Fixed Charge Coverage Ratio, Fixed Charges, and clause (B)(1) of Section 4.07(a) hereof) may be determined with reference to the financial statements of a direct or indirect parent entity of the Parent Guarantor instead, so long as such calculation, test or measure would not differ by more than an immaterial amount when using the financial statements of such direct or indirect parent entity of the Parent Guarantor as compared to if such calculation, test or measure were made using the Parent Guarantor’s financial statements (as determined in good faith by the Parent Guarantor or the Issuer).

Any ratios, tests or baskets required to be satisfied in order for a specific action to be permitted under this Indenture shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

If the Parent Guarantor or any Restricted Subsidiary takes an action which at the time of the taking of such action would in the good faith determination of the Parent Guarantor be permitted under the applicable provisions of this Indenture based on the financial statements available at such time, such action shall be deemed to have been made in compliance with this Indenture notwithstanding any subsequent adjustments, modifications or restatements made in good faith to such financial statements affecting Consolidated Net Income, EBITDA or other applicable financial metric.

ARTICLE 2
The Notes

Section 2.01.      Form and Dating; Terms.

(a)            General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Note shall be dated the date of its authentication. The Notes shall be issued in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

(b)            Global Notes. Notes issued in global form shall be substantially in the form of Exhibit A hereto, including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto. Notes issued in definitive form shall be substantially in the form of Exhibit A hereto, but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto. Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent up to the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c)            Temporary Global Notes. Notes offered and sold in reliance on Regulation S shall be issued initially in the form of the Regulation S Temporary Global Note, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, as Custodian for the Depositary and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided.

Following the termination of the applicable Restricted Period, the Regulation S Temporary Global Note Legend shall be deemed removed from the Regulation S Temporary Global Note, following which temporary beneficial interests in the Regulation S Temporary Global Note shall automatically become beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures.

The aggregate principal amount of a Regulation S Temporary Global Note and a Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and/or the Paying Agent and the Depositary or their respective nominees, as the case may be, in connection with transfers of interest as hereinafter provided.

(d)            Terms. The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Issuer, the Guarantors, the Agents and the Trustee, by their execution and delivery of this Indenture, or a supplemental indenture to this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

The Notes shall be subject to repurchase by the Issuer pursuant to a Collateral Asset Sale Offer, an Asset Sale Offer or an Advance Offer, as the case may be, as provided in Section 4.10 hereof or a Change of Control Offer or Alternate Offer as provided in Section 4.14 hereof. The Notes shall not be redeemable, other than as provided in Article 3 hereof.

Subject to compliance with Section 4.09 hereof, the Issuer may issue Additional Notes from time to time ranking pari passu with the Initial Notes without notice to or consent of the Holders, and such Additional Notes shall be consolidated with and form a single class with the Initial Notes (except as otherwise provided for herein) and shall have the same terms as to status, redemption or otherwise as the Initial Notes, except that interest may accrue on the Additional Notes from their date of issuance (or such other date specified by the Issuer); provided, however, that a separate CUSIP or ISIN will be issued for the Additional Notes, unless the Initial Notes and the Additional Notes are treated as fungible for U.S. federal income tax purposes. Any additional Notes may be issued with the benefit of an indenture supplemental to this Indenture.

(e)            Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Global Notes that are held by Participants through Euroclear or Clearstream.

Section 2.02.      Execution and Authentication. At least one Officer of the Issuer shall execute the Notes on behalf of the Issuer by manual, facsimile or electronic (including “.pdf”) signature.

If an Officer of the Issuer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall nevertheless be valid.

A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A hereto by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

On the Issue Date, the Trustee shall, upon receipt of an Issuer’s Order (an “Authentication Order”), authenticate and deliver the Initial Notes in the aggregate principal amount or amounts specified in such Authentication Order. In addition, at any time, from time to time, the Trustee shall, upon receipt of an Authentication Order, authenticate and deliver any Additional Notes for an aggregate principal amount specified in such Authentication Order for such Additional Notes issued or increased hereunder.

The Trustee may appoint an authenticating agent (an “Authentication Agent”) acceptable to the Issuer to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An Authentication Agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuer.

Section 2.03.      Registrars, Transfer Agents and Paying Agents. The Issuer shall maintain (i) one or more registrars where the Notes may be presented for registration (each, a “Registrar”), which shall be U.S. Bank Trust Company, National Association as of the date of this Indenture, (ii) one or more offices or agencies where the Notes may be presented for transfer or for exchange (each, a “Transfer Agent”), which shall be U.S. Bank Trust Company, National Association as of the date of this Indenture, and (iii) one or more offices or agencies where the Notes may be presented for payment (each, a “Paying Agent”), which shall be U.S. Bank Trust Company, National Association as of the date of this Indenture. The Registrar shall keep a register of the Notes (“Note Register”), and of their transfer and exchange and keep such Note Register in accordance with the rules and procedures of DTC. The registered Holder of a Note will be treated as the owner of such Note for all purposes and only registered Holders shall have rights under this Indenture and the Notes. The Issuer may appoint one or more co-registrars, one or more co-transfer agents and one or more additional paying agents. The term “Registrar” includes any co-registrar, the term “Transfer Agent” includes any co-transfer agent and the term “Paying Agent” includes any additional paying agents. The Issuer may change any Paying Agent, Transfer Agent or Registrar without prior notice to any Holder. The Issuer shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuer fails to appoint or maintain another entity as Registrar, Transfer Agent or Paying Agent, the Trustee or an affiliate of the Trustee shall act as such. The Parent Guarantor or any of its Subsidiaries may act as Paying Agent, Transfer Agent or Registrar.

The Issuer initially appoints The Depository Trust Company and its nominees and successors (“DTC”) to act as Depositary with respect to the Global Notes.

The Issuer initially appoints the Trustee to act as the Registrar for the Notes and the Paying Agent and Transfer Agent for the Notes and to act as Custodian with respect to the Global Notes.

If any Notes are listed on an exchange and the rules of such exchange so require, the Issuer will satisfy any requirement of such exchange as to paying agents, registrars and transfer agents and will comply with any notice requirements required under such exchange in connection with any change of paying agent, registrar or transfer agent.

Section 2.04.      Paying Agent to Hold Money in Trust. The Issuer shall require any Paying Agent with respect to the Notes other than the Trustee to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders of the Notes or the Trustee all money held by such Paying Agent for the payment of principal and premium, if any, or interest on the Notes, and will notify the Trustee in writing of any default by the Issuer in making any such payment. While any such default continues, the Trustee may require the Paying Agent with respect to the Notes (other than the Trustee) to pay all money held by it to the Trustee. The Issuer at any time may require the Paying Agent with respect to the Notes (other than the Trustee) to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent with respect to the Notes (if other than the Parent Guarantor or any of its Subsidiaries or the Trustee) shall have no further liability for the money. If Parent Guarantor or any of its Subsidiaries acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuer, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05.      Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least five Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders.

Section 2.06.      Transfer and Exchange.

(a)            Transfer and Exchange of Global Notes. Except as otherwise set forth in this Section 2.06, a Global Note may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor thereto or a nominee of such successor thereto. A beneficial interest in a Global Note may not be exchanged for a Definitive Note unless, and, if applicable, subject to the limitation on issuance of Definitive Notes set forth in Section 2.06(d)(ii), (i) the Depositary (x) notifies the Issuer that it is unwilling or unable to continue as Depositary for such Global Note or (y) has ceased to be a clearing agency registered under the Exchange Act, and, in either case, a successor Depositary is not appointed by the Issuer within 120 days, (ii) the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of Definitive Notes (although Regulation S Temporary Global Notes may not be exchanged for Definitive Notes prior to (A) the expiration of the applicable Restricted Period and (B) the receipt by the Registrar of any certification of beneficial ownership required pursuant to Rule 903(b)(3)(ii)(B)), (iii) upon the request of a Holder if there shall have occurred and be continuing an Event of Default with respect to the Notes or (iv) the Trustee has received a written request by or on behalf of the Depositary to issue Definitive Notes. Upon the occurrence of any of the events described in clause (i), (ii), (iii) or (iv) above, Definitive Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Sections 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note, except for Definitive Notes issued subsequent to any of the events described in clause (i), (ii), (iii) or (iv) above and pursuant to Section 2.06(d) hereof. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); provided, however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(c) or (d) hereof.

(b)            [Reserved].

(c)            Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i), (ii), (iii) or (iv) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i)            Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the applicable Private Placement Legend; provided that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person other than pursuant to Rule 144A. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in a Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(c)(i).

(ii)            All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(c)(i) hereof, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above; provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in a Regulation S Temporary Global Note prior to (x) the expiration of the applicable Restricted Period therefor and (y) the receipt by the Registrar of any certification of beneficial ownership required pursuant to Rule 903(b)(3)(ii)(B). Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(i) hereof.

(iii)           Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(c)(ii) hereof, as applicable, and the Registrar receives the following:

(A)            if the transferee will take delivery in the form of a beneficial interest in a 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B including the certifications in item (1) thereof; or

(B)            if the transferee will take delivery in the form of a beneficial interest in a Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B including the certifications in item (2) thereof.

(iv)           Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(c)(ii) hereof, and:

(A)            such Notes are sold or exchanged pursuant to an effective registration statement under the Securities Act; or

(B)            the Registrar receives the following:

(1)            if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C including the certifications in item (1)(a) thereof; or

(2)            if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B including the certifications in item (4) thereof;

and, in each such case set forth in this clause (B), if the Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to clause (A) or (B) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to clause (A) or (B) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(d)           Transfer or Exchange of Beneficial Interests for Definitive Notes.

(i)             Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, in the case of the Restricted Definitive Notes, upon the occurrence of any of the events described in clause (i), (ii), (iii) or (iv) of Section 2.06(a) hereof and receipt by the Registrar of the following documentation:

(A)            if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C including the certifications in item (2)(a) thereof;

(B)            if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B including the certifications in item (1) thereof;

(C)            if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B including the certifications in item (2) thereof;

(D)            if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B including the certifications in item (3)(a) thereof;

(E)            if such beneficial interest is being transferred to the Parent Guarantor or any of its Subsidiaries, a certificate substantially in the form of Exhibit B including the certifications in item (3)(b) thereof; or

(F)            if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(i) hereof, and the Issuer shall execute and, upon receipt of an Authentication Order, the Trustee shall authenticate and send to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall send such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(d)(i) (except transfers pursuant to clause (F) above) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii)            Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Sections 2.06(d)(i)(A) and (C) hereof, a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the applicable Restricted Period therefor and (B) the receipt by the Registrar of any certifications of beneficial ownership required pursuant to Rule 903(b)(3)(ii)(B) of the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(iii)           Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only upon the occurrence of any of the events described in clause (i), (ii), (iii) or (iv) of Section 2.06(a) hereof and if the Registrar receives the following:

(A)            if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C including the certifications in item (1)(b) thereof; or

(B)            if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit B including the certifications in item (4) thereof;

and, in each such case set forth in this subclause (iii), if the Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iv)           Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon the occurrence of any of the events described in clause (i), (ii), (iii) or (iv) of Section 2.06(a) hereof and satisfaction of the conditions set forth in Section 2.06(c)(v) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(i) hereof, and the Issuer shall execute and, upon receipt of an Authentication Order, the Trustee shall authenticate and send to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(d)(iv) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from or through the Depositary and the Participant or Indirect Participant. The Trustee shall send such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(d)(iv) shall not bear the Private Placement Legend.

(e)            Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i)             Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A)            if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C including the certifications in item (2)(b) thereof;

(B)            if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B including the certifications in item (1) thereof;

(C)            if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B including the certifications in item (2) thereof;

(D)            if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B including the certifications in item (3)(a) thereof;

(E)            if such Restricted Definitive Note is being transferred to the Parent Guarantor or any of its Subsidiaries, a certificate substantially in the form of Exhibit B including the certifications in item (3)(b) thereof; or

(F)            if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B including the certifications in item (3)(c) thereof, the Trustee shall cancel the Restricted Definitive Note and increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the applicable Restricted Global Note, in the case of clause (B) above, the applicable 144A Global Note, and in the case of clause (C) above, the applicable Regulation S Global Note.

(ii)            Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(A)            if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C including the certifications in item (1)(c) thereof; or

(B)            if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B including the certifications in item (4) thereof;

and, in each such case set forth in this subsection (ii), if the Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the applicable conditions of this Section 2.06(e)(ii), the Trustee shall cancel the Restricted Definitive Note and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii)           Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to Section 2.06(e)(ii) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(f)            Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(f), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer or exchange in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(f):

(i)            Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A)            if the transfer will be made to a QIB in accordance with Rule 144A, then the transferor must deliver a certificate substantially in the form of Exhibit B including the certifications in item (1) thereof;

(B)            if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B including the certifications in item (2) thereof; or

(C)            if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B including the certifications required by item (3) thereof, if applicable.

(ii)            Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(A)            if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C including the certifications in item (1)(d) thereof; or

(B)            if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit B, including the certifications in item (4) thereof;

and, in each such case set forth in this subsection (ii), if the Issuer so requests, an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii)            Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(g)            [Reserved].

(h)            Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture:

(i)            Private Placement Legend.

(A)            Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THE NOTES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”)), (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT (“REGULATION S”) OR (C) IT IS AN AFFILIATE OF THE ISSUER, (2) AGREES TO OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER SUCH NOTE ONLY (A) TO THE PARENT GUARANTOR OR ANY SUBSIDIARY OR DIRECT OR INDIRECT PARENT COMPANY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A TO A PERSON IT REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) OUTSIDE THE UNITED STATES PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS IN AN OFFSHORE TRANSACTION PURSUANT TO REGULATION S IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S OR THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM.”

Except as permitted by subparagraph (B) below, each Global Note and Definitive Note issued in a transaction exempt from registration pursuant to Regulation S shall also bear the legend in substantially the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES (AS DEFINED IN REGULATION S) OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, A U.S. PERSON (AS DEFINED IN REGULATION S), EXCEPT IN COMPLIANCE WITH RULE 144A (“RULE 144A”) UNDER THE SECURITIES ACT (SO LONG AS THIS SECURITY IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A) TO A PERSON THE HOLDER HEREOF REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A) (A “QIB”) THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER QIB, IN EACH CASE TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE UPON RULE 144A, AND UPON DELIVERY OF THE CERTIFICATIONS REQUIRED BY THE INDENTURE REFERRED TO HEREIN.”

(B)            Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraph (c)(iv), (d)(iii), (d)(iv), (e)(ii), (e)(iii), (f)(ii) or (f)(iii) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(ii)           Global Note Legend. Each Global Note shall bear a legend in substantially the following form (with appropriate changes in the last sentence of the first paragraph if DTC is not the Depositary):

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06(i) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

BY ITS ACQUISITION OF THIS SECURITY, THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OF A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR (2) THE ACQUISITION AND HOLDING OF THIS SECURITY WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.”

(iii)           Regulation S Temporary Global Note Legend. The Regulation S Temporary Global Note shall bear a legend in substantially the following form:

“THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR CERTIFICATED NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN).”

(i)            Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or cancelled in whole and not in part, each such Global Note shall be returned to or retained and cancelled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee, or by the Depositary at the direction of the Trustee, to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee, or by the Depositary at the direction of the Trustee, to reflect such increase.

(j)            General Provisions Relating to Transfers and Exchanges.

(i)            To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(ii)            No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.07, 2.10, 3.06, 3.08, 4.10, 4.14 and 9.04 hereof).

(iii)           Neither the Registrar nor the Issuer shall be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the delivery of a notice of redemption of the Notes to be redeemed under Section 3.03 hereof and ending at the close of business on the day such notice of redemption is sent, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part, (C) to register the transfer or exchange of a Note between a Record Date and the next succeeding Interest Payment Date or (D) to register the transfer or exchange of any Notes tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer, an Alternate Offer, an Asset Sale Offer or an Advance Offer.

(iv)          Neither the Registrar nor the Issuer shall be required to register the transfer or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; provided that new Notes will only be issued in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

(v)           All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(vi)          Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer shall deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(vii)           Upon surrender for registration of transfer of any Note at the office or agency of the Issuer designated pursuant to Section 4.02 hereof, the Issuer shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(viii)        At the option of the Holder, subject to Section 2.06(a) hereof, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Issuer shall execute, and the Trustee shall authenticate and deliver, the replacement Global Notes and Definitive Notes to which the Holder making the exchange is entitled in accordance with the provisions of Section 2.02 hereof.

(ix)           All certifications, certificates and Opinions of Counsel required to be submitted pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile or other electronic communication.

(x)            None of the Issuer, the Trustee or the Agents shall have any responsibility or obligation to any beneficial owner in a Global Note, a Participant, an Indirect Participant or other Person with respect to the accuracy of the records of the Depositary or its nominee or of any Participant, with respect to any ownership interest in the Notes or with respect to the delivery to any Participant, Indirect Participant, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes and this Indenture shall be given or made only to or upon the order of the registered holders (which shall be the Depositary or its nominee). The rights of beneficial owners in a Global Note shall be exercised only through the Depositary, subject to the Applicable Procedures. The Issuer, the Trustee and the Agents shall be entitled to rely and shall be fully protected in relying upon information furnished by the Depositary with respect to their respective members, participants and any beneficial owners. The Issuer, the Trustee and the Agents shall be entitled to deal with the Depositary, and any nominee thereof, that is the registered holder of any Global Note for all purposes of this Indenture relating to such Global Note (including the payment of principal, premium, if any, and interest, and the giving of instructions or directions by or to the owner or holder of a beneficial ownership interest in such Global Note) as the sole holder of such Global Note and shall have no obligations to the beneficial owners thereof. None of the Issuer, Trustee or Agents shall have any responsibility or liability for any acts or omissions of the Depositary with respect to such Global Note, for the records of any such depositary, including records in respect of beneficial ownership interests in respect of any such Global Note, for any transactions between the Depositary and any Participant or between or among the Depositary, any such Participant and/or any holder or owner of a beneficial interest in such Global Note, or for any transfers of beneficial interests in any such Global Note.

(xi)           Notwithstanding the foregoing, with respect to any Global Note, nothing herein shall prevent the Issuer, the Trustee, or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary in the case of Global Notes (or its nominee), as a Holder, with respect to such Global Note or shall impair, as between such Depositary and owners of beneficial interests in such Global Note, the operation of customary practices governing the exercise of the rights of such Depositary (or its nominee) as Holder of such Global Note.

(xii)          None of the Trustee, the Registrar or the Transfer Agent shall have any duty to monitor the Issuer’s compliance with or have any responsibility with respect to the Issuer’s compliance with any federal or state securities laws in connection with registrations of transfers and exchanges of the Notes. The Trustee, the Registrar and the Transfer Agent shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Notes (including any transfers between or among the Depositary’s Participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation, as is expressly required by, and to do so if and when expressly required by, the terms of this Indenture or the Notes and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(xiii)         The Issuer, the Trustee, the Registrar and the Transfer Agent reserve the right to require the delivery by any Holder or purchaser of a Note of such legal opinions, certifications or other evidence as may reasonably be required in order to determine that the proposed transfer of any Restricted Global Note or Restricted Definitive Note is being made in compliance with the Securities Act or the Exchange Act, or rules or regulations adopted by the SEC from time to time thereunder, and applicable state securities laws.

Section 2.07.          Replacement Notes. If either (x) any mutilated Note is surrendered to the Trustee, the Registrar or the Issuer, or (y) the Issuer and the Trustee receive evidence to their satisfaction of the ownership and destruction, loss or theft of any Note, then the Issuer shall issue and the Trustee, upon receipt of an Authentication Order and satisfaction of any other requirements of the Trustee, shall authenticate a replacement Note. If required by the Trustee or the Issuer, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of both (i) the Trustee to protect the Trustee and (ii) the Issuer to protect the Issuer, the Trustee, any Agent and any Authentication Agent from any loss that any of them may suffer if a Note is replaced. The Issuer and the Trustee may charge the Holder for their expenses in replacing a Note.

Every replacement Note is a contractual obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08.          Outstanding Notes. The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Issuer or a Guarantor or an Affiliate of the Issuer or a Guarantor holds the Note.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser (as defined in Section 8-303 of the Uniform Commercial Code).

Notes in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to this Indenture shall not be deemed to be outstanding for purposes hereof.

If the principal amount of any Note is considered paid under Section 4.01 hereof, such Note shall cease to be outstanding and interest thereon shall cease to accrue.

If a Paying Agent (other than the Issuer or a Guarantor or an Affiliate of the Issuer or a Guarantor) holds, on a Redemption Date or maturity date, money sufficient to pay Notes (or portions thereof) payable on that date, then on and after that date such Notes (or portions thereof) shall be deemed to be no longer outstanding (including for accounting purposes) and shall cease to accrue interest on and after such date.

Section 2.09.         Treasury Notes. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer or by any Affiliate of the Issuer (other than a Debt Fund Affiliate; provided that the aggregate amount of Notes held by any Debt Fund Affiliate shall be deemed to be not outstanding to the extent in excess of 49.9% of the amount required for all purposes of calculating whether the Holders of a majority in principal amount of the outstanding Notes have taken any actions) shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to such pledged Notes and that the pledgee is not the Issuer or a Guarantor or any Affiliate of the Issuer or a Guarantor (other than a Debt Fund Affiliate; provided that the aggregate amount of Notes held by any Debt Fund Affiliate shall be deemed to be not outstanding to the extent in excess of 49.9% of the amount required for all purposes of calculating whether the Holders of a majority in principal amount of the outstanding Notes have taken any actions).

Notwithstanding anything in this Indenture to the contrary, for purposes of determining whether the Required Holders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of this Indenture, the Notes or the Guarantees or any departure by the Issuer or any Guarantor therefrom, unless the action in question affects any Affiliated Holder in a disproportionately adverse manner than its effect on the other Holders, or any plan of reorganization pursuant to any applicable bankruptcy, insolvency or similar proceeding, (ii) otherwise acted on any matter related to this Indenture, the Notes or the Guarantees or (iii) directed or required the Trustee or any Holder to undertake any action (or refrain from taking any action) with respect to or under this Indenture, the Notes or the Guarantees, no Affiliated Holder shall have any right to consent (or not consent), otherwise act or direct or require the Trustee or any Holder to take (or refrain from taking) any such action and all Notes held by any Affiliated Holders shall be deemed to be not outstanding for all purposes of calculating whether the Required Holders have taken any actions.

Notwithstanding anything in this Indenture to the contrary, for purposes of determining whether the Required Holders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of this Indenture, the Notes or the Guarantees or any departure by the Issuer or any Guarantor therefrom, (ii) otherwise acted on any matter related to this Indenture, the Notes or the Guarantees or (iii) directed or required the Trustee or any Holder to undertake any action (or refrain from taking any action) with respect to or under this Indenture, the Notes or the Guarantees, all Notes held or beneficially owned by Debt Fund Affiliates may not account for more than 49.9% (pro rata among such Debt Fund Affiliates) of the Notes of consenting Holders included in determining whether the Required Holders have consented to any action pursuant to Article 9.

In connection with any action under this Indenture, the Notes or the Guarantees that requires a determination of whether the Required Holders or any of the Holders, as applicable, have consented to such action or otherwise acted on any matter or directed the Trustee to undertake any action (or refrain from taking any action), the Issuer shall identify the amount of Notes held or beneficially owned by an Affiliated Holder or a Debt Fund Affiliate in an Officer’s Certificate delivered to the Trustee, upon which the Trustee shall be entitled to conclusively rely without investigation.

Section 2.10.         Temporary Notes. Until certificates representing Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Issuer considers appropriate for temporary Notes. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate Definitive Notes in exchange for temporary Notes.

Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.

Section 2.11.          Cancellation. The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any such Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of such cancelled Notes in its customary manner (subject to the record retention requirements of the Exchange Act). Certification of the cancellation of all cancelled Notes shall be delivered to the Issuer upon its written request therefor. The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12.          Defaulted Interest. If the Issuer defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Issuer shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuer shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Issuer shall fix or cause to be fixed any such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. The Issuer shall promptly notify the Trustee of any such special record date. At least 15 days before any such special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) shall send or cause to be sent to each Holder, with a copy to the Trustee, a notice at his or her address as it appears in the Note Register that states the special record date, the related payment date and the amount of such interest to be paid.

Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

Section 2.13.          CUSIP Numbers; ISINs. The Issuer in issuing the Notes may use CUSIP numbers and ISINs (in each case, if then generally in use) and, if so, the Trustee shall use CUSIP numbers and ISINs in notices of redemption or exchange as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption or exchange and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or exchange shall not be affected by any defect in or omission of such numbers. The Issuer will as promptly as practicable notify the Trustee in writing of any change in the CUSIP numbers or ISINs.

Section 2.14.          Additional Amounts. All payments made by or on behalf of the Parent Guarantor in respect of its Guarantee will be made free and clear of and without withholding or deduction for, or on account of, any taxes or other governmental charges unless the withholding or deduction of such taxes or other governmental charges is then required by law or the administration thereof. If any deduction or withholding for any present or future taxes or other governmental charges of the jurisdiction (or any political subdivision or taxing authority thereof or therein) in which the Parent Guarantor is resident shall at any time be required by such jurisdiction (or any such political subdivision or taxing authority) in respect of any amounts to be paid by the Parent Guarantor under its Guarantee, the Parent Guarantor will pay to the Holders of the Notes such additional amounts (“Additional Amounts”) as may be necessary in order that the net amounts received by the Holders of the Notes who, with respect to any such tax or other governmental charge, are not resident in such jurisdiction, after such deduction or withholding, shall be not less than the amounts that would have been received in respect of such payments in the absence of such deduction or withholding; provided, however, that no Additional Amounts shall be payable with respect to:

(1)            any tax or other governmental charge imposed by the United States or any political subdivision or taxing authority thereof or therein;

(2)            any tax or other governmental charge that would not have been imposed but for the existence of any present or former connection between the Holder or beneficial owner of the Notes (or between a fiduciary, settlor, beneficiary, partner, member or shareholder of, or possessor of a power over, such Holder or beneficial owner, if such Holder or beneficial owner is an estate, trust, nominee, partnership, limited liability company or corporation) and the applicable taxing jurisdiction or any political subdivision or territory or possession thereof or area subject to its jurisdiction, including, without limitation, such Holder or beneficial owner (or such fiduciary, settlor, beneficiary, partner, member, shareholder or possessor) being or having been a citizen or resident thereof or being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein, other than any such present or former connection arising solely from the holding of the Notes or enforcement of rights and the receipt of payments with respect to the Notes;

(3)            a deduction or withholding with respect to any payment of (or in respect of) the principal of, or any interest on, the Notes to any Holder who is a fiduciary, partnership or other entity that is not the sole beneficial owner of such payment to the extent such payment would be required by the laws of the applicable taxing jurisdiction (or any political subdivision or taxing authority thereof or therein) to be included in the income for tax purposes of a beneficiary or settlor with respect to such fiduciary, a member of such partnership or other entity, or a beneficial owner who would not have been entitled to such Additional Amounts had such beneficiary, settlor, member or beneficial owner been the Holder of the Notes;

(4)            any tax or other governmental charge that would not have been imposed but for the presentation of the Notes (where presentation is required) for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(5)            any estate, inheritance, gift, sale, transfer, personal property or similar tax or other governmental charge;

(6)            any tax or other governmental charge that is payable otherwise than by withholding from payments of (or in respect of) principal of, or any interest on, the Notes;

(7)            any tax or other governmental charge that is imposed or withheld by reason of (i) the failure by the Holder or the beneficial owner of the Notes to comply with a request of the Parent Guarantor addressed to the Holder to provide information concerning the nationality, residence, identity or connection with the applicable taxing jurisdiction of the Holder or such beneficial owner or (ii) the failure by the Holder or the beneficial owner of the Notes to make any declaration of non-residence or other similar claim for exemption or satisfy any information or reporting requirement that is required or imposed by a statute, treaty, regulation or administrative practice of the applicable taxing jurisdiction as a precondition to exemption from all or part of such tax or other governmental charge;

(8)            any tax or other governmental charge that is imposed or withheld by reason of the failure by the Holder or the beneficial owner of the Notes to comply with the requirements of Sections 1471 through 1474 of the Code (or any amended or successor version), the U.S. Treasury Regulations issued thereunder or any official interpretations thereof, any agreements entered into pursuant thereto, and any intergovernmental agreements implementing the foregoing (including any legislation or other official guidance relating to such intergovernmental agreements); or

(9)            any combination of items above.

The Parent Guarantor will provide the Trustee and Paying Agent with reasonable documentation evidencing the payment of any taxes or other governmental charges in respect of which the Parent Guarantor has paid any Additional Amounts. Copies of such documentation will be provided to a Holder upon written request. At least 30 days prior to each date on which any payment under or with respect to the Notes is due and payable (unless such obligation to pay Additional Amounts arises shortly before or after the 30th day prior to such date, in which case it shall be promptly thereafter), if the Parent Guarantor will be obligated to pay Additional Amounts with respect to such payment, the Parent Guarantor will deliver to the Trustee and the Paying Agent an Officer’s Certificate stating the fact that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable the Paying Agent to remit such Additional Amounts to Holders on the payment date.

Whenever in this Indenture or the Notes there is mentioned, in any context, the payment of (or in respect of) the principal of, or interest on, the Notes, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

ARTICLE 3
Redemption

Section 3.01.          Notices to Trustee. If the Issuer elects to redeem Notes pursuant to Section 3.07 hereof, it shall furnish to the Trustee, at least two Business Days, in the case of Global Notes, or five Business Days, in the case of Definitive Notes (unless a shorter notice shall be agreed to by the Trustee), before notice of redemption is required to be delivered or mailed to Holders pursuant to Section 3.03 hereof, an Officer’s Certificate setting forth (a) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (b) the date of redemption (as such date may be delayed pursuant to Section 3.07(f) hereof, the “Redemption Date”), (c) the principal amount of the Notes to be redeemed and (d) the redemption price.

Section 3.02.          Selection of Notes to Be Redeemed or Purchased. If less than all of the Notes are to be redeemed or purchased at any time, the selection of the Notes to be redeemed or purchased will be made in accordance with the Applicable Procedures. In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased shall be selected, unless otherwise provided herein, not less than 10 days nor more than 60 days (except as set forth in Section 3.07(f) hereof) prior to the Redemption Date by the Trustee from the outstanding Notes not previously called for redemption or purchase.

The Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected shall be in minimum denominations of $1,000 and in integral multiples of $1,000 in excess thereof; no Notes in denominations of $2,000 or less can be redeemed in part, except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder shall be redeemed, even if not in a principal amount of at least $2,000. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03.      Notice of Redemption or Purchase. Subject to Section 3.07(e) and Section 3.08 hereof, the Issuer shall send electronically, mail or cause to be mailed by first-class mail, postage prepaid, notices of redemption or purchase at least 10 days but not more than 60 days (except as set forth in Section 3.07(f) hereof) before the Redemption Date to each Holder at such Holder’s registered address stated in the Note Register or otherwise in accordance with the Applicable Procedures, except that redemption or purchase notices may be delivered or mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with Article 8 or Article 11 hereof. Notices of redemption or purchase may, at the Issuer’s discretion, be conditional. The Issuer may also provide in any redemption or purchase notice that payment of the redemption price and the performance of the Issuer’s obligations with respect to such redemption or purchase may be performed by another Person.

The notice shall identify the Notes to be redeemed or purchased and shall state:

(a)            the Redemption Date;

(b)           the redemption or purchase price;

(c)            if any Note is to be redeemed or purchased in part only, the portion of the principal amount of that Note that is to be redeemed or purchased and, with respect to any Definitive Note, that after the Redemption Date upon surrender of such Note, a new Note or Notes in a principal amount equal to the unredeemed or unpurchased portion of the original Note representing the same indebtedness to the extent not redeemed will be issued in the name of the Holder upon cancellation of the original Note; provided that new Notes will only be issued in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof;

(d)           the name and address of the Paying Agent;

(e)            that Notes called for redemption or purchase must be surrendered to the Paying Agent to collect the redemption or purchase price;

(f)            that, unless the Issuer defaults in making such redemption or purchase payment, interest on Notes called for redemption or purchase ceases to accrue on and after the Redemption Date subject to the satisfaction or waiver of any conditions set forth in such notice;

(g)           the paragraph or subparagraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption or purchase are being redeemed or purchased;

(h)           the CUSIP number and ISIN, if any, printed on the Notes being redeemed or purchased and that no representation is made as to the correctness or accuracy of any such CUSIP or ISIN that is listed in such notice or printed on the Notes; and

(i)            any condition to such redemption or purchase.

In addition, any notice of redemption or purchase may include additional information, including any information pursuant to Section 3.07(f) hereof.

At the Issuer’s request, the Trustee shall give the notice of redemption or purchase in the Issuer’s name and at the Issuer’s expense; provided that the Issuer shall have delivered to the Trustee, at least two Business Days, in the case of Global Notes, or five Business Days, in the case of Definitive Notes, before notice of redemption or purchase is required to be delivered electronically, mailed or caused to be mailed to Holders pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

If the Notes are listed on an exchange, for so long as the Notes are so listed and the rules of such exchange so require, the Issuer shall notify the exchange of any such redemption or purchase and, if applicable, of the principal amount of any Notes outstanding following any partial redemption or purchase of Notes.

Section 3.04.          Effect of Notice of Redemption. A notice of redemption or purchase, if delivered electronically, mailed or caused to be mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to deliver such notice or any defect in the notice to the Holder of any Note designated for redemption or purchase in whole or in part shall not affect the validity of the proceedings for the redemption or purchase of any other Note. Notes or portions of Notes called for redemption or purchase shall become due and payable on the Redemption Date, subject to satisfaction or waiver of any conditions specified in the notice. Subject to Section 3.05 hereof, on and after the Redemption Date, unless the Issuer defaults in the payment of the redemption or purchase price, interest shall cease to accrue on the Notes called for redemption or purchase.

Section 3.05.          Deposit of Redemption Price.

(a)            Prior to 11:00 a.m. (New York City time) on the Redemption Date, with respect to the Notes, the Issuer shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued and unpaid interest on all Notes to be redeemed on that Redemption Date. The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest on, all Notes to be redeemed.

(b)            If the Issuer complies with the provisions of the preceding clause (a), on and after the Redemption Date, unless the Issuer defaults in the payment of the redemption price and subject to the satisfaction or waiver of any conditions set forth in the applicable notice of redemption, interest shall cease to accrue on the Notes called for redemption. If a Note is redeemed on or after an applicable Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the Redemption Date shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date in accordance with Applicable Procedures. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the Redemption Date until such principal is paid, and to the extent lawful on any interest accrued to the Redemption Date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06.          Notes Redeemed in Part. Upon surrender of a Definitive Note that is redeemed in part, the Issuer shall issue and the Trustee shall authenticate for the Holder, at the expense of the Issuer, a new Note equal in principal amount to the unredeemed portion of the Note surrendered representing the same indebtedness to the extent not redeemed; provided that each new Note will be in a minimum principal amount of $2,000 and any integral multiple of $1,000 in excess thereof. It is understood that, notwithstanding anything to the contrary in this Indenture, only an Authentication Order and an Officer’s Certificate and not an Opinion of Counsel are required for the Trustee to authenticate such new Note.

Section 3.07.          Optional Redemption.

(a)            Except as set forth in subsections (b), (d) and (e) of this Section 3.07, the Notes will not be redeemable at the Issuer’s option prior to July 1, 2026.

(b)            At any time prior to July 1, 2026, the Issuer may, at its option, at any time and from time to time, redeem the Notes, in whole or in part, upon notice in accordance with Section 3.03 hereof, at a redemption price equal to (A) 100.0% of the principal amount of the Notes redeemed, plus (B) the Applicable Premium as of the Redemption Date, plus (C) accrued and unpaid interest, if any, to, but excluding, the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the Notes on the relevant Interest Payment Date falling prior to or on the Redemption Date.

(c)            At any time on and after July 1, 2026, the Issuer may, at its option, at any time and from time to time, redeem the Notes, in whole or in part, upon notice in accordance with Section 3.03 hereof, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, thereon to, but excluding, the applicable Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date, if redeemed during the twelve-month period beginning on July 1 of each of the years indicated below:

Year	Redemption Price
2026	103.438%
2027	101.719%
2028 and thereafter	100.000%

(d)            At any time prior to July 1, 2026, the Issuer may, at its option, at any time and from time to time, redeem (i) an aggregate principal amount of Notes not to exceed the amount of the Net Cash Proceeds received by the Parent Guarantor from one or more Equity Offerings or a capital contribution to the Parent Guarantor made with the Net Cash Proceeds of one or more Equity Offerings, upon notice in accordance with Section 3.03 hereof, at a redemption price equal to (i) 106.875% of the aggregate principal amount of the Notes redeemed, plus (ii) accrued and unpaid interest, if any, to, but excluding, the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the Notes on the relevant Interest Payment Date falling prior to or on the Redemption Date; provided that (A) the amount redeemed shall not exceed 40% of the aggregate principal amount of the Notes issued under this Indenture (including any Additional Notes); (B) at least the lesser of (x) 50% of the aggregate principal amount of the Notes originally issued under this Indenture on the Issue Date and (y) $250.0 million aggregate principal amount of the Notes remains outstanding immediately after the occurrence of each such redemption (unless, in either case, all Notes are redeemed or repurchased or to be redeemed or repurchased substantially concurrently); and (C) each such redemption occurs within 270 days of the date of closing of the applicable Equity Offering.

(e)            Notwithstanding the foregoing, in connection with any tender offer, Change of Control Offer, Alternate Offer, Asset Sale Offer or Advance Offer for the Notes, if Holders of not less than 90% in aggregate principal amount of the then outstanding Notes validly tender and do not validly withdraw such Notes in such offer and the Issuer, or any third party making such offer in lieu of the Issuer, purchases all of the Notes validly tendered and not validly withdrawn by such Holders, the Issuer or such third party will have the right upon not less than 10 nor more than 60 days’ prior notice, given not more than 60 days following such purchase date, to redeem all Notes that remain outstanding following such purchase at a price equal to the price offered to each other Holder in such offer (which may be less than par and excluding any early tender or incentive fee in such offer) plus, to the extent not included in the offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date. In determining whether the Holders of at least 90% of the aggregate principal amount of the then outstanding Notes have validly tendered and not validly withdrawn Notes in a tender offer, Change of Control Offer, Alternate Offer, Asset Sale Offer or Advance Offer, as applicable, Notes owned by an Affiliate of the Issuer or by funds controlled or managed by any Affiliate of the Issuer, or any successor thereof, or any Debt Fund Affiliate shall be deemed to be outstanding for the purposes of such tender offer, Change of Control Offer, Alternate Offer, Asset Sale Offer or Advance Offer, as applicable.

(f)            Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Section 3.01 through Section 3.06 hereof. Notice of any redemption or offer to purchase, whether in connection with an Equity Offering, Change of Control, Alternate Offer, Asset Sale Offer, Advance Offer or other transaction or event or otherwise, may, at the Issuer’s (or, in the case of a Change of Control Offer, a third party making such Change of Control Offer) discretion, be given prior to the completion or occurrence thereof, and any such redemption, offer to purchase or notice may, at the Issuer’s (or, in the case of a Change of Control Offer, a third party making such Change of Control Offer) discretion, be subject to one or more conditions precedent (including conditions precedent applicable to different amounts of Notes redeemed), including, but not limited to, completion or occurrence of the related Equity Offering, Change of Control, Asset Sale, Advance Offer or other transaction or event, as the case may be. The Issuer may redeem Notes pursuant to one or more of the relevant provisions in this Indenture, and a single notice of redemption may be delivered with respect to redemptions made pursuant to different provisions. Any such notice may provide that redemptions made pursuant to different provisions may have different Redemption Dates or may specify the order in which redemptions taking place on the same Redemption Date are deemed to occur. In addition, if such redemption or offer to purchase is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuer’s (or, in the case of a Change of Control Offer, a third party making such Change of Control Offer) discretion, the redemption or repurchase date may be delayed until such time (including more than 60 days after the date the notice of redemption or offer to purchase was sent) as any or all such conditions shall be satisfied (or waived by the Issuer (or, in the case of a Change of Control Offer, a third party making such Change of Control Offer) in its sole discretion), or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Issuer (or, in the case of a Change of Control Offer, a third party making such Change of Control Offer) in its sole discretion) by the redemption or purchase date, or by the redemption or purchase date so delayed, or that such notice or offer may be rescinded at any time in the Issuer’s (or, in the case of a Change of Control Offer, a third party making such Change of Control Offer) sole discretion. For the avoidance of doubt, if any redemption or repurchase date shall be delayed pursuant to this Section 3.07 and the terms of the applicable notice of redemption or repurchase, such redemption or repurchase date as so delayed may occur at any time after the original redemption or repurchase date set forth in the applicable notice of redemption or repurchase and after the satisfaction of any applicable conditions precedent, including, without limitation, on a date that is less than 10 days after the original redemption or repurchase date or the redemption or repurchase date so delayed and more than 60 days after the date of the applicable notice of redemption or repurchase. In addition, the Issuer may provide in such notice or offer to purchase that payment of the redemption or purchase price and performance of the Issuer’s obligations with respect to such redemption or offer to purchase may be performed by another Person.

(g)            The Issuer, the Parent Guarantor, its direct and indirect equityholders, including the Investors, any of its Subsidiaries and their respective Affiliates and members of management may acquire the Notes by means other than a redemption pursuant to this Article 3, whether by tender offer, open market purchases, negotiated transactions or otherwise.

(h)            The Trustee shall have no duty to calculate or verify the calculation of the Applicable Premium.

Section 3.08.          Offers to Repurchase by Application of Excess Proceeds.

(a)            In the event that, pursuant to Section 4.10 hereof, the Issuer shall be required to commence an Asset Sale Offer, or if the Issuer shall elect to commence an Advance Offer, the Issuer shall follow the procedures specified below.

(b)            The Asset Sale Offer or the Advance Offer, as the case may be, shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuer shall apply all Excess Proceeds (the “Offer Amount”), to the purchase of Notes and, if required or permitted by the terms thereof, Pari Passu Indebtedness (on a pro rata basis, if applicable, with adjustments as necessary so that no Notes or Pari Passu Indebtedness, as the case may be, will be repurchased in part in an unauthorized denomination), or, if less than the Offer Amount has been tendered, all Notes and Pari Passu Indebtedness (in the case of Excess Proceeds) tendered in response to the Asset Sale Offer or the Advance Offer, as the case may be. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

(c)            If the Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest, if any, up to but excluding the Purchase Date shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer or the Advance Offer, as the case may be.

(d)            Upon the commencement of an Asset Sale Offer or an Advance Offer, as the case may be, the Issuer shall send, electronically or by first-class mail, a notice to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer or the Advance Offer, as the case may be. The Asset Sale Offer or the Advance Offer, as the case may be, shall be made to all Holders and, if required or permitted by the terms thereof, holders of such Pari Passu Indebtedness. The notice, which shall govern the terms of the Asset Sale Offer or the Advance Offer, as the case may be, shall state:

(i)            that the Asset Sale Offer or the Advance Offer, as the case may be, is being made pursuant to this Section 3.08 and Section 4.10 hereof and the length of time the Asset Sale Offer or the Advance Offer, as the case may be, shall remain open;

(ii)            the Offer Amount, the purchase price and the Purchase Date;

(iii)          that any Note not tendered or accepted for payment shall continue to accrue interest;

(iv)          that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer or the Advance Offer, as the case may be, shall cease to accrue interest on and after the Purchase Date;

(v)           that any Holder electing to have less than all of the aggregate principal amount of its Notes purchased pursuant to an Asset Sale Offer or an Advance Offer, as the case may be, may elect to have Notes purchased in integral multiples of $1,000;

(vi)          that Holders electing to have a Note purchased pursuant to any Asset Sale Offer or Advance Offer, as the case may be, shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed, or transfer such Note by book-entry transfer, to the Issuer, the Depositary, if appointed by the Issuer, or a Paying Agent at the address specified in the notice at least two Business Days before the Purchase Date;

(vii)         that Holders shall be entitled to withdraw their election if the Issuer, the Depositary or the Paying Agent, as the case may be, receives, not later than the close of business on the tenth Business Day prior to the expiration date of the Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(viii)        that, if the aggregate principal amount of Notes and, if applicable, any Pari Passu Indebtedness, surrendered by the holders thereof exceeds the Offer Amount, the Issuer shall purchase such Notes (subject to applicable DTC procedures as to Global Notes) and such Pari Passu Indebtedness, as the case may be, on a pro rata basis based on the aggregate principal amount (or accreted value, if applicable) of the Notes or such Pari Passu Indebtedness, as the case may be, tendered (with such adjustments as may be deemed appropriate by the Issuer) so that only Notes in an amount not less than $2,000 or integral multiples of $1,000 in excess thereof; and

(ix)           that Holders whose certificated Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same indebtedness to the extent not repurchased; provided that new Notes will only be issued in denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

The notice, if delivered electronically or mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. If (i) the notice is delivered or mailed in a manner herein provided and (ii) any Holder fails to receive such notice or a Holder receives such notice but it is defective, such Holder’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the purchase of the Notes as to all other Holders that properly received such notice without defect.

(e)            On or before the Purchase Date, the Issuer shall, to the extent lawful, (i) accept for payment, on a pro rata basis as described in clause (d)(viii) of this Section 3.08, the Offer Amount of Notes or portions thereof validly tendered pursuant to the Asset Sale Offer or the Advance Offer, as the case may be, or if less than the Offer Amount has been tendered, all Notes tendered and (ii) deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof so tendered.

(f)            The Issuer, the Depositary or the Paying Agent, as the case may be, shall promptly mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes properly tendered by such Holder and accepted by the Issuer for purchase, and the Issuer shall promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, shall authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, only an Officer’s Certificate and not an Opinion of Counsel is required for the Trustee to authenticate and mail or deliver such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered representing the same indebtedness to the extent not repurchased; provided that each such new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer shall announce the results of the Asset Sale Offer or the Advance Offer, as the case may be, on or as soon as practicable after the Purchase Date on the website or online system maintained pursuant to Section 4.03(a) hereof.

(g)            Prior to noon (New York City time) on the Purchase Date, the Issuer shall deposit with the Trustee or with the Paying Agent money sufficient to pay the purchase price of and accrued and unpaid interest on all Notes to be purchased on that Purchase Date. The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the purchase price of, and accrued and unpaid interest on, all Notes to be redeemed.

Other than as specifically provided in this Section 3.08 or Section 4.10 hereof, any purchase pursuant to this Section 3.08 shall be made pursuant to the applicable provisions of Sections 3.01 through 3.06 hereof, and references therein to “redeem,” “redemption,” “Redemption Date” and similar words shall be deemed to refer to “purchase,” “repurchase,” “Purchase Date” and similar words, as applicable.

Section 3.09.      Mandatory Redemption. The Issuer shall not be required to make any mandatory redemption or sinking fund payment with respect to the Notes.

ARTICLE 4
Covenants

Section 4.01.          Payment of Notes. The Issuer shall pay or cause to be paid the principal of, and premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and this Indenture. Principal and premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Issuer or a Guarantor or an Affiliate of the Issuer or a Guarantor, holds as of noon (New York City time) on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal and premium, if any, and interest then due.

The Paying Agent shall not be obliged to make any payment until such time as it has received sufficient funds in order to make such payment.

The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; the Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02.          Maintenance of Office or Agency. The Issuer shall maintain the offices or agencies (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or Transfer Agent) required under Section 2.03 hereof where Notes may be surrendered for registration of transfer or for exchange or presented for payment and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office; provided that the Corporate Trust Office of the Trustee shall not be an office or agency of the Issuer for the purpose of effecting service of legal process against the Issuer or any Guarantor.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain such offices or agencies as required by Section 2.03 hereof for such purposes. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby designates the Corporate Trust Office and U.S. Bank Trust Company, National Association as such offices or agencies of the Issuer in accordance with Section 2.03 hereof.

Section 4.03.          Reports and Other Information.

(a)            So long as any Notes are outstanding, the Parent Guarantor shall have its annual consolidated financial statements audited by a nationally recognized firm of independent auditors. In addition, after the Issue Date, so long as any Notes are outstanding, the Parent Guarantor shall furnish to the Holders of the Notes the following reports:

(1)            (x) all annual and year-to-date interim period (ended at each quarter end, except for the fourth quarter) financial statements substantially in forms that would be required to be contained in a filing with the SEC on Forms 10-K and 10-Q of the Parent Guarantor, if the Parent Guarantor were required to file such forms, plus a “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; (y) with respect to the annual and year-to-date interim information, a presentation of “Adjusted EBITDA” of the Parent Guarantor substantially consistent with the presentation thereof in the Offering Memorandum and derived from such financial information; and (z) with respect to the annual financial statements only, a report on the annual financial statements by the Parent Guarantor’s independent registered public accounting firm; and

(2)            substantially the same information that would be required to be contained in filings with the SEC on Form 8-K under Items 1.01, 1.02, 1.03, 2.01 (only with respect to acquisitions that are “significant” at the 20% or greater level pursuant to clauses (1)(i) and (ii) of the definition of “Significant Subsidiary” under Rule 1-02 of Regulation S-X only), 4.01, 4.02(a) and (b), 5.01 and 5.02(b) (with respect to the principal executive officer, president, principal financial officer and principal operating officer only) and (c) (with respect to the principal executive officer, president, principal financial officer and principal operating officer only and other than with respect to information otherwise required or contemplated by subclause (3) of such Item or by Item 402 of Regulation S-K) as in effect on the Issue Date if the Parent Guarantor were required to file such reports;

provided, however, that (A) no such report shall be required to include as an exhibit, or to include a summary of the terms of, any employment or compensatory arrangement, agreement, plan or understanding between the Parent Guarantor (or any of its direct or indirect parent entities or its Subsidiaries) and any director, manager or officer, of the Parent Guarantor (or any of its direct or indirect parent entities or its Subsidiaries), (B) the Parent Guarantor shall not be required to make available any information regarding the occurrence of any of the events set forth in clause (2) above if the Parent Guarantor determines in its good faith judgment that the event that would otherwise be required to be disclosed is not material to the Holders of the Notes or the business, assets, operations, financial positions or prospects of the Parent Guarantor and its Restricted Subsidiaries taken as a whole, (C) no such report will be required to comply with Regulation G under the Exchange Act or Item 10(e) of Regulation S-K with respect to any “non-GAAP” financial information contained therein, (D) no such report shall be required to comply with Regulation S-X, including, without limitation, Rules 3-03(e), 3-05, 3-09, 3-10, 3-16, 13-01 and 13-02 or Article 11 thereof (or any successor or similar rules), (E) no such report shall be required to provide any information that is not otherwise similar to information currently included in the Offering Memorandum, (F) in no event shall such reports be required to include as an exhibit copies of any agreements, financial statements or other items that would be required to be filed as exhibits under the SEC rules, (G) trade secrets and other information that could cause competitive harm to the Parent Guarantor and its Restricted Subsidiaries may be excluded from any disclosures, (H) such financial statements or information shall not be required to contain any “segment reporting” and (I) such financial statements and information may, at the election of the Parent Guarantor, be prepared in accordance with U.S. GAAP or IFRS.

All such annual reports shall be furnished within 90 days after the end of the fiscal year to which they relate; all such quarterly reports shall be furnished within 60 days after the end of the fiscal quarter to which they relate; and all such current reports shall be furnished within 15 days of the due date specified in the SEC’s rules and regulations for reporting companies under the Exchange Act. Notwithstanding the foregoing, any annual reports or quarterly reports may be furnished on or prior to the due date applicable to the Parent Guarantor or any parent entity of the Parent Guarantor pursuant to the SEC’s rules and regulations under the Exchange Act, if later than a date provided in the preceding sentence.

The Parent Guarantor will be deemed to have furnished the reports referred to in clauses (1) and (2) of this Section 4.03(a) if the Parent Guarantor or any parent entity of the Parent Guarantor has filed reports containing substantially such information (or any such information of a parent entity pursuant to the fourth succeeding paragraph) with the SEC.

If the Parent Guarantor or any parent entity of the Parent Guarantor does not file reports containing such information with the SEC, then the Parent Guarantor shall make available such information and such reports to any Holder of the Notes and to any beneficial owner of the Notes, in each case by posting such information on a password-protected website or online data system which shall require a confidentiality acknowledgment, and shall make such information readily available to any bona fide prospective investor, any securities analyst (to the extent providing analysis of investment in the Notes) or any market maker in the Notes who agrees to treat such information as confidential; provided that the Parent Guarantor shall post such information thereon and make readily available any password or other login information to any such bona fide prospective investor, securities analyst or market maker; provided, however, that the Parent Guarantor may deny access to any information or reports otherwise to be provided pursuant to this covenant to any such Holder, beneficial owner, bona fide prospective investor, securities analyst or market maker that is a competitor or to the extent that the Parent Guarantor determines in its sole discretion that the provision of such information to such Person may be harmful to the Parent Guarantor and its Subsidiaries, its parent entities or the Investors; provided further that such Holders, beneficial owners, bona fide prospective investors, securities analysts and market makers shall agree to (A) treat all such reports (and information contained therein) as confidential, (B) not use such reports (and the information contained therein) for any purpose other than their investment or potential investment in the Notes and (C) not publicly disclose any such reports (and the information contained therein).

(b)            To the extent not satisfied by Section 4.03(a) hereof, the Parent Guarantor shall furnish to Holders of the Notes, securities analysts and prospective investors upon request the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, so long as the Notes are not freely transferable under the Securities Act.

(c)            If any Subsidiary of the Parent Guarantor is an Unrestricted Subsidiary and if any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, would constitute a Significant Subsidiary of the Parent Guarantor, then the Parent Guarantor shall furnish the annual and quarterly information required by Section 4.03(a)(1) hereof, which shall include a presentation of selected financial metrics (in the Parent Guarantor’s sole discretion) of such Unrestricted Subsidiaries as a group in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(d)            Notwithstanding the foregoing, the Parent Guarantor may satisfy its obligations under this Section 4.03 with respect to financial statements related to the Parent Guarantor by furnishing financial information relating to any parent entity of the Parent Guarantor; provided that if such parent entity does not guarantee the Notes then the same is accompanied by selected financial metrics that show the differences (in the Parent Guarantor’s sole discretion) between the information relating to such parent, on the one hand, and the information relating to the Parent Guarantor and its Restricted Subsidiaries on a stand-alone basis, on the other hand.

(e)            Notwithstanding anything herein to the contrary, the Parent Guarantor will not be deemed to have failed to comply with any of its obligations hereunder for purposes of clause (iii) of Section 6.01(a) hereof until 180 days after the receipt of the written notice delivered thereunder.

To the extent any information is not provided within the time periods specified in this Section 4.03 and such information is subsequently provided, the Parent Guarantor will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured.

The Trustee shall have no duty to review or analyze any reports furnished or made available to it and the Trustee’s receipt of such reports shall not constitute actual or constructive knowledge of the information contained therein or determinable therefrom, including the Parent Guarantor’s or the Issuer’s compliance with any of its covenants (as to which the Trustee is entitled to conclusively rely on an Officer’s Certificate).

Notwithstanding the foregoing, the Parent Guarantor will not be required to disclose any information or take any actions that, in the good faith view of the Parent Guarantor, would violate applicable securities laws or the SEC’s “gun-jumping” rules.

Section 4.04.          Compliance Certificate.

(a)            the Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year ending after the Issue Date, a certificate from its principal executive officer, principal financial officer or principal accounting officer stating that a review of the activities of the Parent Guarantor and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Parent Guarantor and its Restricted Subsidiaries have kept, observed, performed and fulfilled their respective obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge, on behalf of the Parent Guarantor and its Restricted Subsidiaries have kept, observed, performed and fulfilled in all material respects each and every condition and covenant contained in this Indenture during such fiscal year and no Default has occurred and is continuing with respect to any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default shall have occurred and is continuing, describing all such Defaults of which he or she may have knowledge and what action the Issuer is taking or proposes to take with respect thereto).

(b)            When any Default has occurred and is continuing under this Indenture, or if the Trustee or the holder of any other evidence of Indebtedness of the Parent Guarantor or any Subsidiary gives any notice or takes any other action with respect to a claimed Default, the Issuer shall promptly (which shall be no more than 20 Business Days after becoming aware of such Default) deliver to the Trustee by registered or certified mail or by facsimile or electronic transmission an Officer’s Certificate specifying such Default (unless such Default has been cured or waived within such 20-Business Day time period).

Section 4.05.         Taxes. The Parent Guarantor shall pay or discharge, and shall cause each of its Restricted Subsidiaries to pay or discharge, prior to delinquency, all material taxes, lawful assessments, and governmental levies except such as are contested in good faith and by appropriate actions or where the failure to effect such payment or discharge is not adverse in any material respect to the Holders.

Section 4.06.          Stay, Extension and Usury Laws. The Issuer and each of the Guarantors covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture and the Notes; and the Issuer and each of the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and (to the extent that they may lawfully do so) covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07.          Limitation on Restricted Payments.

(a)            The Parent Guarantor shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i)            declare or pay any dividend or make any payment or distribution on account of the Parent Guarantor’s, or any of its Restricted Subsidiaries’, Equity Interests (in each case, solely to a holder of Equity Interests in such Person’s capacity as a holder of such Equity Interests), including any dividend, payment or distribution payable in connection with any merger, amalgamation or consolidation other than (1) dividends, payments and distributions by the Parent Guarantor payable solely in Equity Interests (other than Disqualified Stock) of the Parent Guarantor or in options, warrants or other rights to purchase such Equity Interests (other than Disqualified Stock) or (2) dividends, payments and distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary, the Parent Guarantor or a Restricted Subsidiary receives at least its pro rata share of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities;

(ii)            purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Parent Guarantor or any direct or indirect parent company of the Parent Guarantor, including any purchase, redemption, defeasance, acquisition or retirement in connection with any merger, amalgamation or consolidation, in each case held by a Person other than the Parent Guarantor or a Restricted Subsidiary;

(iii)            make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than (1) Indebtedness permitted under clauses (vii) and (viii) of Section 4.09(b) hereof or (2) the payment, redemption, purchase, repurchase, defeasance or other acquisition or retirement for value of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of payment, redemption, purchase, repurchase, defeasance or acquisition or retirement; or

(iv)          make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above (other than any exceptions thereto) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(A)           in the case of a Restricted Payment under clauses (i) and (ii) above and made pursuant to Section 4.07(a)(B)(1), no Event of Default shall have occurred and be continuing or would occur as a consequence thereof and, in the case of a Restricted Payment under clauses (iii) and (iv) above and made pursuant to Section 4.07(a)(B)(1), no Event of Default described under clauses (i), (ii), (vi) or (vii) of Section 6.01(a) hereof shall have occurred and be continuing or would occur as a consequence thereof; and

(B)           such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Parent Guarantor and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (i) (without duplication) and (vi)(C) of Section 4.07(b) hereof), but excluding all other Restricted Payments permitted by Section 4.07(b) hereof), is less than the sum of (without duplication):

(1)           50% of the Consolidated Net Income of the Parent Guarantor for the period (taken as one accounting period and including any predecessor of the Parent Guarantor) beginning on July 1, 2014 to the end of the Parent Guarantor’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment; plus

(2)           100% of the aggregate Net Cash Proceeds and the fair market value of marketable securities or other property received by the Parent Guarantor or its Restricted Subsidiaries after the Original Issue Date (other than Net Cash Proceeds to the extent such Net Cash Proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (xii)(A) of Section 4.09(b) hereof) from the issue or sale of:

(i)            (A) Equity Interests of the Parent Guarantor, including Treasury Capital Stock, but excluding Net Cash Proceeds and the fair market value of marketable securities or other property received from the sale of:

(x)            Equity Interests of the Parent Guarantor to any future, present or former employees, directors, officers, managers, independent contractors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Parent Guarantor, any direct or indirect parent company of the Parent Guarantor or any of the Parent Guarantor’s Subsidiaries after the Original Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (iv) of Section 4.07(b) hereof; and

(y)            Designated Preferred Stock; and

(B)           to the extent such Net Cash Proceeds, marketable securities or other property are actually contributed to the Parent Guarantor or any of its Restricted Subsidiaries, Equity Interests of the Parent Guarantor or any of the Parent Guarantor’s direct or indirect parent companies (excluding contributions of the proceeds from the sale of Designated Preferred Stock of any such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (iv) of Section 4.07(b) hereof); or

(ii)           Indebtedness of the Parent Guarantor or a Restricted Subsidiary that has been converted into or exchanged for such Equity Interests of the Parent Guarantor or a parent company of the Parent Guarantor;

provided that this clause (2) shall not include the proceeds from (w) Refunding Capital Stock applied in accordance with clause (ii) of Section 4.07(b) hereof, (x) Equity Interests or convertible debt securities of the Parent Guarantor or a Restricted Subsidiary sold to a Restricted Subsidiary or to the Parent Guarantor, (y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (z) Excluded Contributions; plus

(3)            100% of the aggregate amount of Cash Equivalents and the fair market value of marketable securities or other property contributed to the capital of the Parent Guarantor or a Restricted Subsidiary (including the aggregate principal amount of any Indebtedness of the Parent Guarantor or a Restricted Subsidiary contributed to the Parent Guarantor or a Restricted Subsidiary for cancellation) or that becomes part of the capital of the Parent Guarantor or a Restricted Subsidiary through consolidation, amalgamation or merger following the Original Issue Date (other than (i) Net Cash Proceeds to the extent such Net Cash Proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (xii)(A) of Section 4.09(b) hereof, (ii) contributions by a Restricted Subsidiary or the Parent Guarantor and (iii) any Excluded Contributions); plus

(4)            100% of the aggregate amount received in Cash Equivalents and the fair market value of marketable securities or other property received by the Parent Guarantor or any Restricted Subsidiary by means of:

(i)            the sale or other disposition (other than to the Parent Guarantor or a Restricted Subsidiary) of, or other returns on Investments from, Restricted Investments made by the Parent Guarantor or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Parent Guarantor or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments made by the Parent Guarantor or its Restricted Subsidiaries, in each case after the Original Issue Date; or

(ii)            the issuance, sale or other disposition (other than to the Parent Guarantor or a Restricted Subsidiary) of the Equity Interests of, or a dividend or distribution (other than an Excluded Contribution) from, an Unrestricted Subsidiary (other than, in each case, to the extent the Investment in such Unrestricted Subsidiary was made by the Parent Guarantor or a Restricted Subsidiary pursuant to clause (vii) of Section 4.07(b) hereof or to the extent such Investment constituted a Permitted Investment, but including such Cash Equivalents and fair market value to the extent exceeding the amount of such Investment), in each case, after the Original Issue Date; or

(iii)          any returns, profits, distributions, principal payments and similar amounts received on account of any Permitted Investment or an Investment otherwise permitted to be incurred under this Section 4.07 and without duplication of any returns, profits, distributions, principal payments or similar amounts included in the calculation of such basket; plus

(5)            in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Parent Guarantor or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Parent Guarantor or a Restricted Subsidiary after the Issue Date, the fair market value (as determined by the Parent Guarantor in good faith) of the Investment in such Unrestricted Subsidiary (or the assets transferred) at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation, consolidation or transfer of assets, other than to the extent the Investment in such Unrestricted Subsidiary was made by the Parent Guarantor or a Restricted Subsidiary pursuant to clause (vii) of Section 4.07(b) hereof or to the extent such Investment constituted a Permitted Investment made after the Original Issue Date, but, to the extent exceeding the amount of such Permitted Investment, including such excess amounts of fair market value; plus

(6)            the aggregate amount of Cumulative Retained Asset Sale Proceeds and Declined Proceeds since the Issue Date; plus

(7)            the greater of (A) $300.0 million and (B) 40.0% of LTM EBITDA.

(b)            The provisions of Section 4.07(a) hereof shall not prohibit:

(i)            the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or other distribution or the giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or other distribution or redemption payment would have complied with the provisions of this Indenture;

(ii)            (A) the redemption, repurchase, defeasance, retirement or other acquisition of any Equity Interests (“Treasury Capital Stock”), including any accrued and unpaid dividends thereon, or Subordinated Indebtedness of the Parent Guarantor or any Restricted Subsidiary or any Equity Interests of any direct or indirect parent company of the Parent Guarantor, in exchange for, or in an amount not to exceed the proceeds of, the substantially concurrent sale or issuance (other than to a Restricted Subsidiary) of Equity Interests of the Parent Guarantor or any direct or indirect parent company of the Parent Guarantor to the extent contributed to the Parent Guarantor (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”), (B) the declaration and payment of dividends on Treasury Capital Stock out of the proceeds of the substantially concurrent sale or issuance (other than to a Subsidiary of the Parent Guarantor or to an employee stock ownership plan or any trust established by the Parent Guarantor or any of its Subsidiaries) of Refunding Capital Stock, and (C) if, immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clauses (vi)(A) or (B) of this Section 4.07(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Parent Guarantor) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(iii)          the prepayment, defeasance, redemption, repurchase, exchange or other acquisition or retirement of (1) Subordinated Indebtedness of the Issuer or a Guarantor made by exchange for, or in an amount not to exceed the proceeds of the sale of, new Indebtedness of the Issuer or a Guarantor or Disqualified Stock of the Issuer or a Guarantor made within 120 days of such incurrence or issuance of new Indebtedness or Disqualified Stock or (2) Disqualified Stock of the Issuer or a Guarantor made by exchange for, or in an amount not to exceed the proceeds of the sale of, Disqualified Stock of the Issuer or a Guarantor made within 120 days of such issuance of Disqualified Stock, that, in each case, is incurred or issued, as applicable, in compliance with Section 4.09 hereof so long as:

(A)            the principal amount (or accreted value, if applicable) of such new Indebtedness or the liquidation preference of such new Disqualified Stock does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness or the liquidation preference of, plus any accrued and unpaid dividends on, the Disqualified Stock being so prepaid, defeased, redeemed, repurchased, exchanged, acquired or retired for value, plus the amount of any premium (including tender premium) paid on the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired, defeasance costs and any fees and expenses incurred in connection with the issuance of such new Indebtedness or Disqualified Stock;

(B)            such new Indebtedness is subordinated to the Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so defeased, redeemed, repurchased, exchanged, acquired or retired;

(C)            such new Indebtedness or Disqualified Stock has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired (or, if earlier, a date that is at least 91 days after the maturity date of the Notes); and

(D)            such new Indebtedness or Disqualified Stock has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired (or requires no or nominal payments in cash prior to the date that is 91 days after the maturity date of the Notes);

(iv)            Restricted Payments to pay for the repurchase, redemption or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Parent Guarantor or any direct or indirect parent company of the Parent Guarantor held by any future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Parent Guarantor, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any employee, director, officer, manager, member, partner, independent contractor or consultant equity plan or stock option plan or any other employee, director, officer, manager, member, partner, independent contractor or consultant benefit plan or agreement, or any equity subscription or equityholder agreement or any termination agreement (including, for the avoidance of doubt, any principal and interest payable on any Indebtedness issued by the Parent Guarantor or any direct or indirect parent company of the Parent Guarantor in connection with such repurchase, retirement or other acquisition), including any Equity Interests received or rolled over by any future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants of the Parent Guarantor, any of its Subsidiaries or any direct or indirect parent company of the Parent Guarantor in connection with any transaction; provided that the aggregate amount of Restricted Payments made under this clause (iv) does not exceed in any calendar year an amount equal to the greater of (a) $75.0 million and (b) 10.0% of LTM EBITDA, with unused amounts in any calendar year being carried over to succeeding calendar years; provided further that such amount in any calendar year under this clause may be increased by an amount not to exceed:

(A)            the cash proceeds from the sale or issuance of Equity Interests (other than Disqualified Stock and other than to a Restricted Subsidiary) of the Parent Guarantor and, to the extent contributed to the Parent Guarantor or its Subsidiaries, the cash proceeds from the sale of Equity Interests of any of the Parent Guarantor’s direct or indirect parent companies, in each case to any future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Parent Guarantor, any of its Subsidiaries or any of its direct or indirect parent companies that occurred or occurs after the Original Issue Date, to the extent the cash proceeds from the sale or issuance of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (B) of Section 4.07(a) hereof; plus

(B)            the amount of any cash bonuses otherwise payable to future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Parent Guarantor, any of its Subsidiaries or any of its direct or indirect parent companies that are foregone in exchange for the receipt of Equity Interests of the Parent Guarantor or any of its direct or indirect parent companies pursuant to any compensation arrangement, including any deferred compensation plan; plus

(C)            the cash proceeds of key man life insurance policies received by the Parent Guarantor or its Restricted Subsidiaries (or any direct or indirect parent company of the Parent Guarantor to the extent contributed to the Parent Guarantor or one of its Subsidiaries) after the Issue Date; less

(D)            the amount of any Restricted Payments previously made with the cash proceeds described in clauses (A), (B) and (C) of this clause (iv);

provided that the Parent Guarantor may elect to apply all or any portion of the aggregate increase contemplated by clauses (A), (B) and (C) of this clause (iv) in any calendar year; and provided further that (i) cancellation of Indebtedness owing to the Parent Guarantor or any Restricted Subsidiary from any future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Parent Guarantor, any of the Parent Guarantor’s direct or indirect parent companies or any of the Parent Guarantor’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Parent Guarantor or any of its direct or indirect parent companies and (ii) the repurchase, redemption or other acquisition or retirement for value of Equity Interests deemed to occur upon or in connection with the exercise of options, warrants or similar instruments if such Equity Interests represent all or a portion of the exercise price thereof or payments, in lieu of the issuance of fractional Equity Interests or withholding to pay other taxes payable in connection therewith, in the case of each of clauses (i) and (ii), will not be deemed to constitute a Restricted Payment for purposes of this Section 4.07 or any other provision of this Indenture;

(v)            the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Parent Guarantor or any of its Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary issued in accordance with Section 4.09 hereof to the extent such dividends or distributions are included in the definition of “Fixed Charges”;

(vi)          (A) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Parent Guarantor after the Issue Date;

(B)            the declaration and payment of dividends to any direct or indirect parent company of the Parent Guarantor, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by such parent company after the Issue Date; provided that the amount of dividends paid pursuant to this clause (B) shall not exceed the aggregate amount of cash actually contributed to the Parent Guarantor from the sale of such Designated Preferred Stock; or

(C)            the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (ii) of this Section 4.07(b);

provided, in the case of each of (A) and (C) of this clause (vi), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Parent Guarantor could incur $1.00 of additional Indebtedness pursuant to Section 4.09(a) hereof;

(vii)         Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (vii) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of Cash Equivalents or marketable securities (until such proceeds are converted to Cash Equivalents), not to exceed the greater of (a) $150.0 million and (b) 20.0% of LTM EBITDA at the time of such Investment (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments; provided, however, that if any Investment pursuant to this clause (vii) is made in any Person that is not a Restricted Subsidiary of the Parent Guarantor at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (a) of the definition of “Permitted Investments” and shall cease to have been made pursuant to this clause (vii);

(viii)         payments made or expected to be made by the Parent Guarantor or any Restricted Subsidiary in respect of withholding or similar taxes payable upon or in connection with the exercise or vesting of Equity Interests or any other equity award by any future, present or former employee, director, officer, member of management or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Parent Guarantor or any Restricted Subsidiary or any direct or indirect parent company of the Parent Guarantor and any repurchases or withholdings of Equity Interests in connection with the exercise or vesting of stock options, warrants or the issuance of restricted stock units or similar equity-based awards or payments in lieu of the issuance of fractional Equity Interests with respect to stock options, warrants, restricted stock units or similar equity-based awards;

(ix)           Restricted Payments in an amount not to exceed the sum of (A) up to 7.0% per annum of the amount of Net Cash Proceeds from any Equity Offering received by or contributed to the Parent Guarantor or any of its Restricted Subsidiaries and (B) an aggregate amount per annum not to exceed 7.0% of Market Capitalization;

(x)            Restricted Payments that are made (a) in an amount that does not exceed the aggregate amount of Excluded Contributions received following the Original Issue Date or (b) without duplication with clause (a), in an amount not to exceed the cash proceeds from a sale, conveyance, transfer or other disposition in respect of property or assets acquired after the Original Issue Date, if the acquisition of such property or assets was financed with Excluded Contributions;

(xi)           (A) Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (xi)(A) (in the case of Restricted Investments, at the time outstanding (without giving effect to the sale of an Investment to the extent the proceeds of such sale do not consist of, or have not been converted to, Cash Equivalents)) not to exceed the greater of (a) $300.0 million and (b) 40.0% of LTM EBITDA at such time (in the case of a Restricted Investment, determined on the date such Investment is made, with the fair market value of such Investment being measured at the time made and without giving effect to subsequent changes in value, plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments); provided, however, that if any Restricted Payment pursuant to this clause(xi)(A) consists of an Investment made in any Person that is not a Restricted Subsidiary of the Parent Guarantor at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (a) of the definition of “Permitted Investments” and shall cease to have been made pursuant to this clause (xi)(A); and (B) any Restricted Payments, so long as, after giving pro forma effect to the payment of any such Restricted Payment pursuant to this clause (xi)(B), the Consolidated Total Debt Ratio shall be no greater than 5.50 to 1.00;

(xii)          distributions or payments of Securitization Fees and purchases of receivables in connection with any Qualified Securitization Facility or any repurchase obligation in connection therewith;

(xiii)         [reserved];

(xiv)         the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness, Disqualified Stock or Preferred Stock pursuant to provisions similar to those described under Sections 4.10 and 4.14 hereof; provided that if the Issuer shall have been required to make a Change of Control Offer or Asset Sale Offer, as applicable, to purchase the Notes on the terms provided in this Indenture applicable to Change of Control Offers or Asset Sale Offers, respectively, all Notes validly tendered by Holders of such Notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed, acquired or retired for value;

(xv)          the declaration and payment of dividends or distributions by the Parent Guarantor to, or the making of loans to, any direct or indirect parent entity of the Parent Guarantor or any other Restricted Payment in amounts required for any direct or indirect parent company of the Parent Guarantor to pay, in each case without duplication:

(A)           franchise, excise and similar taxes, and other fees and expenses, required to maintain its corporate or other legal existence or privilege of doing business;

(B)            salary, bonus, severance, indemnity and other benefits payable to future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants of any direct or indirect parent company of the Parent Guarantor to the extent such salaries, bonuses, severance, indemnity and other benefits are attributable to the ownership or operation of the Parent Guarantor and its Restricted Subsidiaries;

(C)           general organizational, operating, administrative, compliance, overhead, insurance and other costs and expenses (including, without limitation, expenses related to auditing or other accounting or tax reporting matters), any costs, expenses and liabilities incurred in connection with any litigation or arbitration attributable to the ownership or operations of the Parent Guarantor or its Restricted Subsidiaries, and Public Company Costs;

(D)           fees and expenses related to any equity or debt offering, financing transaction, acquisition, divestiture, investment or other non-ordinary course transaction (whether or not successful) of such parent entity; provided that any such transaction was in the good faith judgment of the Parent Guarantor intended to be for the benefit of the Parent Guarantor and its Restricted Subsidiaries;

(E)            amounts payable pursuant to the Support and Services Agreement (including any amendment thereto or replacement thereof so long as any such amendment or replacement is not materially disadvantageous in the good faith judgment of the Parent Guarantor to the Holders when taken as a whole, as compared to the Support and Services Agreement as in effect immediately prior to such amendment or replacement), solely to the extent such amounts are not paid directly by the Parent Guarantor or its Subsidiaries;

(F)            (i) cash payments in lieu of issuing fractional shares or interests in connection with the exercise of warrants, options, other equity-based awards or other securities convertible into or exchangeable for Equity Interests of the Parent Guarantor or any direct or indirect parent company of the Parent Guarantor and any dividend, split or combination thereof or any transaction permitted under this Indenture and (ii) any conversion request by a holder of convertible Indebtedness and cash payments in lieu of fractional shares or interests in connection with any such conversion and payments on convertible Indebtedness in accordance with its terms;

(G)            to finance Investments that would otherwise be permitted to be made pursuant to this Section 4.07 if made by the Parent Guarantor or its Restricted Subsidiaries; provided that (1) such Restricted Payment shall be made within 120 days of the closing of such Investment, (2) such direct or indirect parent company shall, promptly following the closing thereof, cause (x) all property acquired (whether assets or Equity Interests) to be contributed to the capital of the Parent Guarantor or its Restricted Subsidiaries or (y) the merger, consolidation or amalgamation of the Person formed or acquired into the Parent Guarantor or its Restricted Subsidiaries (to the extent not prohibited by Section 5.01 hereof) in order to consummate such Investment and (3) any property received by the Parent Guarantor or its Restricted Subsidiaries shall not increase the amounts available for Restricted Payments pursuant to clause (B) of Section 4.07(a) hereof;

(H)            amounts that would be permitted to be paid by the Parent Guarantor or its Restricted Subsidiaries under clauses (iii), (iv), (viii), (ix), (xiii) and (xiv) of Section 4.11(b) hereof; provided that the amount of any dividend or distribution under this clause (xv)(H) to permit such payment shall reduce, without duplication, Consolidated Net Income of the Parent Guarantor to the extent, if any, that such payment would have reduced Consolidated Net Income of the Parent Guarantor if such payment had been made directly by the Parent Guarantor and increase (or, without duplication of any reduction of Consolidated Net Income, decrease) EBITDA to the extent, if any, that Consolidated Net Income is reduced under this clause (xv)(H) and such payment would have been added back to (or, to the extent excluded from Consolidated Net Income, would have been deducted from) EBITDA if such payment had been made directly by the Parent Guarantor, in each case, in the period such payment is made;

(I)            amounts in respect of Indebtedness of such direct or indirect parent company of the Parent Guarantor which is guaranteed by the Parent Guarantor or a Restricted Subsidiary; and

(J)            make payments for the benefit of the Parent Guarantor or any of its Restricted Subsidiaries to the extent such payments could have been made by the Parent Guarantor or any of its Restricted Subsidiaries because such payments (i) would not otherwise be Restricted Payments or (ii) would be Restricted Payments that would be permitted to be made by the Parent Guarantor or any of its Restricted Subsidiaries pursuant to this covenant; provided that any payment made pursuant to this clause (xv)(J) shall, if applicable, reduce capacity under the Restricted Payments exception or basket that would have been utilized if such payment were made directly by the Parent Guarantor or such Restricted Subsidiary;

(xvi)         the distribution, by dividend or otherwise, or other transfer of Capital Stock of an Unrestricted Subsidiary (or a Restricted Subsidiary that owns one or more Unrestricted Subsidiaries and no other material assets), or Indebtedness owed to the Parent Guarantor or a Restricted Subsidiary by an Unrestricted Subsidiary (or a Restricted Subsidiary that owns one or more Unrestricted Subsidiaries and no other material assets), in each case, other than Unrestricted Subsidiaries the primary assets of which are Cash Equivalents received as an Investment from the Parent Guarantor or a Restricted Subsidiary;

(xvii)       mandatory redemptions of Disqualified Stock issued as a Restricted Payment or as consideration for a Permitted Investment so long as the amount of such redemptions are no greater than the amount that constituted such Restricted Payment or Permitted Investment;

(xviii)      payments or distributions to dissenting equityholders pursuant to applicable law (including in connection with, or as a result of, exercise of appraisal rights and the settlement of any claims or action (whether actual, contingent or potential)), pursuant to or in connection with any Permitted Investment or a consolidation, merger or transfer of assets that complies with, or is not prohibited by, Section 5.01 hereof;

(xix)           the repurchase, redemption or other acquisition of Equity Interests of the Parent Guarantor or any Restricted Subsidiary deemed to occur in connection with paying cash in lieu of fractional shares of such Equity Interests in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of the Parent Guarantor or any Restricted Subsidiary, in each case, permitted under this Indenture;

(xx)            payments by the Parent Guarantor to any direct or indirect parent of the Parent Guarantor (a) for any taxable period in which the Parent Guarantor and/or any of its Subsidiaries is a member of a consolidated, combined or similar non-U.S. or U.S. federal, state or local income or similar tax group that includes the Parent Guarantor and/or its Subsidiaries and whose common parent is a direct or indirect parent of the Parent Guarantor, to pay the portion of such non-U.S. or U.S. federal, state and/or local income or similar Taxes (as applicable) of such tax group that are attributable to the Parent Guarantor and/or its Restricted Subsidiaries and, to the extent of any cash amounts actually received from its Unrestricted Subsidiaries; provided that in each case the amount of such payments in respect of any taxable year does not exceed the amount that the Parent Guarantor and/or its applicable Restricted Subsidiaries (and, to the extent permitted above, its applicable Unrestricted Subsidiaries), as applicable, would have been required to pay in respect of the relevant non-U.S. or U.S. federal, state or local income or similar Taxes for such taxable year had the Parent Guarantor and/or its applicable Subsidiaries (including its Unrestricted Subsidiaries to the extent described above), as applicable, paid such Taxes separately from any such parent company and (b) with respect to any taxable period for which the Parent Guarantor is a disregarded entity or partnership for U.S. federal income tax purposes, in the form of permitted tax distributions to each direct or indirect owner of the Parent Guarantor (as applicable) which shall be equal to the product of (X) such owner’s allocable share of the taxable income of the Parent Guarantor for such taxable period (determined, for any taxable period for which the Parent Guarantor is a disregarded entity, as if the Parent Guarantor were a partnership), reduced (without duplication) by such owner’s allocable share of any taxable loss of the Parent Guarantor for any prior taxable period ending after the Issue Date to the extent such taxable loss is of a character that would permit such loss to be deducted against the taxable income in the current taxable period and (Y) the highest combined marginal federal, state and local income tax rate applicable to any direct or indirect equity owner of the Parent Guarantor for such taxable period (taking into account the character (long-term capital gain, qualified dividend income, tax-exempt income, etc.) of the current period taxable income); provided that any such distributions shall be made on a pro rata basis;

(xxi)           any Restricted Payment made in connection with a Permitted Change of Control and any Permitted Intercompany Activities;

(xxii)          (i) the declaration and payment of any cash dividends by the Parent Guarantor or (ii) the declaration and payment of dividends or distributions by the Parent Guarantor to, or the making of loans to, any direct or indirect parent company of the Parent Guarantor in amounts required for any direct or indirect parent company of the Parent Guarantor to declare and pay any cash dividends, in each case of subclauses (i) and (ii), pursuant to the terms of the applicable certificate of designations to holders of any class or series of Preferred Stock issued in exchange for Equity Interests of the Asian JV; provided that the aggregate amount of Restricted Payments made under this clause, (A) shall be unlimited if, after giving pro forma effect to the payment of such Restricted Payment, the Consolidated Total Debt Ratio is less than or equal to 6.00 to 1.00 and (B) shall not exceed $100.0 million in any calendar year if, after giving pro forma effect to the payment of such Restricted Payment, the Consolidated Total Debt Ratio is greater than 6.00 to 1.00;

(xxiii)         the Parent Guarantor may make any Restricted Payments to any direct or indirect parent for nominal value per right, of any rights granted to all holders of Capital Stock of the Parent Guarantor (or any direct or indirect parent of the Parent Guarantor) pursuant to any equityholders’ rights plan adopted for the purpose of protecting equityholders from unfair takeover practices;

(xxiv)         the Restricted Subsidiaries may make Restricted Payments in connection with the acquisition of additional Capital Stock in any Restricted Subsidiary from minority equityholders; and

(xxv)          the Parent Guarantor may make Restricted Payments to pay for the redemption, discharge, defeasance, retirement, repurchase or other acquisition, in each case for nominal value, of Capital Stock of any direct or indirect parent of the Parent Guarantor from a former investor of a business acquired in an Acquisition or other Investment or a current or former employee, officer, director, manager, or consultant or independent contractor of a business acquired in an Acquisition or other Investment (or their Controlled Investment Affiliates or Immediate Family Members), which Capital Stock was issued as part of an earn-out or similar arrangement in the acquisition of such business, and which redemption, acquisition, retirement or repurchase relates the failure of such earn-out to fully vest;

provided that at the time of, and after giving effect to, (x) any Restricted Payment under clause (xi)(B) of this Section 4.07(b) other than a Restricted Investment, no Event of Default shall have occurred and be continuing or would occur as a consequence thereof or (y) any Restricted Investment permitted under clause (xi)(B) of this Section 4.07(b), no Event of Default under Section 6.01(a)(i), (ii), (vi) or (vii)  hereof shall have occurred and be continuing or would occur as a consequence thereof.

(c)            For purposes of determining compliance with this Section 4.07, in the event that a proposed Restricted Payment (or a portion thereof) meets the criteria of clauses (i) through (xxv) of Section 4.07(b) hereof and/or one or more of the clauses contained in the definition of “Permitted Investments,” or is entitled to be made pursuant to Section 4.07(a) hereof, the Parent Guarantor will be entitled to divide or classify or later divide or reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment (or a portion thereof) between such clauses (i) through (xxv) and such Section 4.07(a) and/or one or more of the clauses contained in the definition of “Permitted Investments,” in any manner that otherwise complies with this Section 4.07.

(d)            The Parent Guarantor shall not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Parent Guarantor and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated shall be deemed to be Restricted Payments in an amount determined as set forth in the penultimate sentence of the definition of “Investments.” Such designation shall be permitted only if a Restricted Payment in such amount would be permitted at such time, pursuant to this Section 4.07, or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries shall not be subject to any of the restrictive covenants set forth in this Indenture. For the avoidance of doubt, this Section 4.07 shall not restrict the making of any “AHYDO catch up payment” with respect to, and required by the terms of, any Indebtedness of the Parent Guarantor or any of its Restricted Subsidiaries permitted to be incurred under the terms of this Indenture.

Section 4.08.           Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a)            The Parent Guarantor shall not, and shall not permit any of its Restricted Subsidiaries that is not the Issuer or a Subsidiary Guarantor to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary that is not the Issuer or a Subsidiary Guarantor to:

(i)              (A) pay dividends or make any other distributions to the Issuer or any Guarantor on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits or (B) pay any Indebtedness owed to the Issuer or any Guarantor;

(ii)             make loans or advances to the Issuer or any Guarantor; or

(iii)            sell, lease or transfer any of its properties or assets to the Issuer or any Guarantor.

(b)           The restrictions in Section 4.08(a) hereof shall not apply to encumbrances or restrictions existing under or by reason of:

(i)              encumbrances or restrictions in effect on the Issue Date, including pursuant to the Senior Secured Credit Facilities and the related documentation and Hedging Obligations;

(ii)             this Indenture, the Notes and the Guarantees;

(iii)            Purchase Money Obligations and Financing Lease Obligations that impose restrictions of the nature discussed in clause (iii) of Section 4.08(a) hereof on the property so purchased, leased, expanded, constructed, developed, installed, replaced, relocated, renewed, maintained, upgraded, repaired or improved;

(iv)            applicable law or any applicable rule, regulation or order;

(v)             (A) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Parent Guarantor or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Parent Guarantor or a Restricted Subsidiary, any agreement or other instrument of such Unrestricted Subsidiary (but, in any such case, not created in contemplation thereof) and (B) any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Parent Guarantor or any of its Restricted Subsidiaries in existence at the time of such acquisition or at the time it merges with or into the Parent Guarantor or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries, or the property or assets of the Person so acquired and its Subsidiaries or the property or assets so acquired;

(vi)            contracts for the sale or disposition of assets, including sale-leaseback agreements, including customary restrictions with respect to a Subsidiary of the Parent Guarantor pursuant to an agreement that has been entered into for the sale or disposition of any of the Capital Stock or assets of such Subsidiary;

(vii)           Secured Indebtedness otherwise permitted to be incurred pursuant to Section 4.09 and Section 4.12 hereof that limit the right of the debtor to dispose of or incur Liens on the assets securing such Indebtedness;

(viii)          restrictions on Cash Equivalents or other deposits or net worth imposed by suppliers, customers or landlords under contracts entered into in the ordinary course of business or consistent with past practice or arising in connection with any Permitted Liens;

(ix)            other Indebtedness, Disqualified Stock or Preferred Stock of Restricted Subsidiaries that are not the Issuer or a Subsidiary Guarantor permitted to be incurred subsequent to the Issue Date pursuant to the provisions of Section 4.09 hereof;

(x)             customary provisions in joint venture agreements and other similar agreements or arrangements relating to such joint venture;

(xi)            provisions contained in leases, subleases, licenses, sub-licenses or similar agreements, including with respect to intellectual property and other agreements, in each case, entered into in the ordinary course of business or consistent with industry practices or that in the judgment of the Issuer would not materially impair the Issuer’s ability to make payments under the Notes when due;

(xii)           restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Parent Guarantor or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business or consistent with past practice; provided that such agreement prohibits the encumbrance of solely the property or assets of the Parent Guarantor or such Restricted Subsidiary that are the subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Parent Guarantor or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;

(xiii)          customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Restricted Subsidiary or the assignment of any license or sub-license agreement;

(xiv)          provisions restricting assignment of any agreement entered into in the ordinary course of business or consistent with past practice;

(xv)           restrictions arising in connection with cash or other deposits permitted under Section 4.12 hereof;

(xvi)          any agreement or instrument relating to any Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred, assumed or issued subsequent to the Issue Date pursuant to, or that is not prohibited by, Section 4.09 hereof if either (A) the encumbrances and restrictions are not materially more disadvantageous, taken as a whole, to the Holders than is customary in comparable financings for similarly situated issuers (as determined in good faith by the Issuer), (B) the encumbrances and restrictions are not materially more restrictive, taken as whole, with respect to such Restricted Subsidiaries, than the restrictions or encumbrances (x) contained in this Indenture, the Senior Secured Credit Facilities or related security documents as of the Issue Date or (y) otherwise in effect on the Issue Date or (C) either (x) the Issuer determines that such encumbrance or restriction will not materially adversely impair the Issuer’s ability to make principal and interest payments on the Notes as and when they come due or (y) such encumbrances and restrictions apply only during the continuance of a default in respect of a payment or financial maintenance covenant relating to such Indebtedness;

(xvii)         restrictions created in connection with any Qualified Securitization Facility;

(xviii)        contractual encumbrances or restrictions under the COLI Loans; and

(xix)           any encumbrances or restrictions of the type referred to in clauses (i), (ii) and (iii) of Section 4.08(a) hereof imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xviii) of this Section 4.08(b); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this Section 4.08, (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common equity shall not be deemed a restriction on the ability to make distributions on Capital Stock and (y) the subordination of (including the application of any standstill requirements to) loans and advances made to the Parent Guarantor or a Restricted Subsidiary to other Indebtedness incurred by the Parent Guarantor or such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Section 4.09.            Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a)            The Parent Guarantor shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Parent Guarantor shall not issue any shares of Disqualified Stock and shall not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or any Restricted Subsidiary that is not the Issuer or a Subsidiary Guarantor to issue Preferred Stock; provided that the Parent Guarantor may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness) and issue shares of Disqualified Stock and any Restricted Subsidiary that is not the Issuer or a Subsidiary Guarantor may issue shares of Preferred Stock, if (i) the Fixed Charge Coverage Ratio on a consolidated basis of the Parent Guarantor and its Restricted Subsidiaries for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 or (ii) the Consolidated Total Debt Ratio on a consolidated basis of the Parent Guarantor and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been equal to or less than 6.25 to 1.00, in each case determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

(b)           The provisions of Section 4.09(a) hereof shall not apply to:

(i)              Indebtedness incurred pursuant to any Credit Facilities by the Parent Guarantor or any Restricted Subsidiary and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof); provided that immediately after giving effect to any such incurrence or issuance (including pro forma application of the net proceeds therefrom), the then outstanding aggregate principal amount of all Indebtedness incurred or issued under this clause (i) does not exceed the sum of (A) (x) $2,675.0 million, plus, (y) an amount equal to the greater of (a) $750.0 million and (b) 100.0% of LTM EBITDA, plus, (z) an amount equal to the greater of (A) $325.0 million and (B) the Borrowing Base, and (B) an additional amount after all amounts have been incurred under clause (i)(A)(x), if after giving pro forma effect to the incurrence of such additional amount (including a pro forma application of the net proceeds therefrom), the Consolidated Secured Debt Ratio would have been equal to or less than 6.00 to 1.00; provided that for purposes of determining the amount that may be incurred under this clause (i)(B) only, all Indebtedness incurred under this clause (i)(B) shall be deemed to be included in clause (1) of the definition of “Consolidated Secured Debt Ratio”;

(ii)             the incurrence by the Issuer and any Guarantor of Indebtedness represented by the Notes and the Guarantees (but excluding any Additional Notes and any guarantees thereof);

(iii)            Indebtedness, Disqualified Stock and Preferred Stock of the Parent Guarantor and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (i) and (ii) of this Section 4.09(b));

(iv)            (A) Indebtedness (including Financing Lease Obligations and Purchase Money Obligations), Disqualified Stock and Preferred Stock incurred or issued by the Parent Guarantor or any of its Restricted Subsidiaries to finance the purchase, lease, expansion, construction, development, installation, replacement, relocation, renewal, maintenance, upgrade, repair or improvement of property (real or personal), equipment or any other asset, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, in an aggregate principal amount (together with any Refinancing Indebtedness in respect thereof) not to exceed the greater of (a) $230.0 million and (b) 30.0% of LTM EBITDA (in each case, determined at the date of incurrence or issuance on a pro forma basis (including a pro forma application of the net proceeds therefrom)); it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (iv) shall cease to be deemed incurred or outstanding for purposes of this clause (iv) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Parent Guarantor or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (iv) and (B) Financing Lease Obligations arising out of any Sale and Lease-Back Transaction or lease-leaseback transactions not prohibited by Section 4.10(a);

(v)            Indebtedness incurred by the Parent Guarantor or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit, bank guarantees, banker’s acceptances, warehouse receipts, or similar instruments or other discounting or factoring of receivables, or similar facilities or similar instruments issued or created, or relating to obligations or liabilities incurred, in the ordinary course of business or consistent with past practice, including letters of credit in favor of suppliers, customers or trade creditors or in respect of workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance;

(vi)            Indebtedness, Disqualified Stock and Preferred Stock arising from (A) Permitted Intercompany Activities and (B) agreements of the Parent Guarantor or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earn-outs (including contingent earn-outs) or similar obligations, payment obligations in respect of any non-compete, consulting or similar arrangement or progress payments for property or services or other similar adjustments, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets, a Subsidiary or Investment, and Indebtedness arising from guarantees, letters of credit, bank guarantees, surety bonds, performance bonds or similar instruments securing performance of the Parent Guarantor or any Subsidiary pursuant to such agreements;

(vii)           Indebtedness, Disqualified Stock and Preferred Stock of the Parent Guarantor to a Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness, Disqualified Stock or Preferred Stock (except to the Parent Guarantor or a Restricted Subsidiary or any pledge of such Indebtedness, Disqualified Stock or Preferred Stock constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness, Disqualified Stock or Preferred Stock (to the extent such Indebtedness, Disqualified Stock or Preferred Stock is then outstanding) not permitted by this clause (vii);

(viii)          Indebtedness, Disqualified Stock and Preferred Stock of a Restricted Subsidiary to the Parent Guarantor or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness, Disqualified Stock or Preferred Stock (except to the Parent Guarantor or another Restricted Subsidiary or any pledge of such Indebtedness, Disqualified Stock or Preferred Stock constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness, Disqualified Stock or Preferred Stock (to the extent such Indebtedness, Disqualified Stock or Preferred Stock is then outstanding) not permitted by this clause (viii);

(ix)            [reserved];

(x)             Hedging Obligations or other derivatives (excluding Hedging Obligations or other derivatives entered into for speculative purposes);

(xi)            obligations in respect of self-insurance and obligations in respect of stays, customs, performance, bid, indemnity, appeal, judgment, surety and other similar bonds or instruments and performance, bankers’ acceptance and completion guarantees and similar obligations provided by the Parent Guarantor or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(xii)           (A) Indebtedness or Disqualified Stock of the Parent Guarantor and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference up to 200% of the Net Cash Proceeds received by the Parent Guarantor or its Restricted Subsidiaries after the Original Issue Date from the issue or sale of Equity Interests of the Parent Guarantor or contributed to the capital of the Parent Guarantor (in each case, other than Excluded Contributions, proceeds of Disqualified Stock or sales of Equity Interests to the Parent Guarantor or any of its Subsidiaries) as determined in accordance with Section 4.07(a)(B)(2) and Section 4.07(a)(B)(3) hereof to the extent such Net Cash Proceeds have not been applied pursuant to such clauses to make Restricted Payments pursuant to Section 4.07(a) hereof or to make Permitted Investments specified in clauses (h), (k), (m), (bb) or (cc) of the definition thereof, and (B) Indebtedness or Disqualified Stock of the Parent Guarantor and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference, which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (xii)(B), does not at any time outstanding exceed the greater of (x) $300.0 million and (y) 40.0% of LTM EBITDA (in each case, determined on the date of such incurrence); it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (xii)(B) shall cease to be deemed incurred or outstanding for purposes of this clause (xii)(B) but shall be deemed incurred for the purposes of Section 4.09(a) hereof from and after the first date on which the Parent Guarantor or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under Section 4.09(a) hereof without reliance on this clause (xii)(B);

(xiii)          the incurrence or issuance by the Parent Guarantor or any Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock which serves to extend, replace, refund, refinance, renew or defease any Indebtedness (or unutilized commitment in respect of Indebtedness), Disqualified Stock or Preferred Stock incurred or issued as permitted under Section 4.09(a) hereof and clauses (ii), (iii), (iv) and (xii)(A) of this Section 4.09(b), this clause (xiii) and clauses (xiv) and (xxix) of this Section 4.09(b) or any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued to so extend, replace, refund, refinance, renew or defease such Indebtedness (or unutilized commitment in respect of Indebtedness), Disqualified Stock or Preferred Stock, including, in each case, additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including tender premiums), defeasance costs, accrued interest or dividends, underwriting or initial purchaser discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection therewith and Indebtedness incurred pursuant to a commitment that refinances any Indebtedness or unutilized commitment (the “Refinancing Indebtedness”) prior to its respective maturity; provided that such Refinancing Indebtedness:

  (A)           other than in the case of Refinancing Indebtedness of Indebtedness (or unutilized commitments in respect of Indebtedness), Disqualified Stock or Preferred Stock incurred or issued as permitted under clauses (iii), (iv) and (xii)(a) above, and clause (xiv) below, revolving Indebtedness and Customary Bridge Loans, has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased (or requires no or nominal payments in cash (other than interest payments) prior to the date that is 91 days after the maturity date of the Notes);

  (B)           to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases (i) Indebtedness subordinated in right of payment to the Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Guarantee thereof at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively; and

  (C)           shall not include:

   (1)            Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Parent Guarantor that is not the Issuer or a Subsidiary Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuer;

   (2)            Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Parent Guarantor that is not the Issuer or a Subsidiary Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary Guarantor; or

   (3)            Indebtedness or Disqualified Stock of the Parent Guarantor or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

provided further that subclause (A) of this clause (xiii) will not apply to any extension, replacement, refunding, refinancing, renewal or defeasance of any Credit Facilities or Secured Indebtedness;

(xiv)          (A) Indebtedness, Disqualified Stock or Preferred Stock of the Parent Guarantor or a Restricted Subsidiary incurred or issued to finance an acquisition (or other purchase of assets) or Investments or (B) Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by the Parent Guarantor or any Restricted Subsidiary or merged into or consolidated or amalgamated with the Parent Guarantor or a Restricted Subsidiary in accordance with the terms of this Indenture; provided that in the case of clauses (A) and (B), after giving effect to such transaction, acquisition, merger, amalgamation, consolidation or Investment, (1) the aggregate amount of such Indebtedness, Disqualified Stock or Preferred Stock incurred under this subclause (1), together with any Refinancing Indebtedness in respect thereof, does not exceed the greater of (i) $150.0 million and (ii) 20.0% of LTM EBITDA at any time outstanding (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this subclause (1) shall cease to be deemed incurred or outstanding for purposes of this subclause (1) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Parent Guarantor or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this subclause (1)) or (2) either (w) the Parent Guarantor would be permitted to incur at least $1.00 of additional Indebtedness, Disqualified Stock or Preferred Stock pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant, (x) the Fixed Charge Coverage Ratio for the Parent Guarantor and its Restricted Subsidiaries is equal to or greater than immediately prior to such acquisition, merger, amalgamation, consolidation or Investment, (y) the Parent Guarantor would be permitted to incur at least $1.00 of additional Indebtedness, Disqualified Stock or Preferred Stock pursuant to the Consolidated Total Debt Ratio test set forth in Section 4.09(a) hereof or (z) the Consolidated Total Debt Ratio for the Parent Guarantor and its Restricted Subsidiaries is equal to or less than immediately prior to such acquisition, merger, amalgamation, consolidation or Investment;

(xv)           Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or consistent with past practice;

(xvi)          Indebtedness of the Parent Guarantor or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to any Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;

(xvii)         (A) any guarantee or co-issuance by the Parent Guarantor or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness or other obligations by such Restricted Subsidiary is permitted under the terms of this Indenture or (B) any guarantee or co-issuance by a Restricted Subsidiary of Indebtedness or other obligations of the Parent Guarantor so long as the incurrence of such Indebtedness or other obligations by the Parent Guarantor is permitted under or is not prohibited by the terms of this Indenture;

(xviii)        (A) Indebtedness, Disqualified Stock or Preferred Stock consisting of Indebtedness, Disqualified Stock or Preferred Stock issued by the Parent Guarantor or any of its Restricted Subsidiaries to future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants thereof, their respective Controlled Investment Affiliates or Immediate Family Members, in each case to finance the purchase or redemption of Equity Interests of the Parent Guarantor or any direct or indirect parent company of the Parent Guarantor to the extent described in clause (iv) of Section 4.07(b) hereof, and (B) Indebtedness representing deferred compensation or similar arrangements (1) to any future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants of the Parent Guarantor (or any direct or indirect parent thereof) or any of its Restricted Subsidiaries incurred in the ordinary course of business or consistent with past practice or (2) incurred in connection with any Investment, acquisition (by merger, consolidation, amalgamation or otherwise) or other transaction or in connection with a Permitted Change of Control;

(xix)           to the extent constituting Indebtedness, customer deposits and advance payments (including progress premiums) received in the ordinary course of business or consistent with past practice from customers for goods and services purchased in the ordinary course of business or consistent with past practice;

(xx)            (A) Indebtedness owed on a short-term basis to banks and other financial institutions incurred in the ordinary course of business or consistent with past practice of the Parent Guarantor and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Parent Guarantor and its Restricted Subsidiaries and (B) Indebtedness in respect of Bank Products;

(xxi)           Indebtedness incurred by the Parent Guarantor or a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables or payables for credit management purposes, in each case incurred or undertaken consistent with past practice or in the ordinary course of business;

(xxii)          Indebtedness of the Parent Guarantor or any of its Restricted Subsidiaries consisting of (A) the financing of insurance premiums, (B) take-or-pay obligations contained in supply arrangements or (C) obligations to reacquire assets or inventory in connection with customer financing arrangements, in each case incurred in the ordinary course of business or consistent with past practice;

(xxiii)         the incurrence of Indebtedness, Disqualified Stock or Preferred Stock of Restricted Subsidiaries of the Parent Guarantor that are not the Issuer or Subsidiary Guarantors otherwise in an aggregate principal amount or liquidation preference, which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (xxiii), does not at any time outstanding exceed the greater of (a) $275.0 million and (b) 35.0% of LTM EBITDA (in each case, determined on the date of such incurrence); it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (xxiii) shall cease to be deemed incurred or outstanding for purposes of this clause (xxiii) but shall be deemed incurred for the purposes of Section 4.09(a) hereof from and after the first date on which the Parent Guarantor or its Restricted Subsidiaries could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under Section 4.09(a) hereof without reliance on this clause (xxiii);

(xxiv)         Indebtedness of the Parent Guarantor or any of its Restricted Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business or consistent with past practice;

(xxv)          Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries of the Parent Guarantor in an aggregate principal amount or liquidation preference, which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (xxv), does not at any time outstanding exceed the greater of (i) $500.0 million and (ii) 10.0% of the total assets of the Foreign Subsidiaries on a consolidated basis (in each case, determined on the date of such incurrence); it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (xxv) shall cease to be deemed incurred or outstanding for purposes of this clause (xxv) but shall be deemed incurred for the purposes of Section 4.09(a) hereof from and after the first date on which the Parent Guarantor or its Restricted Subsidiaries could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under Section 4.09(a) hereof without reliance on this clause (xxv));

(xxvi)         Indebtedness, Disqualified Stock or Preferred Stock incurred by the Parent Guarantor or any of its Restricted Subsidiaries to the extent that the net proceeds thereof are deposited with the Trustee at or promptly after the funding of such Indebtedness, Disqualified Stock or Preferred Stock to satisfy and discharge the Notes or exercise the Issuer’s legal defeasance or covenant defeasance option as described under Article 8, in each case, in accordance with this Indenture;

(xxvii)        Indebtedness consisting of obligations of the Parent Guarantor or any of its Restricted Subsidiaries under deferred purchase price, earn-outs or other arrangements incurred by such Person in connection with any acquisition permitted under this Indenture or any other Investment permitted under this Indenture;

(xxviii)       Indebtedness attributable to (but not incurred to finance) the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, in each case, with respect to any transaction permitted under this Indenture;

(xxix)         Indebtedness or Disqualified Stock of the Parent Guarantor and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference, which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (xxix), does not at any time outstanding exceed the Available RP Capacity Amount (determined on the date of such incurrence); it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (xxix) shall cease to be deemed incurred or outstanding for purposes of this clause (xxix) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Parent Guarantor or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (xxix);

(xxx)          Indebtedness or Disqualified Stock of the Parent Guarantor and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary for the benefit of joint ventures in an aggregate principal amount or liquidation preference, which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (30), does not at any time outstanding exceed the greater of (i) $150.0 million and (ii) 20.0% of LTM EBITDA (in each case, determined on the date of such incurrence); it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (xxx) shall cease to be deemed incurred or outstanding for purposes of this clause (xxx) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Parent Guarantor or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (xxx);

(xxxi)         pension fund and other employee benefit plan obligations and liabilities incurred in the ordinary course of business or consistent with past practice or industry norm;

(xxxii)        customer deposits and advance payments received in the ordinary course of business or consistent with past practice or industry norm from customers for goods or services purchased in the ordinary course of business or consistent with past practice or industry norm;

(xxxiii)       Indebtedness incurred by the Parent Guarantor or a Restricted Subsidiary as a result of leases entered into by the Parent Guarantor or such Restricted Subsidiary in the ordinary course of business; and

(xxxiv)       Indebtedness in respect of the Qualified Securitization Facility.

(c)            For purposes of determining compliance with this Section 4.09:

(i)              in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (i) through (xxxiv) of Section 4.09(b) hereof or is entitled to be incurred pursuant to Section 4.09(a) hereof, the Parent Guarantor, in its sole discretion, may divide or classify, and may from time to time redivide and reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and shall only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one or more of the clauses under Section 4.09(b) or under Section 4.09(a) hereof; provided that all term Indebtedness outstanding under the Senior Secured Credit Facilities on the Issue Date shall be treated as incurred on the Issue Date under clause (i) of Section 4.09(b) hereof;

(ii)             the Parent Guarantor shall be entitled to divide and classify an item of Indebtedness, Disqualified Stock or Preferred Stock in more than one of the types of Indebtedness, Disqualified Stock or Preferred Stock described in Section 4.09(a) and Section 4.09(b) hereof;

(iii)            guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Indebtedness, Disqualified Stock or Preferred Stock that is otherwise included in the determination of a particular amount of Indebtedness, Disqualified Stock or Preferred Stock shall not be included;

(iv)            if obligations in respect of letters of credit, bankers’ acceptances or other similar instruments are incurred pursuant to any Credit Facility and are being treated as incurred pursuant to any clause of Section 4.09(b) or Section 4.09(a) hereof and the letters of credit, bankers’ acceptances or other similar instruments relate to other Indebtedness, Disqualified Stock or Preferred Stock, then such other Indebtedness, Disqualified Stock or Preferred Stock shall not be included;

(v)             the principal amount of any Disqualified Stock of the Parent Guarantor or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof; and

(vi)            for purposes of calculating the Fixed Charge Coverage Ratio, the Consolidated First Lien Debt Ratio, the Consolidated Secured Debt Ratio or the Consolidated Total Debt Ratio, as applicable, in connection with the incurrence of any Indebtedness pursuant to Section 4.09(a) or Section 4.09(b) hereof or the creation or incurrence of any Lien pursuant to the definition of “Permitted Liens,” the Issuer may elect, at its option, to treat all or any portion of the committed amount of any Indebtedness (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) which is to be incurred (or any commitment in respect thereof) or secured by such Lien, as the case may be (any such committed amount elected until revoked as described below, the “Reserved Indebtedness Amount”), as being incurred as of such election date, and, if such Fixed Charge Coverage Ratio, Consolidated First Lien Debt Ratio, Consolidated Secured Debt Ratio or Consolidated Total Debt Ratio, as applicable, is satisfied with respect thereto on such election date, any subsequent borrowing or reborrowing thereunder (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) will be deemed to be permitted under this Section 4.09 or the definition of “Permitted Liens,” as applicable, whether or not the Fixed Charge Coverage Ratio, the Consolidated First Lien Debt Ratio, the Consolidated Secured Debt Ratio or the Consolidated Total Debt Ratio, as applicable, at the actual time of any subsequent borrowing or reborrowing (or issuance or creation of letters of credit or bankers’ acceptances thereunder) is met; provided that for purposes of subsequent calculations of the Fixed Charge Coverage Ratio, the Consolidated First Lien Debt Ratio, the Consolidated Secured Debt Ratio or the Consolidated Total Debt Ratio, as applicable, the Reserved Indebtedness Amount shall be deemed to be outstanding, whether or not such amount is actually outstanding, for so long as such commitments are outstanding or until the Issuer revokes an election of a Reserved Indebtedness Amount.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, of the same class shall not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 4.09. If Indebtedness, Disqualified Stock or Preferred Stock originally incurred in reliance upon a percentage of LTM EBITDA under this Section 4.09 is being refinanced and such refinancing would cause the maximum amount of Indebtedness, Disqualified Stock or Preferred Stock thereunder to be exceeded at such time, then such refinancing will nevertheless be permitted thereunder and such additional Indebtedness, Disqualified Stock or Preferred Stock will be deemed to have been incurred under the applicable provision so long as the principal amount or liquidation preference of such refinancing Indebtedness, Disqualified Stock or Preferred Stock does not exceed the principal amount or liquidation preference of Indebtedness, Disqualified Stock or Preferred Stock being refinanced plus amounts permitted by the next sentence. Any Refinancing Indebtedness and any Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred under this Indenture to refinance Indebtedness incurred pursuant to clauses (i) through (xxxiv) of Section 4.09(b) hereof shall be deemed to include additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay accrued but unpaid interest or dividends, premiums (including tender premiums), defeasance costs, underwriting or initial purchaser discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection with such refinancing.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, Disqualified Stock or Preferred Stock, the U.S. Dollar Equivalent principal amount or liquidation preference of Indebtedness, Disqualified Stock or Preferred Stock denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness, Disqualified Stock or Preferred Stock was, at the option of the Issuer, first committed or first incurred or upon execution of the definitive documentation in respect thereof; provided that if such Indebtedness, Disqualified Stock or Preferred Stock is incurred to refinance other Indebtedness, Disqualified Stock or Preferred Stock denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount or liquidation preference of such refinancing Indebtedness, Disqualified Stock or Preferred Stock does not exceed (A) the principal amount or liquidation preference of such Indebtedness, Disqualified Stock or Preferred Stock being refinanced plus (B) the aggregate amount of accrued but unpaid interest, fees, underwriting or initial purchaser discounts, premiums (including tender premiums) and other costs and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with such refinancing.

The principal amount or liquidation preference of any Indebtedness, Disqualified Stock or Preferred Stock incurred to refinance other Indebtedness, Disqualified Stock or Preferred Stock, if incurred in a different currency from the Indebtedness, Disqualified Stock or Preferred Stock being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness, Disqualified Stock or Preferred Stock is denominated that is in effect on the date of such refinancing.

This Indenture shall not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Indebtedness as subordinated or junior to any other Indebtedness merely because it has a junior priority with respect to the same collateral or because it is secured by different collateral or issued or guaranteed by other obligors.

Section 4.10.            Asset Sales.

(a)            The Parent Guarantor shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, unless:

(i)              the Parent Guarantor or such Restricted Subsidiary, as the case may be, receives consideration (including, but not limited to, by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, in connection with, such Asset Sale) at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Parent Guarantor at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of; and

(ii)             except in the case of a Permitted Asset Swap, with respect to any Asset Sale in excess of the greater of (x) $115.0 million and (y) 15.0% of LTM EBITDA, at least 75.0% of the consideration for such Asset Sale, together with all other Asset Sales since the Issue Date (on a cumulative basis), received by the Parent Guarantor or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

 (A)            the greater of the principal amount and the carrying value of any liabilities (as reflected on the Parent Guarantor’s or such Restricted Subsidiary’s most recent consolidated balance sheet or in the footnotes thereto or, if incurred or increased subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Parent Guarantor’s or such Restricted Subsidiary’s consolidated balance sheet or in the footnotes thereto if such incurrence or increase had taken place on or prior to the date of such balance sheet, as determined by the Parent Guarantor) of the Parent Guarantor or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes (other than intercompany liabilities owing to a Restricted Subsidiary being disposed of), that are (i) assumed by the transferee of any such assets (or a third party in connection with such transfer) pursuant to a written agreement which releases or indemnifies the Parent Guarantor or such Restricted Subsidiary from such liabilities or (ii) otherwise cancelled or terminated in connection with the transaction;

 (B)            any securities, notes or other obligations or assets received by the Parent Guarantor or such Restricted Subsidiary from such transferee that are converted or reasonably expected by the Parent Guarantor acting in good faith to be converted by the Parent Guarantor or such Restricted Subsidiary into Cash Equivalents (to the extent of the Cash Equivalents received or expected to be received) or by their terms are required to be satisfied for Cash Equivalents within 180 days following the closing of such Asset Sale; and

 (C)            any Designated Non-cash Consideration received by the Parent Guarantor or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed the greater of (i) $200.0 million and (ii) 25.0% of LTM EBITDA (net of any non-cash consideration converted into Cash Equivalents) at the time of the receipt of such Designated Non-cash Consideration (or, at the Issuer’s option, at the time of contractually agreeing to such Asset Sale), with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be Cash Equivalents for purposes of this provision and for no other purpose.

(b)            Within 18 months after the later of (x) the date of any Asset Sale pursuant to Section 4.10(a) and (y) the receipt of any Net Proceeds of such Asset Sale, the Parent Guarantor or such Restricted Subsidiary, at its option, may apply an amount not to exceed the Applicable Asset Sale Percentage of the Net Proceeds from such Asset Sale (the “Applicable Proceeds”):

(i)              to reduce or offer to reduce Indebtedness (through a redemption, prepayment, repayment or purchase, as applicable) as follows:

 (A)            Obligations under a Credit Facility to the extent such Obligations were incurred under clause (i) of Section 4.09(b) hereof;

 (B)            Obligations under Secured Indebtedness (other than Indebtedness owed to the Parent Guarantor or a Restricted Subsidiary);

 (C)            Obligations under the Notes or any other Senior Indebtedness of the Parent Guarantor or any Restricted Subsidiary; provided that if the Parent Guarantor or any Restricted Subsidiary shall so reduce any Senior Indebtedness other than the Notes, the Parent Guarantor or such Restricted Subsidiary will either (a) reduce Obligations under the Notes on a pro rata basis with such other Senior Indebtedness by, at its option, (x) redeeming Notes as provided under Section 3.07 hereof or (y) purchasing Notes through open-market purchases or in privately negotiated transactions at market prices (which may be below par), or (b) make an offer (in accordance with the procedures set forth in Sections 3.08 and 4.10(c) hereof) to all Holders to purchase their Notes on a ratable basis with such other Senior Indebtedness for no less than 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, thereon up to the principal amount of Notes to be repurchased;

 (D)            Obligations of a Restricted Subsidiary that is not the Issuer or a Subsidiary Guarantor, other than Indebtedness owed to the Parent Guarantor or any Restricted Subsidiary; or

 (E)            to the extent such Applicable Proceeds are from an Asset Sale of property or assets of a Restricted Subsidiary that is not the Issuer or a Subsidiary Guarantor, Obligations of the Issuer or a Guarantor other than Subordinated Indebtedness and other than Indebtedness owed to the Parent Guarantor or any Restricted Subsidiary;

provided that to the extent the Parent Guarantor or any Restricted Subsidiary makes an offer to redeem, prepay, repay or purchase any Obligations pursuant to any of the foregoing clauses (A)-(E) at a price of no less than 100% of the principal amount thereof, to the extent the relevant creditors do not accept such offering, the Parent Guarantor and the Restricted Subsidiaries will be deemed to have applied an amount of the Applicable Proceeds equal to such amount not so accepted in such offer, and such amount shall not increase the amount of Excess Proceeds (and such amount shall instead constitute Declined Proceeds); or

(ii)             to make (A) an Investment in any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Parent Guarantor or any of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes or continues to constitute a Restricted Subsidiary, (B) capital expenditures or (C) acquisitions of other properties or assets that, in each of (A), (B) and (C), are used or useful in a Similar Business or replace the businesses, properties and/or assets that are the subject of such Asset Sale; provided that the Parent Guarantor or the Issuer may elect to deem Investments, capital expenditures or acquisitions within the scope of the foregoing clauses (A), (B) or (C), as applicable, that occur prior to the receipt of the Applicable Proceeds to have been made in accordance with this clause (ii) so long as such deemed Investments, capital expenditures or acquisitions shall have been made no earlier than the earliest of (x) the notice of such Asset Sale to the Trustee, (y) the execution of a definitive agreement relating to such Asset Sale or (z) 180 days prior to the consummation of such Asset Sale; or

(iii)            any combination of the foregoing;

provided that a binding commitment or letter of intent entered into not later than the end of such 18-month period shall be treated as a permitted application of the Applicable Proceeds from the date of such commitment or letter of intent so long as the Parent Guarantor, or such Restricted Subsidiary enters into such commitment or letter of intent with the good faith expectation that such Applicable Proceeds will be applied to satisfy such commitment or letter of intent within six months of the end of such 18-month period (an “Acceptable Commitment”) or, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Applicable Proceeds are applied in connection therewith, the Parent Guarantor or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within six months of such cancellation or termination; provided further that if any Second Commitment is later cancelled or terminated for any reason before such Applicable Proceeds are applied, then such Applicable Proceeds shall constitute Excess Proceeds.

Notwithstanding any other provisions of this Section 4.10, (i) to the extent that the application of any or all of the Applicable Proceeds of any Asset Sale or Casualty Event by a Restricted Subsidiary that is not a Subsidiary Guarantor (a “Non-Guarantor Disposition”) (A) is (x) prohibited or delayed by or would violate or conflict with applicable local law, (y) restricted by applicable organizational documents or any agreement or (z) subject to other organizational or administrative impediments from being repatriated to the United States (including, for the avoidance of doubt, restrictions, prohibitions or impediments relating to financial assistance, corporate benefit, thin capitalization, capital maintenance and similar legal principles, restrictions on upstreaming and/or cross-streaming of Cash Equivalents intra-group and relating to the fiduciary and/or statutory duties of the directors (or equivalent Persons) of the Parent Guarantor and/or any of its Subsidiaries) or would conflict with the fiduciary and/or statutory duties of such Subsidiary’s directors (or equivalent Persons), or (B) would result in, or could reasonably be expected to result in, a risk of personal or criminal liability for any officer, director, employee, manager, member of management or consultant of such Subsidiary, an amount equal to the portion of such Applicable Proceeds so affected will not be required to be applied in compliance with this Section 4.10, and such amounts may be retained by the applicable Restricted Subsidiary that is not a Subsidiary Guarantor; provided that if at any time within one year following the date on which the respective payment would otherwise have been required, such repatriation of any of such affected Applicable Proceeds is permitted under the applicable local law, the applicable organizational document or agreement or the applicable other impediment, an amount equal to such amount of Applicable Proceeds so permitted to be repatriated will be promptly applied (net of any taxes, costs or expenses that would be payable or reserved against if such amounts were actually repatriated whether or not they are repatriated) in compliance with this Section 4.10 or (ii) to the extent that the Parent Guarantor has determined in good faith that repatriation of any or all of the Applicable Proceeds of any Non-Guarantor Disposition could have a material adverse tax or cost consequence with respect to such Applicable Proceeds (which, for the avoidance of doubt, includes, but is not limited to, any prepayment whereby doing so the Parent Guarantor, any Restricted Subsidiary or any of their respective Affiliates and/or their equityholders would incur a tax liability, including as a result of a tax dividend, a deemed dividend pursuant to Code Section 956 or a withholding tax), the Applicable Proceeds so affected may be retained by the applicable Restricted Subsidiary that is not a Subsidiary Guarantor and an amount equal to such Applicable Proceeds will not be required to be applied in compliance with this Section 4.10. The non-application of any prepayment amounts as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute a Default or an Event of Default. For the avoidance of doubt, nothing in this Indenture shall be construed to require the Parent Guarantor or any Subsidiary to repatriate cash.

(c)            Any Applicable Proceeds (other than any amounts excluded from this Section 4.10 as set forth in the final paragraph of Section 4.10(b)) that are not invested or applied as provided and within the time period set forth in Section 4.10(b) in excess of the Excess Proceeds Threshold will be deemed to constitute “Excess Proceeds”; provided that any amount of Applicable Proceeds offered to Holders of the Notes pursuant to Section 4.10(b)(i)(C) shall not be deemed to be Excess Proceeds without regard to whether such offer is accepted by any Holders and any amount of Applicable Proceeds offered to Holders of the Notes pursuant Section 4.10(b)(i)(C) hereof that are not accepted shall be deemed to be Declined Proceeds. When the aggregate amount of such Applicable Proceeds exceeds the greater of (x) $230.0 million and (y) 30.0% of LTM EBITDA in any fiscal year (the “Excess Proceeds Threshold”), the Issuer shall make an offer (an “Asset Sale Offer”) to all Holders of the Notes and, if required or permitted by the terms of any Indebtedness that ranks pari passu in right of payment with the Notes (“Pari Passu Indebtedness”), to the holders of such Pari Passu Indebtedness, to purchase the maximum aggregate principal amount (or accreted value, as applicable) of the Notes and such Pari Passu Indebtedness that is, with respect to the Notes only, in an amount equal to $1,000, or an integral multiple of $1,000 in excess thereof, that may be purchased out of the Excess Proceeds at an offer price, in the case of the Notes, in cash in an amount equal to 100% of the principal amount thereof (or accreted value thereof, if less), plus accrued and unpaid interest, if any, to, but excluding, the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture, and in the case of such Pari Passu Indebtedness, at the offer price required by the terms thereof, in accordance with the procedures set forth in the agreement(s) governing such Pari Passu Indebtedness. The Issuer will commence an Asset Sale Offer with respect to such Excess Proceeds within 20 Business Days after the date that Excess Proceeds exceed the Excess Proceeds Threshold by delivering to the Holders the notice required pursuant to the terms of this Indenture, with a copy to the Trustee. The Issuer may satisfy the foregoing obligations with respect to any Applicable Proceeds by making an Asset Sale Offer with respect to such Applicable Proceeds prior to the time period that may be required by this Indenture with respect to all or a part of the available Applicable Proceeds (the “Advance Portion”) in advance of being required to do so by this Indenture (an “Advance Offer”).

To the extent that the aggregate amount (or accreted value, if applicable) of Notes and such Pari Passu Indebtedness, as the case may be, tendered pursuant to an Asset Sale Offer is less than the amount offered in the Asset Sale Offer (or in the case of an Advance Offer, the Advance Portion), the Issuer may use any remaining Excess Proceeds (or in the case of an Advance Offer, the Advance Portion) (“Declined Proceeds”) for any purposes not otherwise prohibited under this Indenture. If the aggregate principal amount (or accreted value, if applicable) of Notes or such Pari Passu Indebtedness, as the case may be, surrendered by such holders thereof exceeds the amount offered in the Asset Sale Offer (or in the case of an Advance Offer, the Advance Portion), the Issuer shall purchase the Notes (subject to applicable DTC procedures as to global notes) and such Pari Passu Indebtedness, as the case may be, on a pro rata basis based on the aggregate principal amount (or accreted value, if applicable) of the Notes or such Pari Passu Indebtedness, as the case may be, tendered with adjustments as necessary so that no Notes or Pari Passu Indebtedness, as the case may be, will be repurchased in part in an unauthorized denomination. Upon completion of any such Asset Sale Offer (or Advance Offer), the amount of Excess Proceeds (or in the case of an Advance Offer, the Advance Portion) that resulted in the requirement to make an Asset Sale Offer shall be reset to zero (regardless of whether there are any remaining Excess Proceeds (or Advance Portion) upon such completion). Additionally, the Issuer may, at its option, make an Asset Sale Offer using Applicable Proceeds at any time after the consummation of such Asset Sale. Upon consummation or expiration of any Asset Sale Offer (or Advance Offer), any remaining Applicable Proceeds shall not be deemed Excess Proceeds and the Issuer may use such Applicable Proceeds for any purpose not otherwise prohibited under this Indenture.

An Asset Sale Offer or Advance Offer may be made at the same time as consents are solicited with respect to an amendment, supplement or waiver of this Indenture, the Notes and/or the Guarantees (but the Asset Sale Offer or Advance Offer may not condition tenders on the delivery of such consents).

(d)            Pending the final application of the amount of any Applicable Proceeds pursuant to this Section 4.10, the Parent Guarantor and its Restricted Subsidiaries may temporarily reduce Indebtedness, or otherwise use such Applicable Proceeds in any manner not prohibited by this Indenture.

(e)            The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer or an Advance Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in this Indenture by virtue thereof. Notwithstanding the foregoing, the Issuer may rely on any no-action letters issued by the SEC indicating that the staff of the SEC will not recommend enforcement action in the event of a tender offer satisfies certain conditions.

The provisions of Section 3.08 and this Section 4.10 may be waived or modified with the written consent of the Required Holders.

Section 4.11.           Transactions with Affiliates.

(a)            The Parent Guarantor shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, any Affiliate of the Parent Guarantor (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of the greater of (x) $75.0 million and (y) 10.0% of LTM EBITDA at such time, unless such Affiliate Transaction is on terms (when taken as a whole) that are not materially less favorable to the Parent Guarantor or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Parent Guarantor or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis or, if in the good faith judgment of the Parent Guarantor, no comparable transaction is available with which to compare such Affiliate Transaction and such Affiliate Transaction is otherwise fair to the Parent Guarantor or such Restricted Subsidiary from a financial point of view and when such transaction is taken in its entirety.

(b)           The provisions of Section 4.11(a) hereof shall not apply to the following:

(i)              (A) transactions between or among the Parent Guarantor or any of its Restricted Subsidiaries (or any entity that becomes a Restricted Subsidiary as a result of such transaction) and (B) any merger, amalgamation or consolidation of the Parent Guarantor into any direct or indirect parent company; provided that such merger, amalgamation or consolidation is otherwise consummated in compliance with the terms of this Indenture;

(ii)             Restricted Payments permitted by Section 4.07 hereof (including any transaction specifically excluded from the definition of the term “Restricted Payments”) (other than pursuant to Section 4.07(b)(xiii) and Section 4.07(b)(xv)(H) hereof) and Permitted Investments;

(iii)            (A) the payment of management, consulting, monitoring, transaction, advisory and other fees, indemnities and expenses pursuant to the Support and Services Agreement (plus any unpaid management, consulting, monitoring, transaction, advisory and other fees, indemnities and expenses accrued in any prior year) and any termination fees (including any such cash lump sum or present value fee upon the consummation of a corporate event, including an initial public equity offering) pursuant to the Support and Services Agreement, or any amendment thereto or replacement thereof so long as any such amendment or replacement is not materially disadvantageous in the good faith judgment of the Issuer to the Holders when taken as a whole, as compared to the Support and Services Agreement as in effect immediately prior to such amendment or replacement and (B) the payment of indemnification and other similar amounts to the Investors and reimbursement of expenses of the Investors;

(iv)            (A) employment agreements, employee benefit and incentive compensation plans and arrangements and (B) the payment of reasonable and customary fees and compensation paid to, and indemnities and reimbursements and employment and severance arrangements provided on behalf of or for the benefit of, future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Parent Guarantor, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(v)             transactions in which the Parent Guarantor or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Parent Guarantor or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable, when taken as a whole, to the Parent Guarantor or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Parent Guarantor or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(vi)            any agreement or arrangement as in effect as of the Issue Date, or any amendment or replacement thereto (so long as any such amendment or replacement is not materially disadvantageous in the good faith judgment of the Issuer to the Holders when taken as a whole as compared to the applicable agreement or arrangement as in effect on the Issue Date);

(vii)           any Intercompany License Agreements;

(viii)          the existence of, or the performance by the Parent Guarantor or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders, investor rights or similar agreement (including any registration rights agreement or purchase agreement related thereto) to which it (or any parent company of the Parent Guarantor) is a party as of the Issue Date and any similar agreements which it (or any parent company of the Parent Guarantor) may enter into thereafter; provided that the existence of, or the performance by the Parent Guarantor or any of its Restricted Subsidiaries (or such parent company) of, obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (viii) to the extent that the terms of any such amendment or new agreement are not otherwise, when taken as a whole, materially disadvantageous in the good faith judgment of the Parent Guarantor to the Holders than those in effect on the Issue Date;

(ix)            [reserved];

(x)             transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services or providers of employees or other labor that are Affiliates, in each case in the ordinary course of business or that are consistent with past practice or industry norm and otherwise in compliance with the terms of this Indenture which are fair to the Parent Guarantor and its Restricted Subsidiaries, in the reasonable determination of the Parent Guarantor, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(xi)            the issuance or transfer of (A) Equity Interests (other than Disqualified Stock) of the Parent Guarantor to any direct or indirect parent company of the Parent Guarantor or to any Permitted Holder or to any employee, director, officer, manager, member, partner or consultants (or their respective Affiliates or Immediate Family Members) of the Parent Guarantor, any of its direct or indirect parent companies or any of its Restricted Subsidiaries and (B) directors’ qualifying shares and shares issued to foreign nationals as required by applicable law;

(xii)           sales of accounts receivable, or participation therein, or Securitization Assets or related assets and other transactions related thereto in connection with any Qualified Securitization Facility, factoring arrangements or similar transactions;

(xiii)          payments by the Parent Guarantor or any of its Restricted Subsidiaries to any of the Investors made for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions, divestitures or financing transactions which payments are approved by the Parent Guarantor in good faith;

(xiv)          payments on Indebtedness and Disqualified Stock (and cancellation of any thereof) of the Parent Guarantor and its Restricted Subsidiaries and Preferred Stock (and cancellation of any thereof) of any Restricted Subsidiary to any future, current or former employee, director, officer, manager, member, partner or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Parent Guarantor, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement that are, in each case, approved by the Parent Guarantor in good faith; and any employment agreements, stock option plans and other compensatory arrangements (and any successor plans thereto) and severance arrangements and any supplemental executive retirement benefit plans or arrangements (including management and/or employee benefit plans or agreements, stock/equity/option plans, management equity plans, subscription agreements or similar agreements pertaining to the repurchase of Capital Stock pursuant to put/call rights or similar rights and equity option or incentive plans and other compensation arrangements) with any such future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) in the ordinary course of business or consistent with past practice or industry norm or as approved by the Parent Guarantor in good faith;

(xv)           (A) investments by Affiliates in securities or loans or other Indebtedness (or commitments thereof) of the Parent Guarantor or any of its Restricted Subsidiaries (and payment of out-of-pocket expenses incurred by such Affiliates in connection therewith) so long as the investment is being offered by the Parent Guarantor or such Restricted Subsidiary generally to other investors on the same or more favorable terms, and (B) payments to Affiliates in respect of securities or loans or other Indebtedness (or commitments thereof) of the Parent Guarantor or any of its Restricted Subsidiaries contemplated in the foregoing subclause (A) or that were acquired from Persons other than the Parent Guarantor and its Restricted Subsidiaries, in each case, in accordance with the terms of such securities or loans;

(xvi)          payments to or from, and transactions with, any joint venture or Unrestricted Subsidiary in the ordinary course of business or consistent with past practice or industry norm (including, without limitation, any cash management activities related thereto);

(xvii)         payments by the Parent Guarantor (and any direct or indirect parent company thereof) and its Subsidiaries pursuant to, or the entry into, tax sharing agreements among the Parent Guarantor (and any such parent company) and its Subsidiaries, to the extent such payments are permitted under clause (xx) of Section 4.07(b) hereof;

(xviii)        any lease entered into between the Parent Guarantor or any Restricted Subsidiary, as lessee, and any Affiliate of the Parent Guarantor, as lessor, which is approved by the Parent Guarantor in good faith;

(xix)           intellectual property licenses and research and development agreements in the ordinary course of business or consistent with past practice;

(xx)            the payment of reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to equityholders of the Parent Guarantor or any direct or indirect parent thereof pursuant to any equityholders, registration rights or similar agreements;

(xxi)           the pledge of Equity Interests of any Unrestricted Subsidiary to lenders to support the Indebtedness of such Unrestricted Subsidiary owed to such lenders;

(xxii)          Permitted Intercompany Activities and related transactions;

(xxiii)         (A) any transactions with a Person which would constitute an Affiliate Transaction solely because the Parent Guarantor or its Restricted Subsidiary owns an equity interest in or otherwise controls such Person or (B) transactions with a Person which would constitute an Affiliate Transaction solely because a director of such other Person is also a director of the Parent Guarantor or any direct or indirect parent company; provided that such director abstains from voting as a director of the Parent Guarantor or such direct or indirect parent company, as the case may be, on any matter including such other Person;

(xxiv)        transactions undertaken in the ordinary course of business pursuant to membership in a purchasing consortium;

(xxv)          transactions related to a Permitted Change of Control, the payment of Permitted Change of Control Costs and the issuance of Equity Interests in connection with a Permitted Change of Control;

(xxvi)         any transition services arrangement, supply arrangement or similar arrangement entered into in connection with or in contemplation of a disposition made in accordance with or not prohibited by this Indenture;

(xxvii)        a joint venture which would constitute a transaction with an Affiliate solely as a result of the Parent Guarantor or any Restricted Subsidiary owning an equity interest or otherwise controlling such joint venture or similar entity;

(xxviii)      transactions with any Debt Fund Affiliate in its capacity as a party to any agreement, document or instrument governing or relating to any Indebtedness permitted to be incurred pursuant to this Indenture to the extent such Debt Fund Affiliate is being treated no more favorably than all other lenders thereunder;

(xxix)         a transaction with a Person who was not an Affiliate of the Parent Guarantor or any Restricted Subsidiary before such transaction was entered into but becomes an Affiliate solely as a result of such transaction;

(xxx)          the existence and performance of agreements and transactions with any Unrestricted Subsidiary that were entered into prior to the designation of a Restricted Subsidiary as such Unrestricted Subsidiary to the extent that the transaction was permitted at the time that it was entered into with such Restricted Subsidiary (and not entered into in contemplation of such designation) and transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the redesignation of any such Unrestricted Subsidiary as a Restricted Subsidiary (and not entered into in contemplation of such designation);

(xxxi)         transactions undertaken in good faith for the purpose of improving the consolidated tax efficiency of the Parent Guarantor and the Restricted Subsidiaries and not for the purpose of circumventing any covenant set forth in this Indenture;

(xxxii)        transactions undertaken pursuant to a shared services agreement or pursuant to a membership in a purchasing consortium;

(xxxiii)       payment to any Permitted Holder of out-of-pocket expenses reasonably incurred by such Permitted Holder in connection with any direct or indirect Investment in the Parent Guarantor and its Subsidiaries;

(xxxiv)       any merger, consolidation or reorganization of the Parent Guarantor or any of its Restricted Subsidiaries (otherwise not prohibited by this Indenture) with an Affiliate of the Parent Guarantor and/or such Restricted Subsidiary solely for the purpose of (i) reorganizing to facilitate the offering of Capital Stock of the Parent Guarantor or any direct or indirect parent thereof, (ii) forming or collapsing a holding company structure or (iii) reorganizing the Parent Guarantor or such Restricted Subsidiary in a new jurisdiction, in each case, so long as any such merger, consolidation or reorganization has been approved by a majority of the members of the Board of such Restricted Subsidiary, as applicable, in good faith; and

(xxxv)        transactions with Affiliates solely in their capacity as holders of Indebtedness or Capital Stock of the Parent Guarantor or any of its Subsidiaries, so long as such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally.

If the Parent Guarantor or any of its Restricted Subsidiaries (i) purchases or otherwise acquires assets or properties from a Person which is not an Affiliate, the purchase or acquisition by an Affiliate of the Parent Guarantor of an interest in all or a portion of the assets or properties acquired shall not be deemed an Affiliate Transaction (or cause such purchase or acquisition by the Parent Guarantor or a Restricted Subsidiary to be deemed an Affiliate Transaction) or (ii) sells or otherwise disposes of assets or other properties to a Person who is not an Affiliate, the sale or other disposition by an Affiliate of the Parent Guarantor of an interest in all or a portion of the assets or properties sold shall not be deemed an Affiliate Transaction (or cause such sale or other disposition by the Parent Guarantor or a Restricted Subsidiary to be deemed an Affiliate Transaction).

Section 4.12.           Liens. The Parent Guarantor shall not, and shall not permit the Issuer or any Subsidiary Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) (each, a “Subject Lien”) that secures Obligations under any Indebtedness for borrowed money or any related guarantee of Indebtedness for borrowed money, on any asset or property of the Issuer or any Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(a)            in the case of Subject Liens securing Subordinated Indebtedness, the Notes and related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Subject Liens; and

(b)            in all other cases, the Notes or Guarantees are equally and ratably secured, except that the foregoing shall not apply to or restrict Liens securing obligations in respect of the Notes and the related Guarantees.

Any Lien created for the benefit of the Holders of the Notes pursuant to this Section 4.12 shall be deemed automatically and unconditionally released and discharged upon the release and discharge of the Subject Lien that gave rise to the obligation to secure the Notes. In addition, in the event that a Subject Lien is or becomes a Permitted Lien, the Parent Guarantor or the Issuer may, at its option and without consent from any Holder, elect to release and discharge any Lien created for the benefit of the Holders pursuant to the preceding paragraph in respect of such Subject Lien.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

Section 4.13.           Company Existence. Subject to Article 5 hereof, the Parent Guarantor shall do or cause to be done all things necessary to preserve and keep in full force and effect its existence, and the corporate, partnership, limited liability company or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Parent Guarantor or any such Restricted Subsidiary; provided that the Parent Guarantor shall not be required to preserve the corporate, partnership or other existence of its Restricted Subsidiaries if the Parent Guarantor in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Parent Guarantor and its Restricted Subsidiaries, taken as a whole. For the avoidance of doubt, the Parent Guarantor and its Restricted Subsidiaries will be permitted to change their organizational form.

Section 4.14.            Offer to Repurchase upon Change of Control Triggering Event. If a Change of Control Triggering Event occurs after the Issue Date, unless the Issuer has previously or concurrently sent a redemption notice with respect to all the outstanding Notes as described under Section 3.07 hereof, the Issuer shall make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Change of Control Payment Date. Within 60 days following any Change of Control Triggering Event, the Issuer will send (or cause to be sent) notice of such Change of Control Offer electronically or by first-class mail, with a copy to the Trustee, to each Holder to the address of such Holder appearing in the Note Register or otherwise in accordance with the Applicable Procedures with the following information:

(a)            that a Change of Control Offer is being made pursuant to this Section 4.14 and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(b)            the purchase price and the purchase date, which will be no earlier than 10 days nor later than 60 days from the date such notice is sent (the “Change of Control Payment Date”), except in the case of a conditional Change of Control Offer made in advance of a Change of Control in accordance with clause (l) of this Section 4.14;

(c)            that any Note not properly tendered will remain outstanding and continue to accrue interest;

(d)            that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on the Change of Control Payment Date;

(e)            that Holders electing to have any Notes purchased pursuant to a Change of Control Offer shall be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed or otherwise in accordance with the Applicable Procedures to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(f)            that Holders whose Notes are being purchased only in part shall be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to at least $2,000 or any integral multiple of $1,000 in excess thereof;

(g)            if such notice is delivered prior to the occurrence of a Change of Control Triggering Event, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control Triggering Event and shall describe each such condition, and, if applicable, shall state that, in the Issuer’s discretion, the Change of Control Payment Date may be delayed until such time (including more than 60 days after the notice is sent) as any or all such conditions shall be satisfied or waived, or that such repurchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the Change of Control Payment Date, or by the Change of Control Payment Date as so delayed, or such notice or offer may be rescinded at any time in the Issuer’s sole discretion if the Issuer determines that any or all of such conditions will not be satisfied or waived;

(h)           any other instructions, as determined by the Issuer, consistent with this Section 4.14 that a Holder must follow; and

(i)             that Holders shall be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes; provided that the Paying Agent receives, not later than the close of business on the tenth Business Day prior to the expiration date of the Change of Control Offer, a letter (which may be a .pdf delivered electronically) setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes, or a specified portion thereof, and its election to have such Notes purchased.

While the Notes are in global form and the Issuer makes an offer to purchase all of the Notes pursuant to the Change of Control Offer, a Holder may exercise its option to elect for the purchase of the Notes or withdraw such election through the facilities of DTC, subject to its rules and regulations.

The notice, if delivered electronically or mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. If (a) the notice is delivered or mailed in a manner herein provided and (b) any Holder fails to receive such notice or a Holder receives such notice but it is defective, such Holder’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the purchase of the Notes as to all other Holders that properly received such notice without defect. The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof. Notwithstanding the foregoing, the Issuer may rely on any no-action letters issued by the SEC indicating that the staff of the SEC will not recommend enforcement action in the event a tender offer satisfies certain conditions.

(j)            On the Change of Control Payment Date, the Issuer shall, to the extent permitted by law:

(i)              accept for payment all Notes issued by them or portions thereof validly tendered pursuant to the Change of Control Offer;

(ii)            deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered and not validly withdrawn; and

(iii)            deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.

(k)            The Issuer shall not be required to make a Change of Control Offer following a Change of Control Triggering Event if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not validly withdrawn under such Change of Control Offer or (ii) in connection with or in contemplation of any Change of Control Triggering Event, the Issuer (or any Affiliate of the Issuer) has made an offer to purchase (an “Alternate Offer”) any and all Notes validly tendered at a cash price equal to or higher than the Change of Control Payment and has purchased all Notes properly tendered in accordance with the terms of the Alternate Offer.

(l)            Notwithstanding anything to the contrary herein, a Change of Control Offer or Alternate Offer may be made in advance of a Change of Control Triggering Event, conditional upon such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer or Alternate Offer.

(m)           A Change of Control Offer or Alternate Offer may be made at the same time as consents are solicited with respect to an amendment, supplement or waiver of this Indenture, the Notes and/or the Guarantees (but the Change of Control Offer and the Alternate Offer may not condition tenders on the delivery of such consents).

(n)           The provisions of this Section 4.14, including the definition of “Change of Control,” may be waived or modified with the written consent of the Required Holders.

Section 4.15.            Limitation on Guarantees of Indebtedness by Restricted Subsidiaries. The Parent Guarantor shall not permit any of its Wholly Owned Subsidiaries that are Restricted Subsidiaries (and non-Wholly Owned Subsidiaries if such non-Wholly Owned Subsidiaries guarantee other capital markets debt securities of the Issuer or any Guarantor pursuant to clause (ii) below), other than the Issuer, a Subsidiary Guarantor, a Captive Insurance Subsidiary, a Foreign Subsidiary, a FSHCO Subsidiary or a Securitization Subsidiary, to guarantee the payment of (i) any syndicated Credit Facility incurred under Section 4.09(b)(i) hereof or (ii) capital market debt securities of the Issuer or any Guarantor in an aggregate principal amount in excess of $150.0 million unless:

(a)            such Restricted Subsidiary within 60 days after the guarantee of such Indebtedness executes and delivers a supplemental indenture to this Indenture, the form of which is attached as Exhibit D hereto, providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuer or any Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes; and

(b)            such Restricted Subsidiary waives and shall not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other applicable rights against the Parent Guarantor or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee;

provided that this Section 4.15 shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. The Parent Guarantor may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Subsidiary Guarantor to become a Subsidiary Guarantor, in which case such Subsidiary shall not be required to comply with the 60-day period described in clause (a) of this Section 4.15.

Section 4.16.            Suspension of Covenants.

(a)            If on any date following the Issue Date, (i) the Notes have an Investment Grade Rating from either of the Rating Agencies and (ii) no Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event” and the date thereof being referred to as the “Suspension Date”), then Section 4.07, Section 4.08, Section 4.09, Section 4.10, Section 4.11, Section 4.15 and Section 5.01(d) hereof shall no longer be applicable to the Notes (collectively, the “Suspended Covenants”) until the occurrence of the Reversion Date.

(b)            During any period that the foregoing covenants have been suspended, the Parent Guarantor may not designate any of its Subsidiaries as Unrestricted Subsidiaries.

(c)            In the event that the Parent Guarantor and its Restricted Subsidiaries are not subject to the Suspended Covenants under this Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating (or for the avoidance of doubt, only one Rating Agency withdraws its Investment Grade Rating or downgrades that rating assigned to the Notes below an Investment Grade Rating in the event that such Rating Agency was the only Rating Agency to give an Investment Grade Rating to the Notes), then the Parent Guarantor and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under this Indenture with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to in this Indenture as the “Suspension Period.” The Guarantees of the Guarantors shall be suspended during the Suspension Period. Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from any Asset Sales shall be reset to zero.

(d)            During the Suspension Period, the Parent Guarantor and its Restricted Subsidiaries will be entitled to incur Liens to the extent provided for under Section 4.12 hereof (including, without limitation, Permitted Liens) and any Permitted Liens which may refer to one or more Suspended Covenants shall be interpreted as though such applicable Suspended Covenant(s) continued to be applicable during the Suspension Period (but solely for purposes of Section 4.12 hereof and the definition of “Permitted Liens” and for no other covenant).

(e)            Notwithstanding the foregoing, in the event of any such reinstatement, no action taken or omitted to be taken by the Parent Guarantor or any of its Restricted Subsidiaries prior to such reinstatement will give rise to a Default or Event of Default under this Indenture with respect to the Notes, and no Default or Event of Default will be deemed to exist or have occurred as a result of any failure by the Parent Guarantor or any Restricted Subsidiary to comply with any of the Suspended Covenants during the Suspension Period; provided that (i) with respect to Restricted Payments made after such reinstatement, the amount available to be made as Restricted Payments will be calculated as though Section 4.07 hereof had been in effect prior to, but not during, the Suspension Period (including with respect to a Limited Condition Transaction entered into during the Suspension Period); (ii) all Indebtedness incurred or committed, or Disqualified Stock or Preferred Stock issued, during the Suspension Period (or deemed incurred or issued in connection with a Limited Condition Transaction entered into during the Suspension Period) will be classified to have been incurred or issued pursuant to clause (iii) of Section 4.09(b) hereof; (iii) any Affiliate Transaction entered into after such reinstatement pursuant to an agreement entered into during any Suspension Period shall be deemed to be permitted pursuant to clause (vi) of Section 4.11(b) hereof; (iv) any encumbrance or restriction on the ability of any Restricted Subsidiary that is not a Guarantor to take any action described in clauses (i) through (iii) of Section 4.08(a) hereof that becomes effective during any Suspension Period shall be deemed to be permitted pursuant to clause (i) of Section 4.08(b) hereof; (v) no Subsidiary of the Parent Guarantor shall be required to comply with Section 4.15 hereof after such reinstatement with respect to any guarantee or obligation entered into by such Subsidiary during any Suspension Period; and (vi) all Investments made during the Suspension Period (or deemed made in connection with a Limited Condition Transaction entered into during the Suspension Period) will be classified to have been made under clause (e) of the definition of “Permitted Investments.”

(f)            Notwithstanding that the Suspended Covenants may be reinstated after the Reversion Date, (1) no Default, Event of Default or breach of any kind will be deemed to exist under this Indenture, the Notes or the Guarantees with respect to the Suspended Covenants, and none of the Parent Guarantor or any of its Subsidiaries shall bear any liability for any actions taken or events occurring during the Suspension Period, or any actions taken at any time pursuant to any contractual obligation arising during any Suspension Period, in each case as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or, upon termination of the Suspension Period or after that time based solely on any action taken or event that occurred during the Suspension Period), and (2) following a Reversion Date, the Parent Guarantor and each Restricted Subsidiary will be permitted, without causing a Default or Event of Default, to honor, comply with or otherwise perform any contractual commitments or obligations arising during any Suspension Period and to consummate the transactions contemplated thereby.

(g)           The Trustee shall have no duty to (i) monitor the ratings of the Notes, (ii) ascertain whether a Covenant Suspension Event or Reversion Date has occurred or (iii) notify the Holders of any of the foregoing.

ARTICLE 5
Successors

Section 5.01.            Merger, Consolidation or Sale of All or Substantially All Assets.

(a)           The Parent Guarantor and the Issuer may not consolidate or merge with or into or wind up into, consummate a Division as the Dividing Person (whether or not the Parent Guarantor or the Issuer, as applicable, is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(i)              (A) the Parent Guarantor or the Issuer, as applicable, is the surviving Person or (B) the Person formed by or surviving any such consolidation, amalgamation, merger or winding up or Division (if other than the Parent Guarantor or the Issuer, as applicable) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made (such Person being herein called the “Successor Company”), (1) expressly assumes, in the case of the Parent Guarantor, all of the obligations of the Parent Guarantor under this Indenture and its Guarantee, or, in the case of the Issuer, all of the obligations of the Issuer under this Indenture and the Notes, in each case, pursuant to supplemental indentures or other applicable documents or instruments and (2) in the case of the Issuer, is a Person organized or existing under the laws of the jurisdiction of organization of the Issuer or the laws of the United States, any state thereof, the District of Columbia or any territory thereof;

(ii)             immediately after such transaction, no Event of Default described in clauses (i), (ii), (vi) or (vii) of Section 6.01(a) exists; and

(iii)            the Parent Guarantor, the Issuer or, if applicable, the Successor Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each as applicable, stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with this Indenture.

(b)           The Successor Company shall succeed to, and be substituted for, the Parent Guarantor or the Issuer, as applicable, under this Indenture, the Guarantees and the Notes, as applicable, and the Parent Guarantor or the Issuer, as applicable, will automatically be released and discharged from its obligations under this Indenture, the Guarantees and the Notes, as applicable.

(c)            Notwithstanding clause (ii) of Section 5.01(a) hereof:

(i)              the Issuer may consolidate or amalgamate with or merge with or into or wind up into, consummate a Division as the Dividing Person or sell, assign, transfer, lease, convey or otherwise dispose all or part of its properties and assets to a Guarantor;

(ii)             any Restricted Subsidiary may consolidate or amalgamate with or merge with or into or wind up into, consummate a Division as the Dividing Person or sell, assign, transfer, lease, convey or otherwise dispose all or part of its properties and assets to the Parent Guarantor, the Issuer or a Subsidiary Guarantor; and

(iii)            the Parent Guarantor or the Issuer may consolidate or amalgamate with or merge with or into or wind up into, consummate a Division as the Dividing Person or sell, assign, transfer, lease, convey or otherwise dispose all or part of its properties and assets to an Affiliate of the Parent Guarantor or the Issuer solely for the purpose of reorganizing the Parent Guarantor or the Issuer in another jurisdiction, which in the case of the Issuer shall be the United States, any state thereof, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Parent Guarantor and its Restricted Subsidiaries is not increased thereby.

(d)            Subject to Section 10.06 hereof, no Subsidiary Guarantor shall, and the Parent Guarantor shall not permit any Subsidiary Guarantor to, consolidate or merge with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(i)              (A) (1) such Subsidiary Guarantor is the surviving Person or (2) the Person formed by or surviving any such consolidation or merger or winding up (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made (such Person being herein called the “Successor Person”) expressly assumes all the obligations of such Subsidiary Guarantor under this Indenture and such Subsidiary Guarantor’s related Guarantee pursuant to supplemental indentures or other applicable documents or instruments; and

  (B)            immediately after such transaction, no Event of Default described in clauses (i), (ii), (vi) or (vii) of Section 6.01(a) exists; or

(ii)             the transaction is not prohibited by Section 4.10(a) hereof; or

(iii)            in the case of assets comprised of Equity Interests of Subsidiaries, such Equity Interests are sold, assigned, transferred, leased, conveyed or otherwise disposed of to the Parent Guarantor or one or more Restricted Subsidiaries.

(e)            Subject to Section 10.06 hereof, the Successor Person shall succeed to, and be substituted for, such Subsidiary Guarantor under this Indenture and such Subsidiary Guarantor’s Guarantee. Notwithstanding anything else in this Section 5.01, any Subsidiary Guarantor may (1) merge or consolidate or amalgamate with or into, wind up into, consummate a Division as the Dividing Person or sell, assign, transfer, lease, convey or otherwise dispose all or part of its properties and assets to the Parent Guarantor or the Issuer or a Restricted Subsidiary, (2) consolidate or amalgamate with or merge with or into or wind up into, consummate a Division as the Dividing Person or sell, assign, transfer, lease, convey or otherwise dispose all or part of its properties and assets to an Affiliate of the Parent Guarantor solely for the purpose of reorganizing such Subsidiary Guarantor in another jurisdiction, (3) convert into a corporation, partnership, limited partnership, limited liability company, trust or other entity organized or existing under the laws of the jurisdiction of organization of such Subsidiary Guarantor or (4) liquidate, wind up or dissolve or change its legal form if the Parent Guarantor or the Issuer determines in good faith that such action is in the best interests of the Parent Guarantor or the Issuer, in each case, without regard to the requirements set forth in Section 5.01(a) and Section 5.01(d) hereof. Notwithstanding anything to the contrary in this Section 5.01, the Parent Guarantor may contribute or cause to be contributed Capital Stock of any or all of its Subsidiaries to the Issuer or any Guarantor.

(f)            Notwithstanding the foregoing, Section 5.01(a) will not apply with respect to the sale, assignment, transfer, lease, conveyance or other disposition of substantially all property or assets of the Parent Guarantor if such sale, assignment, transfer, lease, conveyance or other disposition also constitutes a Change of Control Triggering Event for which a Change of Control Offer is made to Holders pursuant to Section 4.14.

Section 5.02.            Successor Person Substituted. Upon any consolidation or merger, winding up, Division, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the property or assets of the Parent Guarantor, the Issuer or a Subsidiary Guarantor in accordance with Section 5.01 hereof, the successor Person formed by such consolidation or into or with which the Parent Guarantor, the Issuer or such Subsidiary Guarantor, as applicable, is merged or wound up or formed upon such Division or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, winding up, Division, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to the Parent Guarantor, the Issuer or such Subsidiary Guarantor, as applicable, shall refer instead to the successor Person, as applicable, and not to the Parent Guarantor, the Issuer or such Subsidiary Guarantor, as applicable), and may exercise every right and power of the Parent Guarantor, the Issuer or such Subsidiary Guarantor, as applicable, under this Indenture with the same effect as if such successor Person, as applicable, had been named as the Parent Guarantor, the Issuer or a Subsidiary Guarantor, as applicable, herein; provided that the predecessor Issuer shall not be relieved from the obligation to pay the principal of and interest on the Notes, except in the case of a sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the Issuer’s assets that meets the requirements of Section 5.01 hereof.

ARTICLE 6
Defaults and Remedies

Section 6.01.            Events of Default.

(a)            An “Event of Default,” wherever used herein, means any one of the following events:

(i)              default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(ii)             default for 30 days or more in the payment when due of interest on or with respect to the Notes;

(iii)            subject to Section 4.03(e) hereof, failure by the Issuer or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 30.0% in aggregate principal amount of the then outstanding Notes to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (i) or (ii) above) contained in this Indenture or the Notes;

(iv)            default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Parent Guarantor or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Parent Guarantor or any of its Restricted Subsidiaries, other than Indebtedness owed to the Parent Guarantor or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

  (A)           such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

  (B)           the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate the greater of (x) $200.0 million (or its foreign currency equivalent) and (y) 25.0% of LTM EBITDA or more outstanding;

(v)            failure by the Parent Guarantor, the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (as of the latest consolidated financial statements of the Parent Guarantor for a fiscal quarter end provided as required under Section 4.03 hereof) would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of the greater of (x) $200.0 million and (y) 25.0% of LTM EBITDA (net of amounts covered by insurance policies issued by reputable insurance companies), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(vi)            the Parent Guarantor, the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (as of the latest consolidated financial statements of the Parent Guarantor for a fiscal quarter end provided as required under Section 4.03 hereof) would constitute a Significant Subsidiary), pursuant to or within the meaning of any Bankruptcy Law:

  (A)           commences proceedings to be adjudicated bankrupt or insolvent;

  (B)           consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law;

  (C)            consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

  (D)           makes a general assignment for the benefit of its creditors; or

  (E)           generally is not paying its debts as they become due;

(vii)           a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

  (A)           is for relief against the Parent Guarantor, the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (as of the latest consolidated financial statements of the Parent Guarantor for a fiscal quarter end provided as required under Section 4.03 hereof) would constitute a Significant Subsidiary), in a proceeding in which the Parent Guarantor, the Issuer or any such Subsidiary or such group of Restricted Subsidiaries is to be adjudicated bankrupt or insolvent;

  (B)           appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Parent Guarantor, the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (as of the latest consolidated financial statements of the Parent Guarantor for a fiscal quarter end provided as required under Section 4.03 hereof) would constitute a Significant Subsidiary), or for all or substantially all of the property of the Parent Guarantor, the Issuer or any such Significant Subsidiary or such group of Restricted Subsidiaries; or

  (C)           orders the liquidation of the Parent Guarantor, the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (as of the latest consolidated financial statements of the Parent Guarantor for a fiscal quarter end provided as required under Section 4.03 hereof) would constitute a Significant Subsidiary);

and the order or decree remains unstayed and in effect for 60 consecutive days; and

(viii)          the Guarantee of any Subsidiary Guarantor that is a Significant Subsidiary (or any group of Subsidiary Guarantors that together (as of the latest consolidated financial statements of the Parent Guarantor for a fiscal quarter end provided as required under Section 4.03 hereof) would constitute a Significant Subsidiary) shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Subsidiary Guarantor that is a Significant Subsidiary (or the responsible officers of any group of Subsidiary Guarantors that together (as of the latest consolidated financial statements of the Parent Guarantor for a fiscal quarter end provided as required under Section 4.03 hereof) would constitute a Significant Subsidiary), as the case may be, denies in writing that it has any further liability under its Guarantee or gives written notice to such effect, other than by reason of the termination of this Indenture or the release of any such Guarantee in accordance with this Indenture.

(b)            In the event of any Event of Default specified in clauses (iii), (iv), (v) or (viii) of Section 6.01(a) hereof, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if after such Event of Default arose:

(i)              the Indebtedness or guarantee that is the basis for such Event of Default has been discharged;

(ii)             the requisite number of holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(iii)            the default that is the basis for such Event of Default has been cured.

Section 6.02.            Acceleration. If any Event of Default (other than an Event of Default of the type specified in clause (vi) or (vii) of Section 6.01(a) hereof) occurs and is continuing under this Indenture, the Trustee or the Holders of not less than 30.0% in aggregate principal amount of all the then outstanding Notes may, by notice to the Issuer and the Trustee (if given by Holders), in either case specifying in such notice the respective Event of Default and that such notice is a “notice of acceleration,” declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately; provided that no such declaration may be made with respect to any action taken, and reported publicly or to Holders, more than two years prior to such declaration. Any notice of Default under clauses (iii), (iv), (v) or (viii) of Section 6.01(a), notice of acceleration with respect to an Event of Default under clauses (iii), (iv), (v) or (viii) of Section 6.01(a), instruction to the Trustee to provide a notice of Default under clauses (iii), (iv), (v) or (viii) of Section 6.01(a), notice of acceleration with respect to an Event of Default under clauses (iii), (iv), (v) or (viii) of Section 6.01(a) or instruction to the Trustee to take any other action (or refrain from taking any action) with respect to an alleged Default or Event of Default under clauses (iii), (iv), (v) or (viii) of Section 6.01(a) (a “Noteholder Direction”) provided by any one or more Holders (other than a Regulated Bank) (each, a “Directing Holder”) must be accompanied by a written representation from each such Holder delivered to the Issuer and the Trustee that such Holder is not (or, in the case such Holder is DTC or DTC’s nominee, that such Holder is being instructed solely by beneficial owners that are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to delivery of a notice of Default shall be deemed a continuing representation until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated. In addition, each Directing Holder is deemed, at the time of providing a Noteholder Direction, to covenant to provide the Issuer (with a copy to the Trustee) with such other information as the Issuer may reasonably request from time to time in order to verify the accuracy of such Directing Holder’s Position Representation within five Business Days of request therefor (a “Verification Covenant”). In any case in which the Holder is DTC or DTC’s nominee (after delivery to the Trustee of appropriate confirmation of beneficial ownership satisfactory to the Trustee), any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the Notes in lieu of DTC or DTC’s nominee and DTC shall be entitled to conclusively rely on such Position Representation and Verification Covenant in delivering its direction to the Trustee.

If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Issuer determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and the Issuer or the Parent Guarantor provides to the Trustee an Officer’s Certificate certifying that the Issuer or the Parent Guarantor has (i) a good faith reasonable basis to believe that one or more Directing Holders were at any relevant time in breach of their Position Representation or their Verification Covenant and (ii) initiated proceedings in a court of competent jurisdiction seeking a determination that such Directing Holders were, at such time, in breach of their Position Representation, and seeking to invalidate any Event of Default that resulted from the applicable Noteholder Direction, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to such Event of Default shall be automatically reinstituted and any remedy stayed pending a final and nonappealable determination of a court of competent jurisdiction on such matter. If such Officer’s Certificate has been delivered to the Trustee, the Trustee shall refrain from acting in accordance with such Noteholder Direction until such time as the Issuer provides to the Trustee an Officer’s Certificate stating that (i) such Directing Holders have satisfied their Verification Covenant or (ii) such Directing Holders have failed to satisfy their Verification Covenant, and during such time the cure period with respect to any Default shall be automatically stayed and the cure period with respect to any Event of Default that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation shall result in such Directing Holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such Directing Holder, the percentage of Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio (other than any indemnity such Holder may have offered or provided to the Trustee), with the effect that such Event of Default shall be deemed never to have occurred, and any related acceleration rescinded, and the Trustee shall be deemed not to have received such Noteholder Direction or any notice of such alleged Default or Event of Default, shall not be permitted to act thereon and shall be restricted from accepting and acting on any future Noteholder Direction in relation to such Event of Default. If the Directing Holder has satisfied its Verification Covenant, then the Trustee shall be permitted to act in accordance with such Noteholder Direction. Notwithstanding the above, if such Directing Holder’s participation is not required to achieve the requisite level of consent of Holders required under this Indenture to give such Noteholder Direction, the Trustee shall be permitted to act in accordance with such Noteholder Direction notwithstanding any action taken or to be taken by the Issuer (as described above). The Trustee shall be entitled to conclusively rely on any Noteholder Direction or Officer’s Certificate delivered to it in accordance with this Indenture and shall have no duty to inquire as to or investigate the accuracy of any Position Representation, enforce compliance with any Verification Covenant, verify any statements in any Officer’s Certificate delivered to it, or otherwise make calculations, investigations or determinations with respect to a Derivative Instrument, Net Short position, Long Derivative Instrument, Short Derivative Instrument or otherwise. The Trustee shall have no liability to the Issuer, any Holder or any other Person in acting in good faith on a Noteholder Direction.

Notwithstanding anything in the preceding two paragraphs to the contrary, any Noteholder Direction delivered to the Trustee during the pendency of an Event of Default as the result of Section 6.01(a)(vi) or (vii) shall not require compliance with this Section 6.02. In addition, for the avoidance of doubt, this Section 6.02 shall not apply to any Holder that is a Regulated Bank.

Each Holder by accepting a Note acknowledges and agrees that the Trustee (and any agent) shall not be liable to any person for acting or refraining to act in accordance with (i) this Section 6.02, (ii) any Noteholder Direction, (iii) any Officer’s Certificate or (iv) its duties under this Indenture, as the Trustee may determine in its sole discretion. The Trustee shall not have any obligation (i) to monitor, investigate, verify or otherwise determine if a Holder has a Net Short position, (ii) investigate the accuracy or authenticity of any Position Representation, (iii) inquire if the Issuer will seek action to determine if a Directing Holder has breached its Position Representation, (iv) enforce any Verification Covenant, (v) monitor any court proceedings undertaken in connection therewith, (vi) monitor or investigate whether any Default or Event of Default has been publicly reported or (vii) otherwise make any calculations, investigations or determinations with respect to any Derivative Instruments, Net Short positions, Long Derivative Instruments, Short Derivative Instruments or otherwise.

Upon the effectiveness of such declaration, or in the case of clauses (iii), (iv), (v) or (viii) of Section 6.01(a) hereof, upon a valid Noteholder Direction, to accelerate the Notes, such principal of and premium, if any, and interest will be due and payable immediately.

Notwithstanding the foregoing, in the case of an Event of Default arising under clause (vi) or (vii)  of Section 6.01(a) hereof, all outstanding Notes will become due and payable without further action or notice. The Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest.

Section 6.03.           Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04.            Waiver of Past Defaults. Subject to Section 6.02, the Required Holders, by written notice to the Trustee (with a copy to the Issuer, provided that any waiver or rescission under this Section 6.04 shall be valid and binding notwithstanding the failure to provide a copy of such notice to the Issuer) may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under this Indenture (including in connection with an Asset Sale Offer, an Advance Offer, a Change of Control Offer or an Alternate Offer) and rescind any acceleration with respect to the Notes and its consequences under this Indenture (except if such rescission would conflict with any judgment of a court of competent jurisdiction and except a continuing Default in the payment of interest on, premium, if any, or the principal of, any Note held by a non-consenting Holder). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereto.

Section 6.05.            Control by Majority. Subject to Section 6.02 and Section 7.01(e) hereof, the Required Holders may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee, and the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability and may take any other action that is not inconsistent with any such direction received from Holders of the Notes (it being understood that the Trustee does not have an affirmative duty to determine whether any action is prejudicial to any Holder).

Section 6.06.            Limitation on Suits. Except to enforce the right to receive payment of principal, premium (if any) or interest when due on or after the respective due dates expressed in an outstanding Note, no Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:

(a)            such Holder has previously given the Trustee written notice that an Event of Default is continuing and, if such Event of Default is in respect of clauses (iii), (iv), (v) or (viii) of Section 6.01(a) hereof, such Holder is not in breach of a Position Representation or Verification Covenant;

(b)            the Holders, or in the case of clauses (iii), (iv), (v) or (viii) of Section 6.01(a) hereof, Directing Holders that are not in breach of a Position Representation or Verification Covenant, comprising at least 30.0% in the aggregate principal amount of the then outstanding Notes have requested in writing the Trustee to pursue the remedy;

(c)            Holders of the Notes have offered, and if requested, provided the Trustee security or indemnity satisfactory to it against any loss, liability or expense;

(d)           the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(e)           the Required Holders have not given the Trustee a direction inconsistent with such written request within such 60-day period.

Section 6.07.            Right of Holders to Sue for Payment. Notwithstanding any other provision of this Indenture, the contractual right expressly set forth in this Indenture or the Notes of any Holder of a Note to bring suit for the enforcement of any payment on or with respect to such Holder’s Notes on or after the respective due dates expressed in this Indenture or the Notes, shall not be amended without the consent of such Holder.

Section 6.08.            Collection Suit by Trustee. If an Event of Default specified in Section 6.01(a)(i) or (ii) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium, if any, and interest remaining unpaid on, the Notes and interest on overdue principal, if applicable, and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee and its agents and counsel.

Section 6.09.         Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Issuer, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

Section 6.10.         Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07 hereof, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.11.         Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article 6 or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.12.         Trustee May File Proofs of Claim. The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee and its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer or any other obligor upon the Notes (including the Guarantors), their creditors or their property and shall be entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee and its agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee and its agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.13.         Priorities. If the Trustee or any Agent collects any money or property pursuant to this Article 6, it shall pay out the money or property in the following order:

(a)            FIRST, to the Trustee, such Agent and their respective agents and attorneys for amounts due under Section 7.06 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee or such Agent and the costs and expenses of collection;

(b)            SECOND, to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

(c)            THIRD, to the Issuer or to such party as a court of competent jurisdiction shall direct, including a Guarantor, if applicable.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.13.

Section 6.14.         Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.14 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof or a suit by Holders of more than 10.0% in principal amount of the then outstanding Notes.

Section 6.15         Underlying Cure. Any Default or Event of Default resulting from the failure to deliver a notice, report or certificate under this Indenture shall cease to exist and be cured in all respects if the underlying Default or Event of Default giving rise to such notice, report or certificate requirement shall have ceased to exist and/or be cured (including pursuant to Section 6.04). For the avoidance of doubt, each of the parties hereto agree that any court of competent jurisdiction may (x) extend or stay any grace period set forth in this Indenture prior to when any actual or alleged Default becomes an actual or alleged Event of Default or (y) stay the exercise of remedies by the Trustee or Holders contemplated by this Indenture or otherwise upon the occurrence of an actual or alleged Event of Default, in each case of clauses (x) and (y), in accordance with the requirements of applicable law.

ARTICLE 7
Trustee and Agents

Section 7.01.         Duties of Trustee.

(a)            If an Event of Default, of which a Responsible Officer of the Trustee shall have actual knowledge, has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)            Except during the continuance of an Event of Default:

(i)            the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants, duties or obligations shall be read into this Indenture against the Trustee; and

(ii)           in the absence of willful misconduct or bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not investigate or confirm the accuracy of mathematical calculations or other facts stated therein).

(c)            The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i)            this paragraph (c) does not limit the effect of paragraph (b) of this Section 7.01;

(ii)           the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and

(iii)          the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.02, 6.04 or 6.05 hereof.

(d)            Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01 and Section 7.02(f).

(e)            The Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture at the request or direction of any of the Holders unless the Holders have offered and, if requested, provided to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense.

(f)            The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02.         Rights of Trustee.

(a)            The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Parent Guarantor and its Restricted Subsidiaries personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b)            Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)            The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d)            The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)            Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by an Officer of the Issuer.

(f)            None of the provisions of this Indenture shall require the Trustee to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if an indemnity satisfactory to it against such risk or liability is not assured to it.

(g)            The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default or Event of Default is received by the Trustee at the Corporate Trust Office, and such notice references the Notes and this Indenture.

(h)            In no event shall the Trustee be responsible or liable for special, punitive, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i)            The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each Agent, custodian and other Person employed to act hereunder.

(j)            [reserved].

(k)            Delivery of reports, information and documents (including, without limitation, reports contemplated under Section 4.03 hereof) to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

(l)             The permissive rights of the Trustee to take certain actions under this Indenture shall not be construed as a duty or obligation unless so specified herein, and the Trustee shall not be answerable for any action or inaction other than for its negligence or willful misconduct in the performance of such action or inaction.

(m)           The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond, debenture, note or other paper or document unless requested in writing to do so by the Required Holders, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney, at the expense of the Issuer and shall incur no liability of any kind by reason of such inquiry or investigation.

(n)           The Trustee may request that the Issuer deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any Person authorized to sign an Officer’s Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(o)           The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; loss or malfunction of utilities, computer (hardware or software) or communication services; strikes or similar labor disputes; and acts of civil or military authorities and governmental action.

(p)           The Trustee shall have no duty to inquire as to the performance of the Parent Guarantor with respect to the covenants contained in Article 4 or to make any calculation in connection therewith or in connection with any redemption of the Notes. In addition, except as otherwise expressly provided herein, the Trustee shall have no obligation to monitor or verify compliance by the Parent Guarantor, the Issuer or any Subsidiary Guarantor with any other obligation or covenant under this Indenture or the unavailability of the Federal Reserve Bank wire or facsimile or other wire communication facility.

(q)           The Trustee shall not have any responsibility for the validity, perfection, priority, filing, continuation or enforceability of any Lien or security interest and shall have no obligations to take any action to procure or maintain such validity, perfection, priority, filing, continuation or enforceability (it being understood that such responsibility and obligation are the Issuer’s).

(r)            The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

Section 7.03.         Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any of its Affiliates with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest (as such term is used in the Trust Indenture Act), it must eliminate such conflict within 90 days or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.09 hereof.

Section 7.04.         Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

The Trustee does not assume any responsibility for any failure or delay in performance or any breach by the Issuer or any Guarantor under this Indenture. The Trustee shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in this Indenture or in any certificate, report, statement, or other document referred to or provided for in, or received by the Trustee under or in connection with, this Indenture; the validity, enforceability or collectability of any Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Obligations under this Indenture.

Section 7.05.         Notice of Defaults. If a Default occurs and is continuing and if it is known to a Responsible Officer of the Trustee, the Trustee shall deliver to Holders a notice of the Default within 90 days after it occurs, unless such Default shall have been cured or waived, or if discovered after 90 days, promptly thereafter. The Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest.

Section 7.06.         Compensation and Indemnity. The Issuer shall pay to the Trustee from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee promptly upon request for all out-of-pocket disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Issuer and the Guarantors, jointly and severally, shall indemnify the Trustee and its officers, directors, employees and agents and any predecessor trustee and its officers, directors, employees and agents for, and hold the Trustee harmless against, any and all loss, damage, claims, liability or expense (including reasonable attorneys’ fees and expenses) incurred by it in connection with the acceptance or administration of this trust and the performance of its duties hereunder (including the reasonable costs and expenses of enforcing this Indenture against the Issuer or any of the Guarantors (including this Section 7.06) or defending itself against any claim whether asserted by any Holder, the Issuer or any Guarantor, or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder) (but excluding taxes imposed on such Persons in connection with compensation for such administration or performance). The Trustee shall notify the Issuer promptly of any claim of which a Responsible Officer has received written notice for which it may seek indemnity. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer or the Guarantors of their obligations hereunder. The Issuer shall defend the claim and the Trustee may have separate counsel and the Issuer shall pay the reasonable fees and expenses of such counsel. Neither the Issuer nor any Guarantor need reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct, gross negligence or bad faith. Neither the Issuer nor any Guarantor need pay for any settlement made without its consent.

The obligations of the Issuer and the Guarantors under this Section 7.06 shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee.

To secure the payment obligations of the Issuer and the Guarantors in this Section 7.06, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except money or property held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

When the Trustee is requested to act upon instructions of one or more Holders, the Trustee shall not be required to act in the absence of indemnity against the costs, expenses and liabilities that may be incurred in compliance with such a request.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(a)(vi) or Section 6.01(a)(vii) hereof occurs, the expenses and the compensation for the services (including the reasonable fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.07.         Replacement of Trustee. A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.07. The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer. The Required Holders may remove the Trustee by so notifying the Trustee and the Issuer in writing. The Issuer may remove the Trustee if:

(a)            the Trustee fails to comply with Section 7.09 hereof;

(b)            the Trustee is adjudged bankrupt or insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c)            a custodian or public officer takes charge of the Trustee or its property; or

(d)            the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Required Holders may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Issuer’s expense), the Issuer or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.09 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall deliver a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.06 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.07, the Issuer’s obligations under Section 7.06 hereof shall continue for the benefit of the retiring Trustee.

Section 7.08.         Successor Trustee by Merger, etc. If the Trustee or Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation or other entity, the successor entity without any further act shall be the successor Trustee or Agent. Any corporation or other entity into which the Trustee or any Agent for the time being may be merged or converted shall, on the date when such merger, conversion, consolidation, sale or transfer becomes effective and to the extent permitted by applicable law, be a successor Trustee or Agent under this Indenture without the execution or filing of any paper or any further act on the part of any of the parties to this Indenture. After the effective date, all references in this Indenture to that Trustee or Agent shall be deemed to be references to that entity.

Section 7.09.         Eligibility; Disqualification. There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has, together with its parent, a combined capital and surplus of at least $150,000,000 as set forth in its most recent published annual report of condition.

ARTICLE 8
Legal Defeasance and Covenant Defeasance

Section 8.01.         Option to Effect Legal Defeasance or Covenant Defeasance. The Issuer may, at its option and at any time, elect to have either Section 8.02 or 8.03 hereof applied to all outstanding Notes and all obligations of the Guarantors with respect to the Guarantees upon compliance with the conditions set forth below in this Article 8.

Section 8.02.         Legal Defeasance and Discharge. Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02 with respect to the Notes, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations under this Indenture with respect to all outstanding Notes and the related Guarantees and all Defaults and Events of Default cured on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer and the Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in (a) and (b) below (it being understood that such Notes shall not be deemed outstanding for accounting purposes), and to have satisfied all their other obligations under such Notes and this Indenture including that of the Guarantors (and the Trustee, on demand of and at the expense of the Issuer, shall execute instruments reasonably requested by the Issuer acknowledging the same) and to have cured all then existing Defaults and Events of Default, except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(a)            the rights of Holders of the Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to this Indenture referred to in Section 8.04 hereof;

(b)            the Issuer’s obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(c)            the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s and the Guarantors’ obligations in connection therewith; and

(d)            this Section 8.02.

Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03.         Covenant Defeasance. Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuer and the Guarantors shall, with respect to the Notes, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from their obligations under Sections 3.08, 4.03, 4.04, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14 and 4.15 hereof, and clause (ii) of Section 5.01(a) and Section 5.01(d) hereof with respect to all outstanding Notes and the related Guarantees, on and after the date the conditions set forth in Section 8.04 hereof are satisfied (“Covenant Defeasance”), and such Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to all outstanding Notes and the related Guarantees, the Issuer and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and the Guarantees of the Notes shall be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03 hereof, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Section 6.01(a)(iii) (solely with respect to the covenants that are released upon a Covenant Defeasance), Section 6.01(a)(iv), Section 6.01(a)(v), Section 6.01(a)(vi) (solely with respect to Restricted Subsidiaries subject thereto), Section 6.01(a)(vii) (solely with respect to Restricted Subsidiaries subject thereto) and Section 6.01(a)(viii) hereof shall not constitute Default or Events of Default.

Section 8.04.         Conditions to Legal or Covenant Defeasance. The following shall be the conditions to the application of either Section 8.02 or 8.03 hereof to the outstanding Notes:

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

(a)            the Issuer shall irrevocably deposit with the Trustee (or such other entity designated by the Issuer for this purpose), in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, U.S. Government Securities, or a combination thereof, in such amount as will be sufficient, in the opinion of an Independent Financial Advisor, without consideration of any reinvestment to pay the principal of, premium, if any, and interest due on the Notes on the stated maturity date or on the Redemption Date, as the case may be, of such principal, premium, if any, or interest on such Notes and the Issuer must specify whether such Notes are being defeased to maturity or to a particular Redemption Date; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee (or such other entity designated by the Issuer for this purpose) equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the Redemption Date (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee (or such other entity designated by the Issuer for this purpose) on or prior to the Redemption Date. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee at least one Business Day prior to the date of the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(b)            in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions:

(i)            the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(ii)           since the Issue Date, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c)            in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d)            such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than that resulting from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to other Indebtedness, and, in each case, the granting of Liens in connection therewith);

(e)            the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

(f)            the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Section 8.05.         Deposited Money and U.S. Government Securities to Be Held in Trust; Other Miscellaneous Provisions. Subject to Section 8.06 hereof, all money and U.S. Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including Parent Guarantor or any of its Subsidiaries acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or U.S. Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes and the related Guarantees.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon the request of the Issuer any money or U.S. Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06.         Repayment to Issuer. Subject to any applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease.

Section 8.07.         Reinstatement. If the Trustee or Paying Agent is unable to apply any United States dollars or U.S. Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s and the Guarantors’ obligations under this Indenture and the Notes and the Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided that if the Issuer makes any payment of principal of, premium, if any, or interest on any Notes following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9
Amendment, Supplement and Waiver

Section 9.01.         Without Consent of Holders. Notwithstanding Section 9.02 hereof, the Issuer, any Guarantor (with respect to a Guarantee or this Indenture to which it is a party) and the Trustee (and any other Agents party thereto (to the extent applicable)), as the case may be, may amend or supplement this Indenture, the Notes and any Guarantee without the consent of any Holder:

(a)            to cure any ambiguity, omission, mistake, defect or inconsistency;

(b)            to provide for uncertificated Notes in addition to or in place of certificated Notes;

(c)            to comply with Section 5.01 hereof;

(d)            to provide for the assumption of the Issuer’s or any Guarantor’s obligations to the Holders;

(e)            to make any change that would provide any additional rights or benefits to the Holders or that does not materially adversely affect the legal rights under this Indenture of any such Holder;

(f)             to add or modify covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

(g)            to provide for the issuance of Additional Notes in accordance with the terms of this Indenture;

(h)            to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee or a successor Paying Agent hereunder (or any other applicable agent) pursuant to the requirements hereof;

(i)             to secure the Notes and/or the related Guarantees or to add collateral thereto or enter into any intercreditor agreement in connection therewith;

(j)             to add an obligor or a Guarantor under this Indenture;

(k)            to conform the text of this Indenture, the Notes or any Guarantees to any provision of the “Description of Notes” section of the Offering Memorandum;

(l)             to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of the Notes; provided, however, that such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(m)           to release any Guarantor from its Guarantee pursuant to this Indenture when permitted or required by this Indenture;

(n)            to release and discharge any Lien securing the Notes when permitted or required by this Indenture (including pursuant to Section 4.12 hereof); and

(o)            to comply with the rules of any applicable securities depositary.

Upon the request of the Issuer, and upon receipt by the Trustee of the documents described in Section 7.02 hereof (to the extent requested by the Trustee and subject to the last sentence of Section 9.05), the Trustee shall join with the Issuer and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall have the right, but not be obligated to, enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise. Notwithstanding the foregoing, no Opinion of Counsel or board resolution shall be required in connection with the addition of a Guarantor under this Indenture upon execution and delivery by such Guarantor and the Trustee of a supplemental indenture to this Indenture, the form of which is attached as Exhibit D hereto.

Section 9.02.         With Consent of Holders. Except as provided in Section 9.01 and this Section 9.02, (i) the Issuer, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes and the Guarantees with the consent of the Required Holders (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes) and (ii) subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes (which shall be considered waived only with respect to Notes held by consenting Holders), except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, any Guarantee or the Notes may be waived with the consent of the Required Holders (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes).

Upon the request of the Issuer, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, the Trustee shall join with the Issuer and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer shall send to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to send such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

Without the consent of each affected Holder of Notes (including, for purposes of this paragraph, Notes held or beneficially owned by the Issuer or its Affiliates), an amendment or waiver under this Section 9.02 may not, with respect to any Notes held by a non-consenting Holder:

(a)            reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(b)            reduce the principal of or change the fixed final maturity of any such Note or alter or waive the provisions with respect to the redemption of such Notes (other than provisions relating to (i) notice periods (to the extent consistent with applicable requirements of clearing and settlement systems) for redemption and conditions to redemption and (ii) Section 3.08, Section 4.10 and Section 4.14 hereof);

(c)            reduce the rate of or change the time for payment of interest on any such Note (other than Section 3.08, Section 4.10 and Section 4.14 hereof);

(d)            waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on such Notes, except a rescission of acceleration of the Notes by the Required Holders, and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in this Indenture, the Notes or any Guarantee which cannot be amended or modified without the consent of all affected Holders;

(e)            make any such Note payable in money other than that stated therein;

(f)             make any change in the provisions of this Indenture relating to waivers of past Defaults;

(g)            make any change in these amendment and waiver provisions;

(h)            amend the contractual right expressly set forth in this Indenture or the Notes of any Holder to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes on or after the due dates therefor;

(i)             make any change to or modify the ranking of such Notes that would adversely affect the Holders; or

(j)             except as expressly permitted by this Indenture, modify the Guarantees of the Parent Guarantor or any Subsidiary Guarantor that is a Significant Subsidiary, or any group of Subsidiary Guarantors that, taken together (as of the latest consolidated financial statements of the Parent Guarantor for a fiscal quarter end provided as required under Section 4.03 hereof), would constitute a Significant Subsidiary in any manner materially adverse to the Holders of such Notes.

Section 9.03.         Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver. If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement, or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date unless the consent of the requisite number of Holders has been obtained.

Section 9.04.         Notation on or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.05.         Trustee to Sign Amendments, etc. The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article 9 if the amendment, supplement or waiver does not adversely affect the rights, duties, liabilities or immunities of the Trustee. Except as set forth in the last sentence of this Section 9.05, the Issuer may not sign an amendment, supplement or waiver until the Board of the Issuer approves it. In executing any amendment, supplement or waiver, the Trustee shall be provided with and (subject to Section 7.01 hereof) shall be fully protected in relying upon, in addition to the documents required by Section 12.02 hereof, an Officer’s Certificate and an Opinion of Counsel each stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuer and any Guarantors party thereto, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof. Notwithstanding the foregoing, no Opinion of Counsel or resolution shall be required for the Trustee to execute any supplemental indenture to this Indenture, the form of which is attached as Exhibit D hereto, adding a new Guarantor under this Indenture.

Section 9.06.         Additional Voting Terms; Calculation of Principal Amount.

(a)            All Notes issued under this Indenture shall vote and consent together on all matters (as to which any of such Notes may vote) as one class and no series of Notes will have the right to vote or consent as a separate series on any matter. Determinations as to whether Holders of the requisite aggregate principal amount of Notes have concurred in any direction, waiver or consent shall be made in accordance with this Article 9 and Section 9.06(b) hereof.

(b)            With respect to any matter requiring consent, waiver, approval or other action of the Holders of a specified percentage of the principal amount of all the Notes, such percentage shall be calculated, on the relevant date of determination, by dividing (i) the principal amount, as of such date of determination, of Notes, the Holders of which have so consented, by (ii) the aggregate principal amount, as of such date of determination, of the Notes then outstanding, in each case, as determined in accordance with the preceding sentence and Section 2.08 and Section 2.09 of this Indenture. Any such calculation made pursuant to this Section 9.06(b) shall be made by the Issuer and delivered to the Trustee pursuant to an Officer’s Certificate.

Section 9.07.         No Impairment of Right of Holders to Receive Payment. For the avoidance of doubt, no amendment to, or deletion of any of the covenants under, Article 4 or Article 5 or action taken in compliance with the covenants in effect at the time of such action, shall be deemed to impair or affect any legal rights of any Holders of the Notes to receive payment of principal of or premium, if any, or interest on the Notes or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes.

ARTICLE 10
Guarantees

Section 10.01.        Guarantee. Subject to this Article 10, from and after the Issue Date, each of the Guarantors hereby, jointly and severally, irrevocably and unconditionally, as a primary obligor and not merely as a surety, guarantees, on a senior unsecured basis, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the Obligations of the Issuer hereunder or thereunder, that: (a) the principal of and interest and premium, if any, on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other Obligations of the Issuer to the Holders or the Trustee hereunder or under the Notes shall be promptly paid in full, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection. All payments under each Guarantee will be made in U.S. dollars.

The Guarantors hereby agree that their obligations hereunder are equivalent to the obligations of a primary obligor and shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor (other than payment in full of all of the Obligations of the Issuer hereunder or under the Notes). Each Guarantor hereby waives, to the fullest extent permitted by law, diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that this Guarantee shall not be discharged except by full payment of the obligations contained in the Notes and this Indenture or by release in accordance with the provisions of this Indenture.

Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01.

If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantors, any amount paid either to the Trustee or such Holder, then this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee. The Guarantors shall have the right to seek contribution from any nonpaying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantees. Each Guarantor that makes a payment under its Guarantee shall, to the fullest extent permitted by applicable law, be entitled upon payment in full of all guaranteed obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

Until terminated in accordance with Section 10.06, each Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer for liquidation or reorganization, should the Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuer’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment of the Notes is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment had not been made. In the event that any payment or any part thereof is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

The Guarantee issued by any Guarantor shall be a general senior unsecured obligation of such Guarantor and shall be pari passu in right of payment with all existing and future Senior Indebtedness of such Guarantor.

Each payment to be made by a Guarantor in respect of its Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

Section 10.02.        Limitation on Subsidiary Guarantor Liability. Each Subsidiary Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Subsidiary Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Subsidiary Guarantors hereby irrevocably agree that the obligations of each Subsidiary Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Subsidiary Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under this Article 10, result in the obligations of such Subsidiary Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law or being void or voidable under any law relating to insolvency of debtors.

Section 10.03.        Execution and Delivery. To evidence its Guarantee set forth in Section 10.01 hereof, each Guarantor hereby agrees that this Indenture (or a supplemental indenture in the form of Exhibit D hereto) shall be executed on behalf of such Guarantor by one of its authorized officers. Each Guarantor hereby agrees that its Guarantee set forth in Section 10.01 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes. If an officer whose signature is on this Indenture (or a supplemental indenture in the form of Exhibit D hereto) no longer holds that office at the time the Trustee authenticates a Note, the Guarantee of such Guarantor shall be valid nevertheless. The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors. If required by Section 4.15 hereof, the Parent Guarantor shall cause any Restricted Subsidiary to comply with the provisions of Section 4.15 hereof and this Article 10, to the extent applicable.

Section 10.04.        Subrogation. Each Guarantor shall be subrogated to all rights of Holders against the Issuer in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 10.01 hereof; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuer under this Indenture or the Notes shall have been paid in full.

Section 10.05.        Benefits Acknowledged. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Guarantee are knowingly made in contemplation of such benefits.

Section 10.06.        Release of Guarantees. Each Guarantee by a Guarantor shall be automatically and unconditionally released and discharged, and shall thereupon terminate and be of no further force and effect, and no further action by such Guarantor, the Issuer or the Trustee is required for the release of such Guarantor’s Guarantee, upon:

(A)            in the case of a Subsidiary Guarantor, any sale, exchange, issuance, disposition or transfer (by merger, amalgamation, consolidation, dividend, distribution or otherwise) of (x) the Capital Stock of such Subsidiary Guarantor, after which the applicable Subsidiary Guarantor is no longer a Restricted Subsidiary or (y) all or substantially all the assets of such Subsidiary Guarantor, in each case if such sale, exchange, issuance, disposition or transfer is made in compliance with or is not prohibited by the applicable provisions of this Indenture (including any amendments thereof);

(B)            the release or discharge of the guarantee by, or direct obligation of, such Guarantor of Indebtedness under the Senior Secured Credit Facilities, or the release or discharge of such other guarantee or direct obligation that resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee or direct obligation (it being understood that a release subject to a contingent reinstatement will constitute a release for the purposes of this provision, and that if any such Guarantee is so reinstated, such Guarantee shall also be reinstated, but with respect to the Subsidiary Guarantors, to the extent that such Guarantor would then be required to provide a Guarantee pursuant to Section 4.15 hereof);

(C)            in the case of a Subsidiary Guarantor, the designation of any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of this Indenture or the occurrence of any event following which the Subsidiary Guarantor is no longer a Restricted Subsidiary in compliance with the applicable provisions of this Indenture;

(D)            upon the merger, amalgamation, consolidation or Division of any Guarantor with and into the Issuer or another Guarantor or upon the liquidation or winding up of such Guarantor, in each case, in compliance with or in a manner not prohibited by the applicable provisions of this Indenture;

(E)            the occurrence of a Covenant Suspension Event;

(F)            as provided under Article 9;

(G)            the exercise by the Issuer of its Legal Defeasance option or Covenant Defeasance option in accordance with Article 8 hereof or the discharge of the Issuer’s obligations under this Indenture in accordance with the terms of this Indenture; or

(H)            in the case of the Parent Guarantor, if the Parent Guarantor ceases to be the parent of the Issuer as a result of a transaction or designation permitted pursuant to the definition of the “Parent Guarantor”.

Notwithstanding clause (E) above, if, after any Covenant Suspension Event, a Reversion Date shall occur, then the Suspension Period with respect to such Covenant Suspension Event shall terminate and all actions reasonably necessary to provide that the Notes shall have been unconditionally guaranteed by each Guarantor (with respect to the Subsidiary Guarantors, to the extent such guarantee is required by Section 4.15 hereof) shall be taken within 90 days after such Reversion Date or as soon as reasonably practicable thereafter.

Upon any occurrence giving rise to a release of a Guarantee, as specified above, the Trustee, subject to receipt of an Officer’s Certificate from the Issuer and at the Issuer’s expense, will execute such documents reasonably requested by the Issuer in order to evidence or effect such release, discharge and termination in respect of such Guarantee. None of the Issuer, the Trustee or any Guarantor will be required to make a notation on the Notes to reflect any such release, discharge or termination. The Trustee shall not be liable for any such release undertaken in reliance upon any such Officer’s Certificate.

ARTICLE 11
Satisfaction and Discharge

Section 11.01.         Satisfaction and Discharge. This Indenture with respect to the Notes shall be discharged and shall cease to be of further effect as to all Notes when either:

(a)            all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(b)            (i) all Notes not theretofore delivered to the Trustee or applicable registrar for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee (or such other entity designated by the Issuer for this purpose) as trust funds in trust solely for the benefit of the Holders of the Notes, cash in U.S. dollars, U.S. Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee or applicable registrar for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee (or such other entity designated by the Issuer for this purpose) equal to the Applicable Premium calculated as of the date of the notice of redemption, with any Applicable Premium Deficit only required to be deposited with the Trustee (or such other entity designated by the Issuer for this purpose) on or prior to the Redemption Date. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee at least one Business Day prior to the date of the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(ii)           the Issuer has paid or caused to be paid all sums payable by it under this Indenture; and

(iii)          the Issuer has delivered irrevocable instructions to the Trustee (or such other entity designated by the Issuer for this purpose) to apply the deposited money toward the payment of the Notes at maturity or the Redemption Date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied. Such Opinion of Counsel may rely on such Officer’s Certificate as to matters of fact, including clauses (b)(i), (ii) and (iii) above.

Notwithstanding the satisfaction and discharge of this Indenture, the provisions of Section 7.06 shall survive and if money shall have been deposited with the Trustee pursuant to clause (b)(i) of this Section 11.01, the provisions of Section 11.02 and Section 8.06 hereof shall survive such satisfaction and discharge.

Section 11.02.        Application of Trust Money. Subject to the provisions of Section 8.06 hereof, all money or U.S. Government Securities deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Parent Guarantor or any of its Subsidiaries acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money or U.S. Government Securities has been deposited with the Trustee; but such money or U.S. Government Securities need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or U.S. Government Securities in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof; provided that if the Issuer has made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders to receive such payment from the money or U.S. Government Securities held by the Trustee or Paying Agent.

ARTICLE 12
Miscellaneous

Section 12.01.        Notices. Any notice or communication by the Issuer, any Guarantor or the Trustee to the others is duly given if in writing in English and by publication on the website or online data system maintained in accordance with Section 4.03 (including the SEC’s EDGAR system; provided that such publication shall not constitute valid notice with respect to notices or communications by the Issuer or any Guarantor to the Trustee) or delivered in person or mailed by first-class mail (registered or certified, return receipt requested), facsimile, electronic mail or other electronic transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuer and/or any Guarantor:

Gates Corporation
1144 Fifteenth Street, Suite 1400
Denver, CO 80202
Attention: Treasurer

With a copy to (which shall not constitute notice for any purpose under this Indenture):

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Facsimile No.: (212) 455-2502
Attention:    Jonathan Ozner, Esq.

If to the Trustee, Paying Agent, and Registrar:

Laurel Casasanta
U.S. Bank Trust Company, National Association
Global Corporate Trust

CityPlace I

185 Asylum Street, 27th Floor
Hartford, Connecticut 06103
Electronic Mail: laurel.casasanta@usbank.com

The Issuer, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five calendar days after being deposited in the mail, postage prepaid, if mailed by first-class mail; when receipt is acknowledged, if faxed or sent electronically; the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery; and on the date sent to DTC if otherwise given in accordance with the procedures of DTC; provided that any notice or communication delivered to the Trustee shall be deemed effective upon actual receipt thereof.

Any notice or communication to a Holder shall be electronically delivered, mailed by first-class mail, certified or registered, return receipt requested, by overnight air courier guaranteeing next day delivery to its address shown on the Note Register kept by the Registrar or otherwise in accordance with the procedures of DTC. Failure to deliver a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed or otherwise delivered in the manner provided above within the time prescribed, such notice or communication shall be deemed duly given, whether or not the addressee receives it.

If the Issuer sends a notice or communication to Holders, they shall send a copy to the Trustee and each Agent at the same time.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event or any other communication (including any notice of redemption or repurchase) to a holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary (or its designee) pursuant to the standing instructions from the Depositary or its designee, including by electronic mail in accordance with accepted practices at the Depositary.

The Trustee agrees to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured email, facsimile transmission or other similar unsecured electronic methods; provided, however, that (a) the party providing such written instructions, subsequent to such transmission of written instructions, shall provide the originally executed instructions or directions to the Trustee in a timely manner and (b) such originally executed instructions or directions shall be signed by an authorized representative of the party providing such instructions or directions. If the party elects to give the Trustee email or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling.

The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including, without limitation, the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 12.02.        Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer or any of the Guarantors to the Trustee to take any action under this Indenture, the Issuer or such Guarantor, as the case may be, shall furnish to the Trustee:

(a)            an Officer’s Certificate in form reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.03 hereof) stating that, in the opinion of the signer, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b)            an Opinion of Counsel in form reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.03 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied; provided that no such Opinion of Counsel shall be delivered in connection with the issuance of the Initial Notes.

Section 12.03.        Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.04 hereof) shall include:

(a)            a statement that the Person making such certificate or opinion has read such covenant or condition;

(b)            a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)            a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate as to matters of fact); and

(d)            a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with; provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.

Section 12.04.        Rules by Trustee and Agents. The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 12.05.        No Personal Liability of Directors, Managers, Officers, Members, Partners, Employees and Equityholders. No past, present or future director, manager, officer, employee, incorporator, member, partner or direct or indirect equityholder of the Parent Guarantor or any Restricted Subsidiaries or of any of their direct or indirect parent companies (other than in such equityholder’s capacity as the Issuer or a Guarantor) shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees or this Indenture or any supplemental indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 12.06.        Governing Law. THIS INDENTURE, THE NOTES AND ANY GUARANTEE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS INDENTURE, THE NOTES OR ANY GUARANTEE, WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 12.07.        Waiver of Jury Trial. EACH OF THE ISSUER, THE GUARANTORS AND THE TRUSTEE (1) AGREES TO SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE OR THE NOTES AND (2) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.08.        Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility.

Section 12.09.        No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Parent Guarantor or its Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 12.10.        Successors. All agreements of the Issuer in this Indenture and the Notes shall bind its respective successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 10.06 hereof.

Section 12.11.        Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12.12.        Counterpart Originals; Electronic Signatures. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Indenture may be executed in multiple counterparts which, when taken together, shall constitute one instrument. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmissions shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. The words “execution,” “signed,” “signature,” “delivery,” and words of like import or relating to this Indenture or any document to be signed in connection with this Indenture shall be deemed to include digital signatures provided by DocuSign, Inc., Orbit, Adobe Sign in English (or such other digital signature provider or language as specified in writing to the Trustee by the Issuer and/or Parent Guarantor), deliveries or the keeping or records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means. The Issuer and Parent Guarantor agree to assume all risks arising out of the use of digital signatures and electronic methods to submit this Indenture or any document to be signed in connection with this indenture to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 12.13.        Table of Contents, Headings, etc. The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 12.14.        Trust Indenture Act. The Issuer and the Guarantors shall not be required to qualify this Indenture under the Trust Indenture Act. The Trust Indenture Act shall not apply to this Indenture prior to any such qualification, and all references herein to compliance with the Trust Indenture Act refer to such compliance following any such qualification.

Section 12.15.        USA Patriot Act. In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including, without limitation, those relating to the funding of terrorist activities and money laundering, including Section 326 of the USA PATRIOT Act of the United States (“Applicable AML Law”), the Trustee is required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with the Trustee. Accordingly, each of the parties agree to provide to the Trustee, upon its request from time to time, such identifying information and documentation as may be available for such party in order to enable the Trustee to comply with Applicable AML Law.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date first above written.

Very truly yours,

GATES CORPORATION, as the Issuer

By:	/s/ Nathan Rogers
	Name:	Nathan Rogers
	Title:	Treasurer

ATLAS HYDRAULICS LLC

By:	/s/ Nathan Rogers
	Name:	Nathan Rogers
	Title:	Treasurer

GATES ADMINISTRATION CORP.

By:	/s/ Nathan Rogers
	Name:	Nathan Rogers
	Title:	Treasurer

GATES E&S NORTH AMERICA, INC.

By:	/s/ Nathan Rogers
	Name:	Nathan Rogers
	Title:	Treasurer

GATES INDUSTRIAL HOLDCO LIMITED

By:	/s/ Nathan Rogers
	Name:	Nathan Rogers
	Title:	Director

GATES INTERNATIONAL HOLDINGS, LLC

By:	/s/ Nathan Rogers
	Name:	Nathan Rogers
	Title:	Authorized Representative

[Signature page to Indenture]

GATES INVESTMENTS, LLC

By:	/s/ Nathan Rogers
	Name:	Nathan Rogers
	Title:	Treasurer

GATES TPU, INC.

By:	/s/ Nathan Rogers
	Name:	Nathan Rogers
	Title:	Treasurer

OMAHA ACQUISITION INC.

By:	/s/ Nathan Rogers
	Name:	Nathan Rogers
	Title:	Treasurer

PHILIPS HOLDING CORPORATION

By:	/s/ Nathan Rogers
	Name:	Nathan Rogers
	Title:	Treasurer

TOMKINS BP US HOLDING CORP.

By:	/s/ Nathan Rogers
	Name:	Nathan Rogers
	Title:	Treasurer

OMAHA HOLDINGS LLC

By:	/s/ Nathan Rogers
	Name:	Nathan Rogers
	Title:	Treasurer

[Signature page to Indenture]

GATES HOLDINGS 1 LLC

By:	/s/ Nathan Rogers
	Name:	Nathan Rogers
	Title:	Treasurer

GATES GLOBAL LLC

By:	/s/ Nathan Rogers
	Name:	Nathan Rogers
	Title:	Treasurer

[Signature page to Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Laurel Casasanta
	Name:	Laurel Casasanta
	Title:	Vice President

[Signature page to Indenture]

Exhibit A
[FORM OF NOTE]
[FACE OF NOTE]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Regulation S Temporary Global Note Legend, if applicable pursuant to the provisions of the Indenture]

A-1

CUSIP    [____]1
ISIN        [____]2

[RULE 144A][REGULATION S] [GLOBAL] NOTE
representing [up to]
$[____]
6.875% Senior Notes due 2029

No. [____]	$[____]

Gates Corporation, a Delaware corporation, promises to pay to [Cede & Co.]* or registered assigns the principal sum [set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto] [of____ United States dollars] on July 1, 2029.

Interest Payment Dates:	January 1 and July 1, commencing on January 1, 2025

Record Dates:	December 15 and June 15

Additional provisions of this Note are set forth on the other side of this Note.

*             Include only if the Note is issued in global form.

1 367398 AA2 (144A); U3702M AA1 (Reg S)

2 US367398AA27 (144A); USU3702MAA19 (Reg S)

A-2

IN WITNESS HEREOF, the Issuer has caused this instrument to be duly executed.

Dated:

GATES CORPORATION, as the Issuer

By:
Name:
Title:

A-3

This is one of the Notes referred to in the within-mentioned Indenture:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

Date:

A-4

[REVERSE OF NOTE]
6.875% Senior Notes due 2029

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.             Interest. Gates Corporation, a Delaware corporation (the “Issuer”), promises to pay interest on the principal amount of this Note at a rate per annum of 6.875% from June 4, 2024 until maturity. The Issuer will pay interest on this Note semi-annually in arrears on January 1 and July 1 of each year, beginning January 1, 2025, or, if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). The Issuer will make each interest payment to the Holder of record of this Note on the immediately preceding December 15 and June 15 (whether or not a Business Day) (each, a “Record Date”). Interest on this Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including June 4, 2024. The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the rate borne by this Note; the Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the rate borne by this Note. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

2.             Method of Payment. The Issuer will pay interest on this Note to the Person who is the registered Holder of this Note at the close of business on the Record Date (whether or not a Business Day) next preceding the Interest Payment Date, even if this Note is cancelled after such Record Date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Cash payments of principal of, premium, if any, and interest on this Note will be payable at the office or agency of the Issuer maintained for such purpose pursuant to Section 4.02 of the Indenture or, at the option of the Issuer, cash payment of interest may be made through the Paying Agent by check mailed to the Holders at their respective addresses set forth in the Note Register of Holders; provided that (a) all cash payments of principal, premium, if any, and interest with respect to Notes represented by Global Notes registered in the name of or held by DTC or its nominee will be made through the Paying Agent by wire transfer of immediately available funds to the accounts specified by the registered Holder or Holders thereof and (b) all cash payments of principal, premium, if any, and interest with respect to certificated Notes may, at the option of the Issuer, be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States of America if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion). Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3.             Paying Agent, Transfer Agent and Registrar. Initially, U.S. Bank Trust Company, National Association, the Trustee under the Indenture, will act as Paying Agent, Transfer Agent and Registrar. The Issuer may change any Paying Agent, Transfer Agent or Registrar without prior notice to the Holders. The Parent Guarantor or any of its Subsidiaries may act in any such capacity.

4.             Indenture. The Issuer issued the Notes under an Indenture, dated as of June 4, 2024 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), among the Issuer, the Guarantors party thereto from time to time and the Trustee. This Note is one of a duly authorized issue of notes of the Issuer designated as their 6.875% Senior Notes due 2029. The Issuer shall be entitled to issue Additional Notes pursuant to Section 2.01 and Section 4.09 of the Indenture. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5.             Optional Redemption.

(a)            Except as set forth in clauses (b), (d) and (e) of this paragraph 5 and in Section 3.07(b), (d) and (e) of the Indenture, the Notes will not be redeemable at the Issuer’s option prior to July 1, 2026.

(b)            At any time prior to July 1, 2026, the Issuer may, at its option, at any time and from time to time, redeem the Notes, in whole or in part, upon notice in accordance with Section 3.03 of the Indenture, at a redemption price equal to the sum of (A) 100.0% of the principal amount of the Notes redeemed, plus (B) the Applicable Premium as of the Redemption Date, plus (C) accrued and unpaid interest, if any, to, but excluding, the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the Notes on the relevant Interest Payment Date falling prior to or on the Redemption Date.

(c)            At any time on and after July 1, 2026, the Issuer may, at its option, at any time and from time to time, redeem the Notes, in whole or in part, upon notice in accordance with Section 3.03 of the Indenture, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, thereon to, but excluding, the applicable Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date, if redeemed during the twelve-month period beginning on July 1 of each of the years indicated below:

Year	Redemption Price
2026	103.438%
2027	101.719%
2028 and thereafter	100.000%

(d)            At any time prior to July 1, 2026, the Issuer may, at its option, at any time and from time to time, redeem (i) an aggregate principal amount of Notes not to exceed the amount of the Net Cash Proceeds received by the Parent Guarantor from one or more Equity Offerings or a capital contribution to the Parent Guarantor made with the Net Cash Proceeds of one or more Equity Offerings, upon notice in accordance with Section 3.03 hereof, at a redemption price equal to (i) 106.875% of the aggregate principal amount of the Notes redeemed, plus (ii) accrued and unpaid interest, if any, to, but excluding, the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the Notes on the relevant Interest Payment Date falling prior to or on the Redemption Date; provided that (A) the amount redeemed shall not exceed 40% of the aggregate principal amount of the Notes issued under this Indenture (including any Additional Notes); (B) at least the lesser of (x) 50% of the aggregate principal amount of the Notes originally issued under this Indenture on the Issue Date and (y) $250.0 million aggregate principal amount of the Notes remains outstanding immediately after the occurrence of each such redemption (unless, in each case, all Notes are redeemed or repurchased or to be redeemed or repurchased substantially concurrently); and (C) each such redemption occurs within 270 days of the date of closing of the applicable Equity Offering.

(e)            Notwithstanding the foregoing, in connection with any tender offer, Change of Control Offer, Alternate Offer, Asset Sale Offer or Advance Offer for the Notes, if Holders of not less than 90% in aggregate principal amount of the then outstanding Notes validly tender and do not validly withdraw such Notes in such offer and the Issuer, or any third party making such offer in lieu of the Issuer, purchases all of the Notes validly tendered and not validly withdrawn by such Holders, the Issuer or such third party will have the right upon not less than 10 nor more than 60 days’ prior notice, given not more than 60 days following such purchase date, to redeem all Notes that remain outstanding following such purchase at a price equal to the price offered to each other Holder in such offer (which may be less than par and excluding any early tender or incentive fee in such offer) plus, to the extent not included in the offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date. In determining whether the Holders of at least 90% of the aggregate principal amount of the then outstanding Notes have validly tendered and not validly withdrawn Notes in a tender offer, Change of Control Offer, Alternate Offer, Asset Sale Offer or Advance Offer, as applicable, Notes owned by an Affiliate of the Issuer or by funds controlled or managed by any Affiliate of the Issuer, or any successor thereof, or any Debt Fund Affiliate shall be deemed to be outstanding for the purposes of such tender offer, Change of Control Offer, Alternate Offer, Asset Sale Offer or Advance Offer, as applicable. The aggregate principal amount of the Notes that may be redeemed pursuant to Section 3.07(d) of the Indenture cannot exceed the aggregate Net Cash Proceeds from the relevant Equity Offerings.

(f)            Any redemption pursuant to this paragraph 5 shall be made pursuant to the provisions of Section 3.01 through Section 3.06 of the Indenture. Notice of any redemption or offer to purchase, whether in connection with an Equity Offering, Change of Control, Alternate Offer, Asset Sale Offer, Advance Offer or other transaction or event or otherwise, may, at the Issuer’s (or, in the case of a Change of Control Offer, a third party making such Change of Control Offer) discretion, be given prior to the completion or occurrence thereof, and any such redemption, offer to purchase or notice may, at the Issuer’s (or, in the case of a Change of Control Offer, a third party making such Change of Control Offer) discretion, be subject to one or more conditions precedent (including conditions precedent applicable to different amounts of Notes redeemed), including completion or occurrence of the related Equity Offering, Change of Control, Alternate Offer, Asset Sale Offer, Advance Offer or other transaction or event, as the case may be. The Issuer may redeem Notes pursuant to one or more of the relevant provisions in this Indenture, and a single notice of redemption may be delivered with respect to redemptions made pursuant to different provisions. Any such notice may provide that redemptions made pursuant to different provisions may have different Redemption Dates or may specify the order in which redemptions taking place on the same Redemption Date are deemed to occur. In addition, if such redemption or offer to purchase is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuer’s (or, in the case of a Change of Control Offer, a third party making such Change of Control Offer) discretion, the redemption or repurchase date may be delayed until such time (including more than 60 days after the date the notice of redemption or offer to purchase was sent) as any or all such conditions shall be satisfied (or waived by the Issuer (or, in the case of a Change of Control Offer, a third party making such Change of Control Offer) in its sole discretion), or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Issuer (or, in the case of a Change of Control Offer, a third party making such Change of Control Offer) in its sole discretion) by the redemption or purchase date, or by the redemption or purchase date so delayed, or that such notice or offer may be rescinded at any time in the Issuer’s (or, in the case of a Change of Control Offer, a third party making such Change of Control Offer) sole discretion. For the avoidance of doubt, if any redemption or repurchase date shall be delayed pursuant to Section 3.07 of the Indenture and the terms of the applicable notice of redemption or repurchase, such redemption or repurchase date as so delayed may occur at any time after the original redemption or repurchase date set forth in the applicable notice of redemption or repurchase and after the satisfaction of any applicable conditions precedent, including, without limitation, on a date that is less than 10 days after the original redemption or repurchase date or the redemption or repurchase date so delayed and more than 60 days after the date of the applicable notice of redemption or repurchase. In addition, the Issuer may provide in such notice or offer to purchase that payment of the redemption or purchase price and performance of the Issuer’s obligations with respect to such redemption or offer to purchase may be performed by another Person.

(g)            The Issuer, the Parent Guarantor, its direct and indirect equityholders, including the Investors, any of its Subsidiaries and their respective Affiliates and members of management may acquire the Notes by means other than a redemption pursuant to this paragraph 5, whether by tender offer, open market purchases, negotiated transactions or otherwise.

6.             Mandatory Redemption. The Issuer shall not be required to make any mandatory redemption or sinking fund payment with respect to the Notes.

7.             Notice of Redemption. Subject to Section 3.03 of the Indenture, notice of redemption shall be delivered electronically or mailed by first-class mail, postage prepaid, at least 10 days (except as set forth in Section 3.07(f) of the Indenture) but not more than 60 days before the Redemption Date to each Holder whose Notes are to be redeemed at such Holder’s registered address stated in the Note Register or otherwise in accordance with the Applicable Procedures, except that redemption notices may be delivered electronically or mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with Article 8 or Article 11 of the Indenture. Notes and portions of Notes selected for redemption shall be in integral multiples of $1,000 and no Notes of $2,000 or less can be redeemed in part, except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder shall be redeemed, even if not in a principal amount of at least $2,000. On and after the Redemption Date, unless the Issuer defaults in the payment of the redemption price, interest ceases to accrue on this Note or portions thereof called for redemption.

8.             Offers to Repurchase. Upon the occurrence of a Change of Control Triggering Event, unless the Issuer has previously or concurrently sent a redemption notice with respect to all the outstanding Notes as described under Section 3.07 of the Indenture, the Issuer shall make a Change of Control Offer in accordance with Section 4.14 of the Indenture. In connection with certain Asset Sales, the Issuer shall make an Asset Sale Offer or an Advance Offer, as the case may be, as and when provided in accordance with Section 3.08 and Section 4.10 of the Indenture.

Other than as specifically provided in Section 3.08 or Section 4.10 of the Indenture, any purchase pursuant to Section 3.08 of the Indenture shall be made pursuant to the applicable provisions of Section 3.01 through Section 3.06 of the Indenture, and references therein or herein to “redeem,” “redemption,” “Redemption Date” and similar words shall be deemed to refer to “purchase,” “repurchase,” “Purchase Date” and similar words, as applicable.

9.             Denominations, Transfer, Exchange. The Notes are in registered form without coupons in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof. The transfer of Notes shall be registered and Notes may only be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer and the Transfer Agent need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part; provided that new Notes will only be issued in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof. Also, the Issuer and the Transfer Agent need not exchange or register the transfer of any Notes for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed.

10.           Persons Deemed Owners. The registered Holder of a Note shall be treated as its owner for all purposes. Only registered Holders shall have rights hereunder.

11.            Amendment, Supplement and Waiver. The Indenture, the Guarantees or the Notes may be amended or supplemented as provided in the Indenture.

12.           Defaults and Remedies.

(a)            The Events of Default relating to the Notes are defined in Section 6.01(a) of the Indenture. If any Event of Default (other than an Event of Default of the type specified in clause (vi) or (vii) of Section 6.01(a) of the Indenture) occurs and is continuing under the Indenture, the Trustee or the Holders of not less than 30% in aggregate principal amount of all of the then outstanding Notes may, by notice to the Issuer and the Trustee, in either case specifying in such notice the respective Event of Default and that such notice is a “notice of acceleration,” declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately. Upon the effectiveness of such declaration, such principal of and premium, if any, and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (vi) or (vii) of Section 6.01(a) of the Indenture, all outstanding Notes will become due and payable without further action or notice. Holders may not enforce the Indenture, the Notes or the Guarantees except as provided in the Indenture. Subject to certain limitations, the Required Holders may direct the Trustee in its exercise of any trust or power.

(b)           The Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. In addition, subject to Section 6.05 of the Indenture, the Trustee will have no obligation to accelerate the Notes if in the judgment of the Trustee acceleration is not in the interests of the Holders of all of the Notes.

(c)            The Required Holders, by written notice to the Trustee (with a copy to the Issuer, provided that any waiver or rescission under Section 6.04 of the Indenture shall be valid and binding notwithstanding the failure to provide a copy of such notice to the Issuer) may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under the Indenture (including in connection with an Asset Sale Offer, an Advance Offer, a Change of Control Offer or an Alternate Offer) and rescind any acceleration with respect to the Notes and its consequences under the Indenture (except if such rescission would conflict with any judgment of a court of competent jurisdiction and except a continuing Default in the payment of interest on, premium, if any, or the principal of, any Note held by a non-consenting Holder). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of the Indenture, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereto.

(d)            The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer shall promptly (which shall be no more than 20 Business Days after becoming aware of such Default) deliver to the Trustee by registered or certified mail or by facsimile transmission an Officer’s Certificate specifying such Default, its status and what action the Issuer is taking or proposes to take with respect thereto.

13.           Guarantees. The Issuer’s obligations under the Notes are fully and unconditionally guaranteed, jointly and severally, by the Guarantors.

14.            Authentication. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

15.           Governing Law. THIS NOTE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS NOTE, WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

16.           CUSIP Numbers and ISINs. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers and ISINs to be printed on the Notes and the Trustee may use CUSIP numbers and ISINs in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Issuer at the following address:

Gates Corporation

1144 Fifteenth Street, Suite 1400

Denver, CO 80202

Attention: Treasurer

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or Section 4.14 of the Indenture, check the appropriate box below:

☐ Section 4.10                                                ☐ Section 4.14

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$________________

Date: ____________________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $___________. The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Custodian

*            This schedule should be included only if the Note is issued in global form.

Exhibit B
[FORM OF CERTIFICATE OF TRANSFER]

Gates Corporation

1144 Fifteenth Street, Suite 1400

Denver, CO 80202

Attention: Treasurer

Laurel Casasanta
U.S. Bank Trust Company, National Association
Global Corporate Trust

CityPlace I

185 Asylum Street, 27th Floor
Hartford, Connecticut 06103
Electronic Mail: laurel.casasanta@usbank.com

Re: 6.875% Senior Notes due 2029

Reference is hereby made to the Indenture, dated as of June 4, 2024 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), among Gates Corporation, a Delaware corporation (the “Issuer”), the Guarantors named therein and U.S. Bank Trust Company, National Association, a national banking association, as Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

____________________ (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $_______________ in such Note[s] or interests (the “Transfer”), to (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.             ☐ CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT 144A GLOBAL NOTE OR RELEVANT DEFINITIVE NOTE PURSUANT TO RULE 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States.

2.             ☐ CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT REGULATION S GLOBAL NOTE OR RELEVANT DEFINITIVE NOTE PURSUANT TO REGULATION S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the applicable Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Indenture and the Securities Act.

3.             ☐ CHECK AND COMPLETE IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT DEFINITIVE NOTE PURSUANT TO ANY PROVISION OF THE SECURITIES ACT OTHER THAN RULE 144A OR REGULATION S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a)           ☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act; or

(b)           ☐ such Transfer is being effected to the Parent Guarantor or a subsidiary or direct or indirect parent company thereof; or

(c)           ☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act.

4.             ☐ CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OR OF AN UNRESTRICTED DEFINITIVE NOTE.

(a)           ☐ CHECK IF TRANSFER IS PURSUANT TO RULE 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b)           ☐ CHECK IF TRANSFER IS PURSUANT TO REGULATION S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c)           ☐ CHECK IF TRANSFER IS PURSUANT TO OTHER EXEMPTION. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: ___________

ANNEX A TO CERTIFICATE OF TRANSFER

1.             The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)           [ ] a beneficial interest in the:

(i)            [ ] 144A Global Note (CUSIP: 367398 AA2; ISIN: US367398AA27), or

(ii)           [ ] Regulation S Global Note (CUSIP: U3702M AA1; ISIN: USU3702MAA19), or

(b)           [ ] a Restricted Definitive Note.

2.             After the Transfer the Transferee will hold:

[CHECK ONE]

(a)           [ ] a beneficial interest in the:

(i)            [ ] 144A Global Note (CUSIP: 367398 AA2; ISIN: US367398AA27), or

(ii)           [ ] Regulation S Global Note (CUSIP: CUSIP: U3702M AA1; ISIN: USU3702MAA19), or

(iii)          [ ] Unrestricted Global Note (CUSIP: [___]; ISIN: [___]), or

(b)            [ ] a Restricted Definitive Note; or

(c)            [ ] a Unrestricted Definitive Note, in accordance with the terms of the Indenture.

Exhibit C
[FORM OF CERTIFICATE OF EXCHANGE]

[ ]

Laurel Casasanta
U.S. Bank Trust Company, National Association
Global Corporate Trust,

CityPlace I

185 Asylum Street, 27th Floor
Hartford, Connecticut 06103
Electronic Mail: laurel.casasanta@usbank.com

Re: 6.875% Senior Notes due 2029

Reference is hereby made to the Indenture, dated as of June 4, 2024 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), among Gates Corporation, a Delaware corporation (the “Issuer”), the Guarantors named therein and U.S. Bank Trust Company, National Association, a national banking association, as Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

________________ (the “Owner”) owns and proposes to exchange Note[s] or an interest in such Note[s], in the principal amount of $__________in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1.             EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN A RESTRICTED GLOBAL NOTE FOR UNRESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN AN UNRESTRICTED GLOBAL NOTE

(a)           ☐ CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b)           ☐ CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c)           ☐ CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d)          ☐ CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2.             EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES FOR RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES

(a)           ☐ CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO RESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b)          ☐ CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] [ ] 144A Global Note [ ] Regulation S Global Note in each case, with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: __________

Exhibit D
[FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

[______] Supplemental Indenture (this “Supplemental Indenture”), dated as of ______________, among ________________________ (the “Guaranteeing Subsidiary”), a subsidiary of Gates Industrial Holdco Limited, a U.K. limited liability company (the “Parent Guarantor”), Gates Corporation, a Delaware corporation (the “Issuer”), and U.S. Bank Trust Company, National Association, a national banking association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer and the Guarantors have heretofore executed and delivered to the Trustee an Indenture (the “Indenture”), dated as of June 4, 2024, providing for the issuance of $500,000,000 aggregate principal amount of 6.875% Senior Notes due 2029 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

(1)            Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2)            Agreement to Guarantee. The Guaranteeing Subsidiary acknowledges that it has received and reviewed a copy of the Indenture and all other documents it deems necessary to review in order to enter into this Supplemental Indenture, and acknowledges and agrees to (i) join and become a party to the Indenture as indicated by its signature below; (ii) be bound by the Indenture, as of the date hereof, as if made by, and with respect to, each signatory hereto; and (iii) perform all obligations and duties required of a Guarantor pursuant to the Indenture. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Indenture, including, but not limited to, Article 10 thereof.

(3)            Execution and Delivery. The Guaranteeing Subsidiary agrees that the Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

(4)            No Recourse against Others. No past, present or future director, manager, officer, employee, incorporator, member, partner or direct or indirect equityholder of the Issuer or the Guaranteeing Subsidiary shall have any liability for any obligations of the Issuer or the Guarantors (including the Guaranteeing Subsidiary) under the Notes, any Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(5)            Governing Law. THIS SUPPLEMENTAL INDENTURE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE, WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(6)            Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Supplemental Indenture may be executed in multiple counterparts which, when taken together, shall constitute one instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmissions shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

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(7)            Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(8)            The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary.

(9)            Benefits Acknowledged. The Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions set forth in the Indenture. The Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.

(10)          Successors. All agreements of the Guaranteeing Subsidiary in this Supplemental Indenture shall bind its successors, except as otherwise provided in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

(11)          Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder shall be bound hereby.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

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